Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

RG BECK AZ, Inc.

as Seller,

and

SAFARILAND, LLC

as Buyer,

and

CADRE HOLDINGS, Inc.

as Parent

Dated as of October 28, 2025

Table of Contents

Page

ARTICLE 1 SALE AND PURCHASE OF THE PURCHASED EQUITY		1
1.1	Sale and Purchase of the Purchased Equity	1
1.2	Purchase Price	1

ARTICLE 2 CLOSING; CLOSING DELIVERABLES		2
2.1	Closing	2
2.2	Closing Actions and Deliveries	2
2.3	Purchase Price Determination	3
2.4	Payment of Equity Consideration	7
2.5	Intended Tax Treatment and Purchase Price Allocation	10
2.6	Withholding	10
2.7	Payment of Earn-Out	10
2.8	Gross-Up Payment	15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES RELATING TO SELLER		16
3.1	Organization	16
3.2	Authorization of Agreement	16
3.3	Title	17
3.4	Conflicts; Consents of Third Parties	17
3.5	Litigation	18
3.6	Financial Advisors	18
3.7	Seller Contracts	18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY GROUP		18
4.1	Organization and Good Standing	18
4.2	Authorization of Agreement	18
4.3	Conflicts; Consents of Third Parties	19
4.4	Capitalization	19
4.5	Subsidiaries; Investments	20
4.6	Financial Statements	20
4.7	No Undisclosed Liabilities	21
4.8	Taxes	21
4.9	Real Property	24
4.10	Title to Assets Other Than Real Property Interests	25
4.11	Intellectual Property	25
4.12	Company Contracts	28
4.13	Employee Benefits Plans	33
4.14	Labor and Employment	36
4.15	Litigation	38
4.16	Compliance with Laws; Permits	38
4.17	Environmental Matters	39
4.18	Financial Advisors	39
4.19	Affiliate Transactions	40
4.20	Insurance Policies	40
4.21	Inventory	40
4.22	Customers and Suppliers	41

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4.23	Trade and Anti-Corruption	41
4.24	Privacy and Cybersecurity	42
4.25	Conflict Minerals	43
4.26	Products; Product Liability	44
4.27	Directors and Officers of the Company Group	44
4.28	Banking Relationships	44
4.29	Absence of Certain Developments	44
4.30	Disclaimers of Other Representations and Warranties	46

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER AND PARENT		46
5.1	Organization and Good Standing	46
5.2	Authorization of Agreement	47
5.3	Conflicts; Consents of Third Parties	47
5.4	Litigation	47
5.5	Investment Intention	47
5.6	Financial Advisors	48
5.7	Solvency.	48
5.8	Equity Consideration	48
5.9	Parent SEC Reports	48
5.10	Shell Company Status	49
5.11	Access and Investigation; Condition of the Business, No Other Representations; Non-Reliance	49
5.12	Registration Eligibility	49

ARTICLE 6 COVENANTS		49
6.1	Access to Information	49
6.2	Conduct of the Business Pending the Closing	50
6.3	Regulatory Approvals	52
6.4	Further Assurances	53
6.5	Confidentiality	53
6.6	Restrictive Covenants	54
6.7	Comprehensive Waiver and Release	55
6.8	R&W Insurance Policy	55
6.9	Preservation of Records	56
6.10	Publicity	56
6.11	Employees	56
6.12	Tax Matters	58
6.13	Acquisition Proposals	60
6.14	Termination of Contracts	60
6.15	Lender Release Letters	60
6.16	Operation of the Business Post-Closing	61
6.17	Covenant to Convert RGB AZ Sub	61
6.18	NYSE Listing	61
6.19	Rule 144 Compliance	61
6.20	Resale Registration	61

ARTICLE 7 CONDITIONS TO CLOSING		62
7.1	Conditions Precedent to Obligations of Buyer	62
7.2	Conditions Precedent to Obligations of Seller	63
7.3	Frustration of Closing Conditions	63

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ARTICLE 8 TERMINATION		63
8.1	Termination of Agreement	63
8.2	Procedure Upon Termination	65
8.3	Liquidated Damages	65

ARTICLE 9 MISCELLANEOUS		66
9.1	Buyer’s Right to Specific Performance; Waiver of Seller Equitable Relief	66
9.2	Expenses	66
9.3	Governing Law	67
9.4	Jurisdiction; Consent to Service of Process	67
9.5	Waiver of Jury Trial	67
9.6	Entire Agreement	68
9.7	Amendments and Waivers	68
9.8	Notices	68
9.9	Severability	69
9.10	Binding Effect; Third-Party Beneficiaries; Assignment	69
9.11	Counterparts	69
9.12	Non-Recourse	69
9.13	Provision With Respect to Legal Representation	70
9.14	Schedules	70
9.15	Limited Role of Parent	71

ARTICLE 10 DEFINITIONS		71
10.1	Definitions	71
10.2	Other Definitional and Interpretive Matters	90
10.3	Joint Drafting	91

EXHIBITS

Exhibit A:	Components of Net Working Capital
Exhibit B:	Sample Calculation of Net Working Capital
Exhibit C:	R&W Insurance Policy
Exhibit D:	Investor Questionnaire
Exhibit E:	Form RSU Award Agreement
Exhibit F-1:	Jason Beck Employment Agreement
Exhibit F-2:	Jane Beck Employment Agreement

ANNEXES

Annex I:	Required Governmental Approvals

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and dated as of October 28, 2025 (the “Effective Date”), by and among (i) RG Beck AZ, Inc., an Arizona corporation (“Seller”), (ii) Safariland, LLC, a Delaware limited liability company (“Buyer”), and (iii) Cadre Holdings, Inc., a Delaware corporation and sole owner of the Buyer (“Parent”). Seller, Buyer, and Parent are each individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

Seller is the record and beneficial owner of all of the issued and outstanding equity / transferrable ownership interests (the “Equity Interests”) of each of (1) TYR Tactical, LLC, an Arizona limited liability company (“TYR”), (2) Dominus, LLC, an Arizona limited liability company (“Dominus”), and (3) RG Beck AZ Sub, Inc., an Arizona corporation (“RGB AZ Sub,” together with TYR and Dominus, the “Purchased Companies”).

RGB AZ Sub owns 100% of the equity interests of TYR Tactical Canada ULC (“TYR Canada”), and Dominus owns 100% of the equity interests of TYR Tactical A/S (“TYR Denmark”, together with the Purchased Companies and TYR Canada, the “Company Group” and each a “Company Group Member”).

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to the issued and outstanding Equity Interests of the Purchased Companies (collectively, the “Purchased Equity”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article 1
SALE AND PURCHASE OF THE PURCHASED EQUITY

1.1           Sale and Purchase of the Purchased Equity. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase and accept from Seller, the Purchased Equity, free and clear of all Liens. For the avoidance of doubt, the Purchased Equity and the Company Group do not include, and Buyer is not acquiring (directly or indirectly), any equity interests in, or any assets, properties, businesses or liabilities of, the following subsidiaries of Seller: Kriger, LLC, an Arizona limited liability company (“Kriger”), Huron Clothing, LLC, an Arizona limited liability company (“Huron”), Revere K9, LLC, an Arizona limited liability company (“Revere”), and RG Beck IC-DISC, Inc., a Nevada corporation (“RGB IC-DISC”, and together with Kriger, Huron and Revere, collectively, the “Excluded Subsidiaries”), or any other subsidiary, Affiliate, division or business of Seller other than the Purchased Companies and their respective Company Group Members. Buyer shall have no obligation or liability with respect to the Excluded Subsidiaries or any assets, properties, businesses or liabilities thereof.

1.2           Purchase Price. Subject to the adjustment set forth in Section 2.3 and Section 2.7, the aggregate consideration to be paid by Buyer for the Purchased Equity shall be an amount equal to (collectively, the “Purchase Price”) (i) (A) One Hundred Thirty Million ($130,000,000.00) Dollars in cash (the “Cash Consideration”), and (B) Fifteen Million ($15,000,000.00) Dollars in the form of Parent Common Stock (the “Equity Consideration”) and RSUs, and, as applicable, Parent Common Stock as more fully described in Section 2.4, minus (ii) the aggregate amount of Closing Indebtedness, plus (iii) the aggregate amount of Closing Cash, plus (iv) the amount, if any, by which Closing Net Working Capital exceeds the Target Net Working Capital, minus (v) the amount, if any, by which Closing Net Working Capital is less than the Target Net Working Capital, minus (vi) the Transaction Expenses. For the avoidance of doubt, (x) the adjustment procedures set forth in Section 2.3 shall apply solely to the Cash Consideration component of the Purchase Price, and (y) any contingent Earn-Out Consideration (as defined in Section 2.7(a)) shall be not included in, and is in addition to in all respects, the Purchase Price as more particularly set forth in Section 2.7. The Purchase Price shall be paid as provided in Section 2.2, Section 2.3, and Section 2.4.

Article 2
CLOSING; CLOSING DELIVERABLES

2.1           Closing. The consummation of the purchase and sale of the Purchased Equity and the other transactions contemplated herein (the “Transaction”) will take place on the later of: (i) January 5, 2026; (ii) the date that is the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); or (iii) such other date mutually agreeable to the Parties in writing (the “Closing Date”), by exchange of electronic signatures (the “Closing”). The Closing shall be deemed effective at 12:01 a.m. Eastern Time on the Closing Date.

2.2           Closing Actions and Deliveries. Subject to the terms and conditions set forth in this Agreement, the Parties shall take the following actions or make the following deliveries on the Closing Date:

(a)           Buyer shall pay or cause to be paid to Seller by wire transfer of immediately available funds to the account designated in writing by Seller an aggregate amount in cash equal to the Estimated Cash Consideration.

(b)           Parent shall issue to Seller (or its designated Affiliate(s) as provided in Section 2.4) the Equity Consideration, by instructing its transfer agent to create one or more book-entry account(s) for Seller (or its designated Affiliate(s) as provided in Section 2.4) and to credit such account(s) with the number of shares of Parent Common Stock equal to the Equity Consideration as calculated in accordance with Section 2.4, free and clear of all Liens (other than restrictions under applicable federal and state securities Laws or as otherwise set forth in this Agreement), and shall cause delivery of evidence of such book-entry issuance to Seller.

(c)           Buyer shall repay, or cause to be repaid, on behalf of the Company Group, all amounts necessary to fully discharge the then outstanding balance of the Payoff Indebtedness, by wire transfer of immediately available funds to the account(s) designated in the Lender Release Letters.

(d)           Buyer shall pay, or fund to Seller to pay, by wire transfer of immediately available funds, the Estimated Transaction Expenses to the applicable recipients thereof as set forth on the Estimated Closing Statement.

(e)           Buyer shall have entered into the Employment Agreements, duly executed by each of the respective parties.

(f)            Buyer and Seller shall have received evidence, in form and substance reasonably satisfactory to Buyer, that all Required Governmental Approvals (other than the expiration or termination of the waiting period under the HSR Act and any other Competition and National Security Laws, which are addressed in clause (g)) have been obtained and remain in full force and effect.

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(g)           Buyer and Seller shall each have received evidence reasonably satisfactory to such Party that all waiting periods (including any extensions thereof), pre-merger notifications, and mandatory review periods applicable to the Transaction with respect to Required Governmental Approvals under the HSR Act and any other applicable Competition and National Security Laws (including foreign or non-U.S. jurisdictions) shall have expired, been terminated, or been waived, and that no Governmental Body has initiated or threatened in writing any Proceeding seeking to enjoin, restrain, or impose any condition on the consummation of the Transaction.

(h)           Buyer shall have received certificates, dated the Closing Date, signed by the Secretary or any Assistant Secretary of the Seller, attesting to: (A) the completion of all necessary corporate action by Seller to execute and deliver this Agreement, the other Seller Documents and to consummate the Transaction, and including copies of Seller’s Governing Documents and all resolutions required in connection with this Agreement or any other Seller Documents and (B) the good standing (or similar) certificates of Seller with respect to such entity’s jurisdiction of organization.

(i)            Buyer shall have received a properly completed and executed IRS Form W-9 of Seller certifying no backup withholding is required.

(j)            Buyer shall have received executed resignations, in form and substance reasonably satisfactory to Buyer, of each manager, director and executive officer of each Company Group Member, which will be effective subject to and upon the Closing, except for such Persons as will have been designated in writing prior to the Closing by Buyer to the Seller.

(k)           Seller shall have delivered, or have caused to be delivered, to Buyer a DVD or other digital record containing a copy of the information and documents set forth in the VDR.

(l)            Seller shall deliver to the Buyer duly executed copies of termination agreements (or similar agreements) with respect to each Contract set forth in Section 6.14 of the Disclosure Schedule, in each case, in form and substance reasonably satisfactory to the Buyer, evidencing that such Contracts have been terminated in full and without any further liability or obligation of any kind, whether absolute, accrued, contingent or otherwise, on the part of the Buyer or any of the Company Group Members.

(m)          Seller shall deliver to the Buyer a duly executed Inducement Agreement, in form and substance reasonably satisfactory to the Buyer.

(n)           Seller shall cause Jason Beck and Jane Beck to execute their respective Employment Agreements and shall deliver to Buyer counterparts duly executed by each such individual.

(o)           Buyer and Seller shall make such other deliveries as are required by Article 7.

2.3           Purchase Price Determination.

(a)           Estimated Closing Statement. Not less than three (3) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith calculation of the Estimated Cash Consideration and reasonably detailed calculations demonstrating each component thereof, including the Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital, and Estimated Transaction Expenses. The Estimated Closing Statement shall be prepared based upon the books and records of the Company Group in accordance with the definitions as provided in this Agreement and the Accounting Methodology. The Estimated Closing Statement, which respect to which Seller will consider and incorporate the Buyer’s reasonable comments thereto, shall be binding on the Parties for purposes of this Section 2.3(a) and for purposes of determining the Estimated Cash Consideration. The Estimated Net Working Capital, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Cash shall have been determined in accordance with the Accounting Methodology and the sample Net Working Capital calculation set forth on Exhibit B attached hereto and the Lender Release Letters, as applicable.

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(b)           Post-Closing Date Purchase Price Adjustments. As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of the Purchase Price and reasonably detailed calculations demonstrating each component thereof, including the aggregate amount of Closing Cash, Closing Indebtedness, Closing Net Working Capital, and Transaction Expenses. For the avoidance of doubt, the post-Closing adjustment under this Section 2.3(b) shall apply only to the Cash Consideration and shall not affect any Equity Consideration or Earn-Out Consideration. The Closing Statement shall (x) be prepared based upon the books and records of the Company Group in accordance with the definitions as provided in this Agreement, the Accounting Methodology, and the sample Net Working Capital calculation as set forth in Exhibit B attached hereto, and (y) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The post-Closing adjustment to the Purchase Price as set forth in this Section 2.3(b) is not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Accounting Methodology or the accounts used and included in determining the amount of the Target Net Working Capital. In the event Buyer fails to timely deliver to Seller the Closing Statement contemplated by this Section 2.3(b), Seller may (i) deem the amounts set forth in the Estimated Closing Statement final, in which case the Estimated Closing Statement shall be deemed the Final Closing Statement, the Estimated Cash Consideration plus the Equity Consideration shall be deemed the Final Purchase Price, and there shall be no payments pursuant to Section 2.3(d) or (ii) Seller may, during the sixty (60) day period thereafter (the “Seller Preparation Period”) prepare and deliver to Buyer the Closing Statement and the procedures in this Section 2.3 following such delivery shall apply mutatis mutandis. During any Seller Preparation Period, Buyer shall provide, and shall cause the Company Group, and direct their accountants, to provide to Seller and its accounting and other representatives, as well as their respective officers, employees, affiliates and other agents with reasonable access to the offices, properties, senior personnel, books and records, business, financial, tax, compensation and any other data and information concerning the Company Group and the Business that Seller reasonably deems necessary or advisable in order for Seller to prepare the Closing Statement pursuant to this Section 2.3(b).

(c)            Dispute Resolution Procedures.

(i)            If Seller disagrees with Buyer’s calculation of the Purchase Price or any component thereof, including the calculation of the aggregate amount of Closing Cash, Closing Indebtedness, Closing Net Working Capital, or Transaction Expenses as set forth in the Closing Statement delivered pursuant to Section 2.3(b), Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Buyer providing reasonable detail of the reasons for such disagreement and setting forth Seller’s calculation of the items and amounts in dispute (the “Dispute Notice”). Any such Dispute Notice shall specify all items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts, and the calculation thereof, set forth in the Closing Statement. If the Seller fails to deliver a Dispute Notice within such thirty (30) day period, Buyer’s calculation of the Closing Cash, Closing Indebtedness, Closing Net Working Capital, or Transaction Expenses and the Buyer’s calculation of the Purchase Price will be deemed accepted by Seller and will be final, binding and conclusive on the Parties.

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(ii)           If a Dispute Notice shall be properly delivered pursuant to Section 2.3(c)(i), Seller and Buyer shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach written agreement on the disputed items. The matters set forth in any written resolution executed by Seller and Buyer shall be final and binding on the Parties on the date of such written resolution. If Seller and Buyer are unable to reach such agreement during such fifteen (15) day period, they shall promptly (and in any event, within thirty (30) days) thereafter submit any matters in dispute to an independent nationally certified public accounting firm for resolution. If Seller and Buyer are unable to resolve all disputed items within such period, then the Parties shall jointly engage BDO (or, if such firm is unable or unwilling to serve, a nationally recognized independent accounting firm mutually agreed upon in writing by Buyer and Seller, excluding any firm that has a material relationship with Buyer, Seller, or any Company Group Member(s) within the preceding two (2) years (the “Accounting Firm”)). If Buyer and Seller are unable to agree on the Accounting Firm, then the Parties shall request that the American Arbitration Association select the Accounting Firm that meets the preceding criteria and the fees of the American Arbitration Association shall be borne equally by Buyer and Seller.

(iii)          The Accounting Firm shall make its determination with respect to the computation of the Purchase Price, including each of the components thereof, to the extent such amounts are in dispute. Buyer and Seller shall cooperate with the Accounting Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Purchase Price, including each of the components thereof, as soon as practicable. The Accounting Firm shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Purchase Price, including each of the components thereof, that are identified as being items and amounts to which Buyer and Seller have been unable to agree. No Party may have any ex parte communications (whether oral, written, electronic, or otherwise) with the Accounting Firm in connection with the resolution of a Dispute Notice. All communications, submissions, and presentations (including any written materials, analyses, or responses to requests from the Accounting Firm) by either Party to the Accounting Firm must be simultaneously provided to the other Party or, if oral, conducted in the joint presence (or with concurrent real-time access, including by video conference or teleconference) of both Parties. The Accounting Firm shall be instructed to disregard any communication that does not comply with the foregoing. No Party shall initiate any oral communication with the Accounting Firm regarding the Dispute Notice unless both Parties are given prior notice and a reasonable opportunity to participate. In resolving any disputed item, the Accounting Firm shall act as an expert, not as an arbitrator, and shall make its determination solely based on the written materials and presentations submitted by Buyer and Seller, without conducting any independent review, and based only on the definitions and terms set forth in this Agreement. The Accounting Firm shall consider only those items identified by the parties as being in dispute and shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accounting Firm’s determination of the Purchase Price, including each of the components thereof, shall be final, conclusive, and binding on the Parties and shall not be subject to appeal or further review, except in the case of fraud or manifest error.

(iv)          The costs and expenses of the Accounting Firm in determining the Purchase Price in connection with a dispute pursuant to this Section 2.3(c), including each of the components thereof, shall be borne by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Buyer claims the Purchase Price is one thousand dollars ($1,000) less than the amount determined by Seller, and Seller contests only five hundred dollars ($500) of the amount claimed by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding Buyer three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to Buyer. Prior to the Accounting Firm’s determination of the Purchase Price pursuant to this Section 2.3(c), (A) Buyer, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Accounting Firm and (B) during the engagement of the Accounting Firm, the Accounting Firm will bill fifty percent (50%) of the total charges to each of Buyer, on the one hand, and Seller, on the other hand. In connection with the Accounting Firm’s determination of the Purchase Price pursuant to this Section 2.3(c), the Accounting Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.3(c)(iv), and taking into account all fees and expenses already paid by each of Buyer, on the one hand, and Seller, on the other hand, as of the date of such determination, the allocation of its fees and expenses between Buyer and Seller (for the avoidance of doubt, in accordance with this Section 2.3(c)(iv)), which such determination shall be conclusive and binding upon the Parties.

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(v)           The Closing Statement (and each of the components thereof) shall become final and binding on the Parties (A) on the date Seller unilaterally elects for the amounts set forth in the Estimated Closing Statement to be deemed final and binding pursuant to Section 2.3(b) if Buyer has not timely delivered the Closing Statement, (B) on the thirty-first (31st) day following the delivery of the Closing Statement if a Dispute Notice has not been delivered to Buyer by Seller, (C) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 2.3(c)(ii), on the date such resolution is executed, if all outstanding matters are resolved through such resolution, and/or (D) with such changes as are necessary to reflect the Accounting Firm’s resolution of the matters in dispute (together with any changes necessary to reflect matters previously resolved pursuant to any written resolution executed pursuant to this Agreement and any matters not disputed pursuant to a Dispute Notice), on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 2.3(c)(ii) (the Closing Statement in such form, the “Final Closing Statement,” and the Purchase Price set forth in the Final Closing Statement, the “Final Purchase Price”). For the avoidance of doubt, the adjustments and dispute resolution procedures in this Section 2.3(c) shall apply solely to the determination of the Cash Consideration and shall not apply to any adjustments or disputes relating to the Equity Consideration or the Earn-Out Consideration.

(d)           Final Payment. Upon finalization of the Final Closing Statement as provided in Section 2.3(c):

(i)            If the Final Purchase Price equals or exceeds the Estimated Cash Consideration plus the Equity Consideration, as promptly as practicable, but in no event later than five (5) Business Days following the determination of the Final Purchase Price as provided in Section 2.3(b) or Section 2.3(c), Buyer shall pay or cause to be paid to Seller by wire transfer of immediately available funds to the account(s) designated in writing by Seller an additional amount of cash equal to (I) the Final Purchase Price less (II) the Estimated Cash Consideration plus the Equity Consideration.

(ii)            If the Estimated Cash Consideration plus the Equity Consideration exceeds the Final Purchase Price, as promptly as practicable, but in no event later than five (5) Business Days following the determination of the Final Purchase Price as provided in Section 2.3(b) or Section 2.3(c), Seller shall pay or cause to be paid to Buyer by wire transfer of immediately available funds to the account designated in writing by Buyer the amount by which the Estimated Cash Consideration plus the Equity Consideration exceeds the Final Purchase Price.

(e)            For the avoidance of doubt, no Affiliate of Seller or any of Seller’s or its Affiliate’s respective directors, managers, officers, employees, advisors, consultants, agents or representatives shall have any liability or obligation under this Section 2.3 or otherwise for any amount by which the Estimated Cash Consideration plus the Equity Consideration exceeds the Final Purchase Price, except as expressly set forth in Section 2.3(d). Notwithstanding the foregoing or anything else to the contrary in this Agreement, if Seller fails to timely pay any amounts due to Buyer pursuant to Section 2.3(d)(ii), Buyer shall have the right (but not the obligation), in its sole discretion and without prejudice to any other rights or remedies available to it, to offset any such unpaid amounts, on a dollar-for-dollar basis, against any amounts that are then or thereafter actually payable by Buyer to Seller in respect of the Earn-Out Consideration pursuant to Section 2.7, but solely to the extent such Earn-Out Consideration is otherwise payable in accordance with the terms of this Agreement.

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(f)            The Parties shall, and shall cause their respective representatives to, cooperate in good faith and make available to one another and their respective employees and representatives and, if applicable, the Accounting Firm, to the extent necessary, during normal business hours and with reasonable advance written notice, such books, Contracts, records, work papers and appropriate personnel and other information (including work papers, and outside advisors) as any of the foregoing may reasonably request in writing, in each case, solely to the extent necessary to prepare and review the Closing Statement (including the calculation of Closing Cash, Closing Indebtedness, Closing Net Working Capital, and Transaction Expenses), and to resolve any matters in dispute pursuant to this Section 2.3. Without limiting the foregoing, Buyer shall cause the Company Group to provide reasonable access to Seller and its representatives to such information as is reasonably necessary for the limited purpose of reviewing the Closing Statement and participating in the dispute resolution procedures set forth in this Section 2.3. Buyer and Seller each acknowledge and waive any actual or potential conflict of Employees assisting Seller and Buyer as described in this Section 2.3, and agree not to, and will cause the Company Group not to, interfere with such cooperation. Nothing in this Section 2.3 shall require Buyer or its Affiliates to disclose any information (i) subject to attorney-client privilege or (ii) the disclosure of which would violate applicable Law or any contractual confidentiality obligation (provided that Buyer shall use reasonable efforts to make appropriate substitute disclosures or obtain waivers where possible).

2.4           Payment of Equity Consideration.

(a)           At the Closing, as partial consideration for the Purchased Equity, Buyer shall cause Parent to issue to Seller (or to one or more Affiliates of Seller designated in writing at least five (5) Business Days prior to the Closing Date) the Equity Consideration. The number of shares of Parent Common Stock constituting the Equity Consideration shall be determined by dividing Fourteen Million Dollars ($14,000,000.00) by the average of the daily volume-weighted average sales price per share of Parent Common Stock on the New York Stock Exchange, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the twenty (20) consecutive trading days ending on and including the second (2nd) trading day prior to the Closing Date. All such determinations shall be appropriately adjusted by the Parent for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period. Parent shall deliver to Seller, not later than two (2) Business Days prior to the Closing Date, a written calculation of the number of shares of Parent Common Stock to be delivered as Equity Consideration, together with reasonable supporting detail, as determined pursuant to, and in accordance with, this Section 2.4. For the avoidance of doubt, an additional portion of Equity Consideration in the amount of One Million Dollars ($1,000,000.00) in the form of restricted stock unit awards shall be delivered to certain employees of the Company Group pursuant to Section 2.4(h).

(b)           The Equity Consideration shall be issued in a transaction not involving any public offering and exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. The Equity Consideration will be issued as “restricted securities” under the Securities Act and will not be registered under the Securities Act or any state securities Laws. Seller understands and agrees that any book-entry positions representing the Equity Consideration will bear a restrictive legend (or notation) in substantially the following form:

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“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) IN COMPLIANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS, IN EACH CASE AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY (IF REQUESTED BY THE COMPANY). THE ISSUER OF THESE SECURITIES MAY PLACE A NOTATION ON ITS BOOKS OR INSTRUCT ANY TRANSFER AGENT OF THE SECURITIES TO IMPOSE STOP-TRANSFER RESTRICTIONS WITH RESPECT TO SUCH SECURITIES UNTIL THE FOREGOING CONDITIONS ARE SATISFIED”.

(c)           As a condition to the issuance of the Equity Consideration, Seller and any of its Affiliates receiving shares of Parent Common Stock hereunder shall deliver to Buyer, prior to the Closing, a duly executed investor questionnaire in the form attached hereto as Exhibit D (“Investor Questionnaire”), confirming among other things, that: (i) Seller (or its designated Affiliate) is acquiring the Equity Consideration for its own account, solely for investment purposes and not with a view to resale or distribution in violation of the Securities Act, (ii) Seller (or its designated Affiliate) is, and will be as of the Closing, an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and (iii) the Equity Consideration may not be transferred in the absence of an effective registration under the Securities Act or an available exemption from the registration requirements of the Securities Act and applicable state securities Laws.

(d)           The Equity Consideration shall be issued to Seller or the applicable Seller designee(s) in book entry form as reflected on Parent’s transfer agent’s records and delivered free and clear of all Liens, other than restrictions imposed under applicable federal and state securities Laws or as otherwise provided in this Agreement.

(e)            The Parties agree to treat the issuance of the Equity Consideration as part of the consideration for the Purchased Equity for all U.S. federal, state, and local income Tax purposes.

(f)            Buyer may, in its sole discretion, require an opinion of counsel reasonably satisfactory to it to the effect that any proposed transfer of the Equity Consideration complies with the Securities Act and any applicable state securities Laws, unless such proposed transfer (i) is effected pursuant to an effective registration statement under the Securities Act, (ii) is permitted pursuant to Rule 144 under the Securities Act (provided that the transferor provides the Parent with reasonable assurances in the form of a seller representation letter and, if applicable, a broker representation letter, that such securities may be sold pursuant to such rule) or another applicable exemption not requiring such an opinion, or (iii) is or will be made to an Affiliate.

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(g)           Notwithstanding anything to the contrary contained in this Agreement, the restrictive legend(s) on any Parent Common Stock issued as part of the Equity Consideration (or as part of the Earn-Out Consideration, as applicable) shall be removed by the Parent if (i) such shares are sold, distributed or otherwise transferred pursuant to an effective registration statement under the Securities Act in accordance with the plan of distribution described therein, (ii) such shares are eligible to be sold by the Seller (or its designated Affiliate(s)) free of restrictions without regard to SEC Rule 144(b) (i.e., Seller (or its designated Affiliate(s)) is not an Affiliate of the Parent, and has not been an Affiliate of the Parent for the previous three months, and has satisfied the one-year holding period under SEC Rule 144), or (iii) such shares are being sold, assigned or otherwise transferred pursuant to SEC Rule 144, and such sale complies with all applicable requirements of Rule 144 (including current public information requirements, if applicable); provided that with respect to clause (ii) or (iii) above, the Seller (or its designated Affiliate(s)) has provided all documentation and evidence (including, if requested by Parent or its transfer agent, a customary seller representation letter and, if applicable because the transferor is an Affiliate of the Parent or was an Affiliate of the Parent in the previous three months, a customary broker representation letter) as may reasonably be required by the Parent or its transfer agent to confirm that the legend may be removed under applicable securities Laws (the “Legend Removal Documents”). Buyer shall cause Parent to cooperate with the Seller (or its designated Affiliate(s)) covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 2.4(g) as soon as reasonably practicable (but no later than five (5) trading days) after delivery of notice from Seller (or its designated Affiliate(s)) that the conditions to removal are satisfied (together with any Legend Removal Documents); provided that such five (5) trading day period shall be tolled for any period during which Parent or its transfer agent is in good faith awaiting reasonably requested supplemental information from Seller (or its designated Affiliate(s)). Any fees (with respect to Parent’s transfer agent, counsel or otherwise) associated with the issuance of such opinion(s) or the removal of such legend(s) pursuant to this Section 2.4(g) shall be borne by the Parent, provided that the Seller (or its designated Affiliate(s)) shall be responsible for all fees and expenses incurred by it (or its designated Affiliate(s)). Notwithstanding anything in this Section 2.4(g) to the contrary, Parent shall not be obligated to remove the restrictive legend(s) on any Parent Common Stock if Parent, in good faith and upon advice of counsel, determines, based on applicable securities Laws and regulations following receipt of all reasonably requested Legend Removal Documents, that such removal is not then legally permissible and will result in a violation of applicable Law.

(h)           Employee RSU Awards. On the Closing Date, Buyer shall cause Parent to grant, pursuant to the Cadre Holdings, Inc. 2021 Stock Incentive Plan (as in effect on the Closing Date, the “Parent Plan”), to those employees of the Company Group set forth on Section 2.4 of the Disclosure Schedule (each, an “Employee Equity Award Recipient”) awards of restricted stock units covering shares of Parent Common Stock (“RSUs”) having, in the aggregate, a value equal to One Million Dollars ($1,000,000.00), allocated among the Employee Equity Award Recipients in the respective dollar amounts set forth on Section 2.4 of the Disclosure Schedule. The number of RSUs for each Employee Equity Award Recipient shall be determined by dividing such Employee Equity Award Recipient’s dollar allocation by the same twenty (20) consecutive trading-day average daily volume-weighted average price per share used for the calculation of the number of shares of Parent Common Stock to be delivered as Equity Consideration pursuant to Section 2.4(a) (and rounded to the nearest whole RSU). Each grant shall be documented by, and conditioned upon the Employee Equity Award Recipient’s execution and delivery of, a stock award agreement substantially in the form attached hereto as Exhibit E (the “Form RSU Award Agreement”) and shall be subject in all respects to the Parent Plan and the Form RSU Agreement, including the vesting, forfeiture and other terms set forth therein. If any Employee Equity Award Recipient (i) fails to execute and deliver the Form RSU Award Agreement within ten (10) days following the Closing Date, or (ii) is not employed by the Company Group as of the Closing Date, then no RSUs shall be granted to such Employee Equity Award Recipient, and no adjustment shall be made to the Purchase Price or to the Equity Consideration issued to Seller on account of any such non-issuance. Any RSUs that are forfeited shall revert to the Parent Plan and be eligible for reissuance under the Parent Plan, and Buyer shall cause Parent to issue to Seller (or to one or more Affiliates of Seller designated in writing by Seller) Parent Common Stock in an amount equal to the number of shares of Parent Common Stock that such forfeited RSUs represent.

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2.5           Intended Tax Treatment and Purchase Price Allocation. The Parties intend that, for U.S. federal and all applicable state and local income Tax purposes, the Purchased Equity acquired by Buyer in exchange for the Final Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes shall be treated as a taxable purchase and sale of the assets of the Purchased Companies in a transaction governed by Section 1001 of the Code (such assets, the “Deemed Purchased Assets”). The Final Purchase Price (and any other amounts treated as consideration for the Deemed Purchased Assets for U.S. federal income tax purposes) shall be allocated among the Deemed Purchased Assets in accordance with Section 1060 of the Code (and the Treasury Regulations promulgated thereunder) and in a manner consistent with the purchase price allocation methodology set forth on Section 2.5 of the Disclosure Schedule (the “Allocation Methodology”). Within ninety (90) days of the determination of the Final Purchase Price pursuant to Section 2.3, Buyer shall prepare and deliver to Seller an allocation prepared in accordance with the Allocation Methodology (the “Allocation Schedule”) for Seller’s review and comment. Buyer shall consider in good faith any reasonable comments from Seller to the Allocation Schedule. For all Tax purposes (including without limitation the filing of IRS Form 8594), the Parties shall take no position inconsistent with or contrary to the Allocation Schedule, as updated by Seller and agreed by Buyer, except as otherwise required by a determination (as defined in Section 1313 of the Code and any similar provisions of state and local Tax Laws).

2.6           Withholding. The Parties (and any of their agents or Affiliates, as the case may be) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any provision of applicable Law. To the extent amounts are so withheld, such withheld amounts (a) shall be timely remitted to the applicable Governmental Body in accordance with applicable Law, and (b) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the relevant payee hereunder. Prior to making any such deduction or withholding (other than withholding in respect of compensatory payments or as a result of Seller’s failure to deliver an IRS Form W-9 pursuant to Section 2.2(g)) the applicable withholding Party shall (i) exercise reasonable efforts to first provide three (3) days’ notice to the relevant payee of the intent to withhold, and (ii) shall reasonably cooperate with the relevant to payee to take commercially reasonable steps to reduce or eliminate such deduction or withholding to the extent possible.

2.7           Payment of Earn-Out.

(a)            Earn-Out Structure. Subject to the terms and conditions of this Agreement, including the Setoff Rights in Section 2.7(j), Buyer shall pay to Seller up to an aggregate of Twenty Five Million ($25,000,000.00) Dollars (the “Earn-Out Consideration”) based on the achievement of certain Net Revenue thresholds for the calendar years ending December 31, 2026, 2027 and 2028 (each, an “Earn-Out Year” and collectively, the “Earn-Out Period”), in an amount not to exceed Eight Million Three Hundred Thirty Three Thousand Three Hundred and Thirty-Four ($8,333,334.00) Dollars in the first Earn-Out Year and Eight Million Three Hundred Thirty Three Thousand Three Hundred and Thirty-Three ($8,333,333.00) Dollars in each succeeding Earn-Out Year (each, an “Annual Earn-Out Cap”).

(b)           Net Revenue Targets.

(i)            For each Earn-Out Year, the Earn-Out Consideration shall be payable only if the Net Revenue of the Business for such Earn-Out Year equals or exceeds the applicable threshold described below (each, a “Net Revenue Target”):

(A)            2026 Net Revenue Target: $120,000,000.00

(B)            2027 Net Revenue Target: $120,000,000.00

(C)            2028 Net Revenue Target: $120,000,000.00

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(ii)            If the Net Revenue for any Earn-Out Year equals or exceeds 90% of the applicable Net Revenue Target (the “Annual Net Revenue Threshold”), then the Earn-Out Consideration payable for such Earn-Out Year shall be determined as follows:

(A)            50% of the Annual Earn-Out Cap shall be payable if the Net Revenue for such Earn-Out Year is equal to 90% of the Net Revenue Target.

(B)            100% of the Annual Earn-Out Cap shall be payable if the Net Revenue for such Earn-Out Year is equal to or greater than 100% of the Net Revenue Target.

(C)            If the Net Revenue for such Earn-Out Year is greater than 90% but less than 100% of the applicable Net Revenue Target, the Earn-Out Consideration shall be determined by applying linear interpolation on a straight-line, pro rata basis between 90% and 100% of the Net Revenue Target, based on actual Net Revenue achieved.

For example, each 1% increase above 90% of the Net Revenue Target will result in a 5% increase to the 50% achievement of the Annual Earn-Out Cap for the Earn-Out Year in question, so that if 91% of the Net Revenue Target is achieved in an Earn-Out Year, the Earn-Out Consideration for such Earn-Out Year will equal 55% of the Annual Earn-Out Cap, at 95% of the Net Revenue Target, 75% of the Annual Earn-Out Cap will be payable, and so on.

(iii)            If the Net Revenue for any Earn-Out Year is less than 90% of the applicable Net Revenue Target, no Earn-Out Consideration shall be payable with respect to such Earn-Out Year. Seller shall not have any right to recover or reallocate any unearned Earn-Out Consideration from a prior Earn-Out Year in any subsequent Earn-Out Year. For the avoidance of doubt, each Earn-Out Year is severable, and failure to achieve an Annual Net Revenue Threshold in one Earn-Out Year shall not affect Seller’s eligibility to receive Earn-Out Consideration in any other subsequent Earn-Out Year, provided that the applicable Annual Net Revenue Threshold for such applicable Earn-Out Year is met.

(c)           Net Revenue Definition. For purposes of this Agreement, “Net Revenue” means, the revenue of the Company Group recognized in accordance with GAAP, consistently applied and in a manner consistent with the accounting principles and revenue recognition policies applied by the Parent in the preparation of its audited financial statements included in the Parent’s Annual Report on Form 10-K (the “Form 10-K”) filed with the Securities and Exchange Commission for the applicable Earn-Out Year. Net Revenue will be calculated net of returns and allowances, and will include inter-company sales where the Company Group is the selling or producing party (except in the case where the Company Group is making inter-company sales to another Company Group Member). To the extent the Company Group’s products are incorporated into new products that include components manufactured by the Company Group on the one hand, and the Parent and/or its Affiliates (other than the Company Group) on the other hand (“Combined Products”), the value of the Company Group’s products and components in the Combined Products shall be allocated to Net Revenue, as reasonably determined by the Buyer, taking into account the relative values contributed by the Company Group, on the one hand, and the Parent and its Affiliates (other than the Company Group), on the other hand. Net Revenue will exclude: (i) any revenue from sales of Parent’s or its Affiliates’ products or services that are made outside of the Company Group (other than with respect to the Combined Products as provided in the preceding sentence) and (ii) without duplication, any non-cash revenue, deferred revenue, or revenue subject to returns, chargebacks, credits, rebates, bad debt, or other customary offsets.

(d)           Earn-Out Statement. Within fourteen (14) days after the Parent files with the Securities and Exchange Commission its Form 10-K for the Earn-Out Year in question, Buyer shall deliver to Seller a report setting forth in reasonable detail Buyer’s calculation of the Net Revenue for the applicable Earn-Out Year and the applicable Earn-Out Consideration (if any) that Buyer believes is payable, if at all. The written report delivered to Seller shall be accompanied by reasonably detailed documentation appropriate to support the calculation of the applicable Earn-Out Consideration for the Earn-Out Year in question. The calculations shall be based solely on the audited financial statements of Parent included in the Form 10-K as they pertain to the results of the Net Revenue of the Company Group for the Earn-Out Year in question, as determined by the Parent. The written report and the accompanying back-up documentation for each applicable Earn-Out Year are collectively referred to herein as an “Earn-Out Statement”. The Earn-Out Statement shall be used for the purpose of determining whether any Earn-Out Consideration is to be paid to Seller in accordance with this Section 2.7 and shall be final and binding unless disputed in accordance with Section 2.7(e).

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(e)           Disputed Earn-Out Statement. The Earn-Out Statement shall be final, binding and conclusive unless Seller notifies Buyer in writing (an “Earn-Out Objection Notice”) within thirty (30) days after receipt thereof (the “Earn-Out Review Period”), specifying (i) those items as to which there is disagreement (the “Disputed Earn-Out Items”) and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the Disputed Earn-Out Items; provided, that, any items that are not so disputed in the Earn-Out Objection Notice shall become final and binding upon the parties on the last day of the Earn-Out Review Period. If Seller delivers an Earn-Out Objection Notice within such period, then for a period of thirty (30) days from the date of delivery of the Earn-Out Objection Notice, Buyer shall afford Seller and its agents or other representatives with reasonable access to workpapers and other documents and information (including, but not limited to, the workpapers of Parent’s independent accountants, subject to such accountants’ consent) relating to the Earn-Out Statement as Seller may reasonably request in writing to facilitate its review of only the Disputed Earn-Out Items. Buyer shall not be obligated to provide any documentation that contains confidential or competitively sensitive information unrelated to the Disputed Earn-Out Items. Seller and Buyer shall attempt in good faith to resolve the Disputed Earn-Out Items, and any written resolution by them as to any Disputed Earn-Out Items shall be final, binding and conclusive. If Seller and Buyer are unable to resolve all Disputed Earn-Out Items reflected in the Earn-Out Objection Notice within thirty (30) days after the date of delivery of the Earn-Out Objection Notice (or such longer period as Buyer and Seller may mutually agree upon in writing), then Seller and Buyer shall request the Accounting Firm to resolve any remaining disagreements. Buyer and Seller shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within forty-five (45) days of accepting its appointment (or such other time as the parties shall agree in writing). The determination by the Accounting Firm shall be final, binding and conclusive on the parties hereto, except in the case of fraud or manifest error, and shall not be appealable. Seller and Buyer shall deliver to the Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Accounting Firm to the extent available to Seller, Buyer and/or their respective agents or other representatives. Seller and Buyer may present to the Accounting Firm any material related to the Disputed Earn-Out Items, and engage in clarifying discussions with the Accounting Firm on these matters; provided, however, that no Party may have any ex parte communications (whether oral, written, electronic, or otherwise) with the Accounting Firm in connection with the resolution of any Disputed Earn-Out Items. All communications, submissions, and presentations (including any written materials, analyses, or responses to requests from the Accounting Firm) by either Party to the Accounting Firm must be simultaneously provided to the other Party or, if oral, conducted in the joint presence (or with concurrent real-time access, including by video conference or teleconference) of both Parties. The Accounting Firm shall be instructed to disregard any communication that does not comply with the foregoing. No Party shall initiate any oral communication with the Accounting Firm regarding the Disputed Earn-Out Items unless both Parties are given prior notice and a reasonable opportunity to participate. In resolving any disputed item, the Accounting Firm shall act as an expert, not as an arbitrator, and shall make its determination solely based on the written materials and presentations submitted by Buyer and Seller, without conducting any independent review. The determination of the Accounting Firm shall be limited to the Disputed Earn-Out Items submitted to it and shall be based solely on the terms of this Agreement and the audited financial statements set forth in Parent’s Form 10-K for the applicable Earn-Out Year. The Accounting Firm shall not apply any accounting methodology, convention, judgment, or principle that is inconsistent with those used in the preparation of such audited financial statements or the terms of this Agreement. Upon resolution by the Accounting Firm to its satisfaction of all such Disputed Earn-Out Items, the Accounting Firm shall cause to be prepared and shall deliver to Seller and Buyer a final Earn-Out Statement setting forth the Earn-Out Consideration due, and the date of such delivery by the Accounting Firm shall be deemed the date on which the Earn-Out Statement shall become final, binding, and conclusive. The fees, costs, and expenses, if any, of the Accounting Firm shall be allocated between Buyer and Seller as set forth in Section 2.3(c)(iv), mutatis mutandis.

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(f)            Timing of Payment. Buyer shall deliver to Seller, on or before the fifth (5th) Business Day following the date that the Earn-Out Statement becomes final, binding and conclusive in accordance with Section 2.7(d) or Section 2.7(e), the Earn-Out Consideration due and payable to Seller under the terms of Section 2.7, if any.

(g)           Form of Payment. Earn-Out Consideration may be paid, in Buyer’s sole discretion, in cash, unregistered shares of Parent Common Stock, or a combination thereof, which shall be indicated in the Earn-Out Statement. However, notwithstanding the foregoing, the Earn-Out Consideration shall only be paid in cash (and not in shares of Parent Common Stock) if the Parent Common Stock is not listed on the New York Stock Exchange at the time of any contemplated issuance of shares of Parent Common Stock as partial or full payment of the applicable Earn-Out Consideration. If shares of Parent Common Stock are issued to Seller (or its designated Affiliate(s) as provided herein) as Earn-Out Consideration:

(i)            the number of shares shall be calculated by dividing the applicable Earn-Out Consideration due and payable by the average of the daily volume-weighted average sales price per share of Parent Common Stock on the New York Stock Exchange, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the twenty (20) consecutive trading days ending on and including the second (2nd) trading day prior to the date of the applicable final Earn-Out Statement. All such determinations shall be appropriately adjusted by the Parent for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period;

(ii)            such shares shall be unregistered, and Seller shall have no registration rights with respect thereto; and

(iii)           the issuance shall be subject to the same limitations, restrictions, and conditions applicable to the Equity Consideration under this Agreement, including Section 2.4 and related compliance provisions in this Agreement. For the avoidance of doubt, Seller may instruct Parent to issue any shares of Parent Common Stock that will be issued as partial or full payment of the applicable Earn-Out Consideration to one or more Affiliates of such Seller designated in writing at least five (5) Business Days prior to any applicable issuance date; provided that (i) such designation and issuance shall comply with all applicable federal, state and foreign securities Laws and any other applicable Laws (including any “know your customer,” anti-money laundering, and sanctions requirements), (ii) Seller shall deliver to Parent, on behalf of such Affiliate(s), an Investor Questionnaire, (iii) Parent shall have no obligation to issue any such shares to any Affiliate unless and until all such requirements have been satisfied to Parent’s reasonable satisfaction, (iv) Seller shall indemnify and hold harmless Parent and its Affiliates from and against any losses, claims, damages, or liabilities arising out of or in connection with any such issuance to an Affiliate designated by Seller, and (v) Parent shall be entitled to delay any such issuance for a reasonable period of time to allow for completion of the foregoing requirements.

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(h)           Earn-Out Obligations.

(i)            Nothing contained in this Section 2.7 shall restrict the Buyer’s right to control the Company Group following the Closing; provided, however, that Buyer (1) shall operate the Business in good faith, and (2) shall not, and shall not cause the Company Group to, take (or omit to take) any action with the primary purpose of reducing Net Revenue or avoiding, reducing or delaying payment of the Earn-Out Consideration; provided, further, that except as expressly set forth in the preceding clause (1) and clause (2), of this sentence, Parent, Buyer and their respective Affiliates may operate, integrate, allocate resources to, invest in, restructure, consolidate, segregate or discontinue all or any portion of the Business in their sole discretion (including with respect to budgets, headcount, compensation, capital expenditures, product roadmaps, customer selection, pricing, supply chain and go-to-market decisions). Changes in accounting policies, transfer pricing or cost allocations shall be permitted if consistent with GAAP and Parent’s accounting policies then in effect. If any sales, customers, products (including enhancements) or business opportunities that are primarily attributable to the Products of the Business are recognized by Parent, Buyer or their Affiliates outside of the Company Group, the revenue therefrom shall be included in Net Revenue, and Parent shall maintain books and records in sufficient detail to account for such revenue as part of Net Revenue. Nothing herein shall preclude Seller from asserting a claim to the extent such claim alleges that Buyer failed to pay any Earn-Out Consideration that was actually earned and payable in accordance with this Section 2.7, as finally determined pursuant to the procedures set forth herein, and provided that any recovery for such claim in which Seller prevails shall be limited to actual damages, with no liability for consequential, indirect, special, unforeseen, exemplary or punitive damages.

(ii)           In the event Parent of Buyer undergoes a Change of Control before the expiration of the Earn-Out Period, the Buyer shall, in its sole discretion, either (1) pay, in full, the maximum Earn-Out Consideration for the current Earn-Out Year and each future Earn-Out Year or (2) require such successor entity to honor the terms and obligations set forth in this Section 2.7.

(iii)          Parent will cause shares of Parent Common Stock to be reserved from time to time to ensure that a sufficient number of shares of Parent Common Stock are available for issuance in accordance with this Section 2.7; provided that nothing herein shall require Parent to increase its authorized share capital, seek stockholder approval or take any action that would violate applicable Law or stock exchange rules. Notwithstanding Section 2.7(g), in the event Buyer elects to pay the Earn-Out Consideration in unregistered shares of Parent Common Stock and there is an insufficient number of shares of Parent Common Stock to satisfy the Earn-Out Consideration owed to Seller, then any deficiency of the Earn-Out Consideration shall be paid in cash.

(iv)          Neither Seller nor its Affiliates shall have any right to enforce this Section 2.7 by way of specific performance, injunction, or other equitable relief. The sole and exclusive remedy of Seller and its Affiliates for any claim relating to the Earn-Out Consideration shall be an action for an actual amount of Earn-Out Consideration in cash earned and payable under this Section 2.7, and Seller hereby irrevocably waives all other remedies, including any right to Damages based on projections, lost opportunity, lost profits, multiple of earnings or any theory of interference with value realization or breach of fiduciary duty.

(i)            For purposes of this Section 2.7, “Business” means the Business, plus any successor divisions, components or substantially similar business operations that remain following any internal restructuring, partial discontinuation or spin-off, whether held directly or indirectly by Parent, Buyer or their respective Affiliates, and, solely for purposes of calculating Net Revenue during the Earn-Out Years, includes the revenues from products, services and customer relationships that are primarily attributable to the Business and are recognized by Parent, Buyer or their respective Affiliates, whether within or outside the Company Group. Parent and Buyer shall have sole discretion to determine whether and how any such successor or substantially similar business is operated, integrated, consolidated, segregated or discontinued, and nothing herein shall require Parent, Buyer or their Affiliates to maintain separate legal entities, cost centers or books and records for the Business beyond their ordinary course practices.

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(j)            Setoff Rights. Subject to Section 2.3(e) of this Agreement, Buyer shall have the right to withhold, offset or net against any unpaid Earn-Out Consideration (including any portion payable in Parent Common Stock) any amounts owing by Seller pursuant to this Agreement; provided that any offset for clause (iii) shall be subject to the limitations and procedures set forth in Section 2.3(e). Buyer shall provide written notice to Seller of any setoff exercised under this Section 2.7(j) (collectively, “Setoff Rights”).

(k)           Credit Agreement. The Seller’s right to receive any portion of the Earn-Out Consideration shall be an unsecured obligation of Buyer, and shall be expressly subordinated in right of payment and all other respects to all obligations of Buyer under that certain Amended and Restated Credit Agreement, dated as of December 20, 2024, by and among Safariland, LLC, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as Administrative Agent, Swingline Loan Lender and an Issuing Lender, as the same may be amended, restated, supplemented, or otherwise modified from time to time (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Seller shall, at or prior to the Closing, execute and deliver such customary subordination agreements or acknowledgments or similar documents as may be reasonably requested in writing from time to time by Buyer or any lender or agent therefor under the Credit Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor its Affiliates shall be obligated to make any payment of the Earn-Out Consideration, or any portion thereof, to Seller if, and for so long as, such payment would (i) result in an event of default under the Credit Agreement, or (ii) otherwise be expressly prohibited by the terms of the Credit Agreement. For the avoidance of doubt, any portion of the Earn-Out Consideration that cannot be paid in compliance with the Credit Agreement shall be deferred until such time as such payment would no longer result in a breach or event of default thereunder and would be permitted under the terms thereof, and no interest or other compensation shall accrue or be payable in respect of such deferred payment.

2.8           Gross-Up Payment.

(a)            Within thirty (30) days following the finalization of the Allocation Schedule pursuant to Section 2.5, Buyer shall deliver to Seller a statement setting forth its good faith calculation of the Gross-Up Payment (the “Preliminary Gross-Up Payment Statement”). If, within thirty (30) days following delivery of the Preliminary Gross-Up Payment Statement, Seller does not notify Buyer in writing of its disagreement with the Preliminary Gross-Up Payment Statement, the Preliminary Gross-Up Payment Statement shall be final and binding upon the Parties. If within such thirty (30) day period Seller so notifies Buyer in writing of its disagreement with the Preliminary Gross-Up Payment Statement, Buyer and Seller shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Preliminary Gross-Up Payment Statement to reflect such resolution, which shall be final and binding. If Buyer and Seller are unable to resolve any such disagreement within ten (10) days after Seller provides its comments, the Accounting Firm shall resolve the dispute in accordance with Section 2.3(c). The determination of the Accounting Firm of any disputes concerning the Preliminary Gross-Up Payment Statement shall be final and binding on the Parties. For purposes of this Agreement, the “Gross-Up Payment Statement” means the Preliminary Gross-Up Payment Statement as agreed to by the Parties or resolved by the Accounting Firm pursuant to the provisions of Section 2.3(c) including the allocation of the Accounting Firm’s costs and expenses among the Parties.

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(b)           The “Gross-Up Payment” shall be an amount equal to the Gross-Up Amount divided by 75%. For purposes of this Agreement:

(i)            The “Gross-Up Amount” shall be an amount equal to 17% multiplied by the Excess Allocation; and

(ii)            The “Excess Allocation” shall be the amount allocated to Class IV assets and Class V assets on the Allocation Schedule, in each case, to the extent such amount for each such underlying asset within such class exceeds the adjusted tax basis of such underlying asset on the Closing Date.

(c)           Buyer shall pay, or cause to be paid, the Gross-Up Payment within five (5) Business Days of the final determination of the Gross-Up Payment Statement, by wire transfer of immediately available funds to the account designated by Seller pursuant to Section 2.2(a).

(d)           For all Tax purposes, payments made pursuant to Section 2.8(c), as applicable, shall be considered an adjustment to the Purchase Price.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as disclosed in a document of even date herewith delivered by Seller to Buyer (as amended or supplemented, the “Disclosure Schedule”), which Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3 (and the disclosure in any such numbered and lettered section therein shall qualify the corresponding subsection in this Article 3 and any other section hereof where it is readily apparent on its face that the disclosure is relevant to such other section), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing that:

3.1           Organization. Seller is a corporation, duly formed and validly existing, and is in good standing, under the Laws of the State of Arizona and has the requisite power and authority to own or lease its respective properties and to conduct business as it is now being conducted.

3.2           Authorization of Agreement. Seller has all requisite rights, powers, capacity, and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the Transaction (collectively, the “Seller Documents”), and to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by Seller of this Agreement and each Seller Document and the consummation of the Transaction, have been duly and validly authorized by all necessary action on behalf of Seller. This Agreement has been, and each Seller Document will be at or prior to the Closing, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its and their terms, except as enforceability thereof may be limited by the Remedies Exception.

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3.3           Title. Seller is the sole legal, beneficial, and record owner of all of the issued and outstanding Equity Interests of the Purchased Companies, as set forth on Section 3.3 of the Disclosure Schedule. Such Equity Interests constitute one hundred percent (100%) of the issued and outstanding equity interests of the Purchased Companies. Each Purchased Company owns, directly or indirectly through one or more wholly owned Subsidiaries, one hundred percent (100%) of the outstanding equity interests of each other Company Group Member. All of the Equity Interests have been duly authorized, validly issued, fully paid, and non-assessable, and were not issued in violation of any applicable Laws or contractual rights. Seller has good and marketable title to the Equity Interests, free and clear of all Liens, other than (a) restrictions on transfer imposed by applicable securities Laws and (b) as set forth on Section 3.3 of the Disclosure Schedule. Seller has not granted, issued, or acknowledged to any Person any option, warrant, convertible security, proxy, voting agreement, pledge, transfer restriction, or other right or arrangement with respect to the Equity Interests or any other equity interests of the Company Group. Seller has not granted any proxies, powers of attorney, voting trusts, or other agreements or understandings with respect to the Equity Interests. No Person other than Buyer has any current or contingent right to purchase, subscribe for, or otherwise acquire any of the Equity Interests or any securities convertible into or exchangeable for Equity Interests. There are no outstanding obligations of the Purchased Companies to issue, repurchase, redeem, or otherwise acquire any of their Equity Interests, and there are no preemptive or similar rights with respect to such Equity Interests. There are no claims pending or, to the Knowledge of Seller, threatened, that challenge Seller’s ownership of or right to transfer the Equity Interests. Seller has the sole right to vote, consent with respect to, sell, assign, and otherwise dispose of the Equity Interests, and there are no limitations, restrictions, or conditions of any kind on Seller’s rights to exercise such powers. There are no outstanding contractual or other obligations of any Purchased Company or of any other Company Group Member to repurchase, redeem, or otherwise acquire any of their equity interests or to issue, sell, or transfer any equity interests. There are no agreements or understandings with respect to the voting, sale, or transfer of any equity interests of the Purchased Companies to which Seller is a party. Neither Seller nor its Affiliates have any pending or threatened claim against the Company Group or any of its directors, managers, officers, or equityholders with respect to the issuance, ownership, or voting of any equity interests. There are no bankruptcy, insolvency, receivership, reorganization, or similar Proceedings pending or threatened against Seller or the Company Group. Upon the consummation of the Transaction, including the assignment of the Equity Interests to Buyer and Seller’s receipt of the Purchase Price at the Closing, Buyer will acquire good and marketable title to the Equity Interests, free and clear of all Liens, other than transfer restrictions imposed by applicable securities Laws.

3.4           Conflicts; Consents of Third Parties.

(a)           Except as set forth in Section 3.4(a) of the Disclosure Schedule, none of the execution delivery, and performance by Seller of this Agreement or the Seller Documents, the consummation of the Transaction, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) Seller’s Governing Documents; (ii) any Contract or license to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, other than, in the case of the foregoing clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not, in each case, be expected to have a Material Adverse Effect.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution, delivery, and performance of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any other action contemplated hereby or thereby, except (i) as set forth on Section 4.3(a) or Section 4.3(b) of the Disclosure Schedule, (ii) for compliance with the applicable requirements of the HSR Act and other applicable Competition and National Security Laws, (iii) those for which the failure to obtain or make such consent, waiver, approval, Order, Permit, authorization, declaration, filing, or notification would not be expected to have a Material Adverse Effect, or (iv) consents required under any shareholders’, members’, or other governance agreements of Seller or its Affiliates (other than the Company Group), all of which will be obtained prior to Closing.

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(c)           None of the execution, delivery, and performance by Seller of this Agreement or the Seller Documents, the consummation of the Transaction, or compliance by Seller with any of the provisions hereof or thereof requires, or will require, the vote or approval of the holders of any class or series of equity securities of Seller or any direct or indirect equity holder of Seller that will not have been obtained as of the Closing.

3.5           Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened, as of the date hereof, against Seller that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or any Seller Documents or consummate the Transaction, or would, if successful, affect the legality, validity, or enforceability of this Agreement or the Seller’s ability to perform its obligations hereunder.

3.6           Financial Advisors. Except for William Blair & Company, L.L.C., no Person has acted, directly or indirectly, as an investment bank, broker, finder, financial, or other intermediary advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Seller shall be solely responsible for any fees, expenses, or commissions payable to William Blair & Company, L.L.C. in connection with the Transaction, and Buyer shall have no liability therefor.

3.7           Seller Contracts. Section 3.7 of the Disclosure Schedule sets forth a correct and complete list of the Contracts to which Seller is a party and which Seller intends to assign to a Company Group Member as part of this Transaction.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY GROUP

Except as disclosed in the Disclosure Schedule, which Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4 (and the disclosure in any such numbered and lettered section therein shall qualify the corresponding subsection in this Article 4 and any other section hereof where it is readily apparent that the disclosure is relevant to such other section), Seller makes the representations and warranties contained in this Article 4 to Buyer as of the date hereof and as of the Closing.

4.1           Organization and Good Standing. Each Company Group Member: (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation, or organization, as applicable; (b) is and has at all times since its formation been duly authorized to conduct business and duly qualified to do business and in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires or has at any time required such qualification or licensing, each of which jurisdictions is listed in Section 4.1 of the Disclosure Schedule, which is true, complete and correct in all respects; and (c) has all corporate, limited liability company or equivalent power and authority to own, lease and operate its properties and to carry on its business as now conducted and as conducted at any time during the past three (3) years.

4.2           Authorization of Agreement. Each Company Group Member has all requisite power and authority to execute, deliver, and perform each agreement, document, instrument or certificate to be executed by such Company Group Member in connection with the consummation of the Transaction (the “Company Documents”). The execution, delivery and performance of each Company Document have been duly authorized by all requisite corporate, limited liability company or equivalent action on the part of each applicable Company Group Member. Each of the Company Documents will be, at or prior to the Closing, duly and validly executed and delivered by the applicable Company Group Member and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute the legal, valid and binding obligations of such Company Group Member, enforceable against it in accordance with their respective terms, except as enforceability may be limited by the Remedies Exception. No Company Group Member is subject to any agreement, Judgment or Law that would impair or limit the enforceability of the Company Documents following the Closing.

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4.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth in Section 4.3(a) of the Disclosure Schedule, none of the execution, delivery or performance by the Company Group of the Company Documents, the consummation of the Transaction, or compliance by the Company Group with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or modification under, any provision of (A) the Governing Documents of any Company Group Member; (B) any Contract, Permit, covenant not to sue, covenant not to compete, covenant not to assign, or right of first refusal, first offer, or similar restriction to which a Company Group Member is a party or by which any of the properties or assets of the Company Group are bound; (C) any Order, Judgment, or arbitration award applicable to a Company Group Member or by which any of the properties or assets of a Company Group Member are bound; or (D) any applicable Law (including any applicable data protection, export control, labor, employment, environmental, anti-bribery, or securities Laws); (ii) result in the creation or imposition of any Lien upon any of the equity interests or any properties or assets of any Company Group Member; (iii) result in the loss, forfeiture, impairment or adverse modification of any right to own or use any material assets or material Intellectual Property or any authorization by a Governmental Body used or held by any Company Group Member; or (iv) require any notice to, or consent, approval or other action by, any Governmental Body or other Person, in each case, whether alone or in combination with any other event or circumstance and whether with or without notice or lapse of time.

(b)           Except as set forth in Section 4.3(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Company Group Member in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by any Company Group Member with any of the provisions hereof or thereof, or the consummation of the Transaction, except for compliance with the applicable requirements of the HSR Act or other applicable Competition and National Security Laws.

(c)           Except as set forth in Section 4.3(c) of the Disclosure Schedule or in the Governing Documents, no Company Group Member is a party to any shareholder, operating, phantom equity, profit-sharing, voting trust, equityholder agreement, joint venture agreement, or similar Contract or arrangement (whether written or oral) that (i) restricts the transfer, pledge, or other disposition of, or grants any rights with respect to, its equity interests, (ii) restricts or conditions the voting or control of any of its equity interests, or (iii) requires any consent, waiver, or approval in connection with a Change of Control of any Company Group Member or the assignment of any material asset, Contract, or Intellectual Property.

4.4           Capitalization. Seller owns, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Purchased Companies, as set forth on Section 4.4 of the Disclosure Schedule, free and clear of all Liens. Each Purchased Company owns, directly or indirectly, 100% of the issued and outstanding equity interests of each other Company Group Member. Except as set forth in Section 4.4 of the Disclosure Schedule, there are no existing options, warrants, calls, rights, subscriptions, conversion rights, exchange rights or Contracts of any character to which Seller or any Company Group Member is a party requiring, and there are no securities of the Company Group outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any equity interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests or securities of any Company Group Member. Neither Seller nor any Company Group Member is a party to any voting trust, proxy, equityholder agreement, right of first refusal or other Contract with respect to the voting, redemption, sale, transfer or other disposition of its securities. All such equity interests are uncertificated and have been duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive right, right of first refusal, or similar right, and were issued in compliance with applicable Laws. Upon the Closing, Buyer will acquire good and marketable title to all of the Equity Interests of the Purchased Companies, free and clear of all Liens (other than restrictions imposed by applicable securities Laws), and will indirectly own 100% of the equity interests of each other Company Group Member. No Company Group Member or Seller is obligated to issue or contribute any additional capital, or to repurchase or redeem any of its respective equity interests.

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4.5           Subsidiaries; Investments. Section 4.5 of the Disclosure Schedule sets forth each direct and indirect Subsidiary of the Company Group, showing the jurisdiction of its formation and the ownership of its equity interests. All of the outstanding equity interests of each such Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned beneficially and of record by a Company Group Member, free and clear of all Liens. Except as set forth in Section 4.5 of the Disclosure Schedule, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any such Subsidiary for the purchase or acquisition of any equity interests of any Subsidiary. Except as set forth in Section 4.5 of the Disclosure Schedule, no Company Group Member owns or has any right or obligation to acquire, directly or indirectly, any equity, debt or similar interest in any other Person.

4.6           Financial Statements. Buyer has been provided with copies of (a) the consolidated balance sheets of the Company Group each as at December 31, 2022, December 31, 2023 and December 31, 2024 and the related consolidated statements of operations and cash flows for the year then ended (the “Annual Financial Statements”) and (b) the balance sheets and the related statements of operations and cash flows of the Company Group for the eight (8) month period ending on the Balance Sheet Date (the “Interim Financial Statements” and together with the Annual Financial Statements, including the related notes and schedules thereto, as the case may be, collectively the “Financial Statements”). The Financial Statements (i) are true, correct and complete in all respects, (ii) have been prepared from and are consistent in all respects with the books and records of the Company Group, which books and records are true, correct, complete and maintained in accordance with GAAP and sound business practices, (iii) present fairly the consolidated financial position, results of operations and cash flows of the Company Group as of the respective dates and for the periods indicated therein, and (iv) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as described in the notes thereto and, in the case of the Interim Financial Statements, subject to the absence of a physical inventory count and corresponding accounting entries, footnote disclosures and other presentation items, none of which omissions or adjustments is material individually or in the aggregate to the Interim Financial Statements taken as a whole. No fact or circumstance exists that would reasonably be expected to require a restatement of the Financial Statements. Furthermore, the Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance in accordance with customary business practices for non-public companies that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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4.7           No Undisclosed Liabilities. Except as set forth in Section 4.7 of the Disclosure Schedule, no Company Group Member has any Liabilities of any kind, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, matured or unmatured, that are not reflected or reserved against in the Balance Sheet, except for (a) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, and (b) Liabilities that, individually or in the aggregate, are not material in amount and do not relate to any breach of Contract, tort, violation of Law, fraud, infringement, or other litigation, regulatory or governmental matter.

4.8            Taxes. Except as set forth in Section 4.8 of the Disclosure Schedule:

(a)            Seller and each Company Group Member has timely filed all Tax Returns required to be filed by it or with respect to each Company Group Member (taking into account applicable extensions validly obtained), and all such Tax Returns are true, correct and complete. All Taxes due and payable (whether or shown on any such Tax Return) by or with respect to any Company Group Member have been timely paid in full. Seller has made adequate provision for all Taxes in the Financial Statements in accordance with GAAP.

(b)            Seller and each Company Group Member has recorded adequate accruals (without taking into account any reserve for deferred Taxes established under GAAP to reflect timing differences between financial accounting and Tax income) in the Balance Sheet for any Taxes that have not been paid, but that should have been accrued for under GAAP as of the Balance Sheet Date, whether or not shown to be payable on any Tax Returns. Other than Taxes incurred in the Ordinary Course of Business, no Company Group Member has any Liability for unpaid Taxes accruing after the Balance Sheet Date.

(c)            Neither Seller with respect any Company Group Member nor any Company Group Member currently is subject to an audit or other Action or Tax Claim with respect to Taxes or any Tax Return and no such audit or other Action or Tax Claim has been threatened in writing against any of Seller or any Company Group Member. No deficiency for any Taxes has been proposed, asserted or assessed against Seller or any Company Group Member that has not been resolved and paid in full. Neither Seller nor any Company Group Member expects the assessment of any additional Taxes or is aware of any unresolved questions, claims or disputes concerning the Liability for Taxes which would exceed the estimated reserves therefor established on its books and records.

(d)            Neither Seller nor any Company Group Member has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local, or non-U.S. Law, including in the case of TYR Canada subsection 237.3(a) of the ITA) or taken any position on any Tax Return that could result in a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any similar provision of state, local, or non-U.S. Law).

(e)            Seller and each Company Group Member has (i) timely and properly withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing (or, if applicable, income allocated to) to any employee, independent contractor, creditor, member or equityholder, or other third party and (ii) has complied with all applicable Laws relating to the reporting and recordkeeping requirements related to any Taxes required to be so withheld and paid. Each of Seller and each Company Group Member has properly collected, remitted, and reported all sales, use, value added, excise, and similar Taxes required to be collected, remitted, and reporting by it, and has complied with all applicable Laws relating to such collection, remittance, and reporting, including obtaining and maintaining properly completed exemption certificates.

(f)            There are no Liens with respect to Taxes on any of the properties or assets of any Company Group Member or Seller with respect to any Company Group, other than Liens for Taxes not yet due and payable.

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(g)           Neither Seller nor any Company Group Member has waived any statute of limitations in respect of any Taxes or has agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension currently is effective, and no request for any such waiver or extension is pending. Neither Seller nor any Company Group Member has executed a power of attorney with respect to any Tax matter that will remain in effect after the Closing.

(h)           Neither Seller nor any Company Group Member is the beneficiary of any currently effective extension of time within which to file any Tax Return.

(i)            No written claim has been made by any Governmental Body in a jurisdiction where Seller with respect to any Company Group Member or any Company Group Member does not file Tax Returns that Seller or such Company Group Member, as applicable, is or may be subject to taxation, or required to file any Tax Return, in that jurisdiction.

(j)            Neither Seller nor any Company Group Member is required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code (or any similar provision of state, local, or non-U.S. Law), in each case, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (iii) improper use of accounting method or change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described under Section 1502 of the Code and the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law) arising from any transaction entered into on or prior to the Closing Date, (vi) election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Law), or (vii) the application of Section 965 of the Code (or any similar provision of state, local, or non-U.S. Law).

(k)           Neither Seller, with respect to any Company Group Member, nor any Company Group Member (i) is or has ever been a member of an Affiliated Group, (ii) has Liability for the Taxes of any Person (other than another Company Group Member) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise, or (iii) is or has ever been a party to any Tax sharing, Tax indemnity, Tax allocation or similar Contract or arrangement.

(l)            Neither Seller nor any Company Group Member has (i) requested or received a ruling from any Governmental Body or (ii) executed or entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision thereof or any similar provision of state, local, or non-U.S. Law).

(m)           Neither Seller nor any Company Group Member has ever engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to Tax by such jurisdiction.

(n)           No Company Group Member has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code (i) within the two (2)-year period prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transaction.

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(o)           No Company Group Member is or has ever been (i) a partner in a partnership or an equityholder in an entity classified as a partnership for income Tax purposes or (ii) a party to a Contract that could reasonably be expected to be treated as a partnership for income Tax purposes.

(p)           All transactions and arrangements between or among Seller, any Company Group Member, and their respective Affiliates have occurred on arms-length terms and Seller and each Company Group Member has complied in all material respects with all transfer pricing Laws and other Tax-related requirements that the arms-length nature of the terms of such transactions be documented. Such transactions have been properly taken into account and reported in the Tax Returns of each Company Group Member, and Seller and each Company Group Member has maintained documentation (including any applicable transfer pricing studies) in connection with any such related-party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder (and in the case of TYR Canada, subsection 247(4) of the ITA).

(q)           Neither Seller nor any Company Group Member has taken advantage of any relief provisions pursuant to any COVID-19 Legislation.

(r)            Seller and each Company Group Member has complied with all requirements for all Tax holidays and similar Tax benefits and no such Tax holiday or similar Tax benefits will terminate or be subject to recapture or carryback by reason of the Transaction.

(s)           Neither Seller nor any Company Group Member has participated in any transactions or arrangements subject to the provisions of Code Section 999.

(t)            Since the Seller’s formation (i) the Seller has had a valid election in effect to be treated as a subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code, which election was not revoked or terminated and has not otherwise become ineffective and (ii) no claim or inquiry by a Governmental Body has ever been made challenging the status of Seller (or any predecessor) as a subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code. Seller has provided to Buyer a copy of the IRS’s acceptance letter of the Seller’s election to be taxed as a subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code.

(u)           Since its formation, each of (i) TYR, (ii) Dominus, (iii) Kriger, (iv) Huron, (v) Revere, and (vi) TYR Canada has been properly treated and classified as a Disregarded Entity.

(v)           Since its formation, TYR Denmark has been properly treated and classified as a C corporation within the meaning of Section 1361(a)(2) of the Code for federal and any applicable state and local income Tax purposes.

(w)           Since its formation, RGB IC-DISC (i) has been properly treated and classified as a domestic international sales corporation within the meaning of Code Section 992 for federal and any applicable state and local income Tax purposes and (ii) has complied with all requirements for domestic international sales corporations under the Code and the Treasury Regulations. Seller has provided to Buyer a copy of RBG IC-DISC’s election to be taxed as a domestic internal sales corporation for U.S. federal income Tax purposes.

(x)            From its formation until the date of the Conversion, RGB AZ Sub was properly classified and treated for U.S. federal income Tax purposes as a QSub, and no event has occurred that has caused or would cause such classification or treatment to terminate. Effective as of the Conversion, RGB AZ Sub was validly converted under applicable Arizona Law into a single-member limited liability company that is, and has at all times since the Conversion remained, a Disregarded Entity.

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(y)           No facts, circumstances or events exist or have existed that have resulted in, or may result in, the application of any of sections 15, 17, 67-69, 78 to 80.04 or 237.3(1) of the ITA to TYR Canada. The Equity Interests in RGB AZ Sub are not “taxable Canadian property” within the meaning of the ITA.

4.9            Real Property.

(a)            Owned Real Property. No Company Group Member owns, or has ever owned, any fee interest in real property.

(b)            Leased Real Property. Section 4.9(b) of the Disclosure Schedule sets forth the address of each parcel of real property leased by any Company Group Member (the “Real Property”), and lists all leases, subleases or similar agreements to which any Company Group Member is creating any leasehold, sub-leasehold or rights to possession in the Real Property (the “Real Property Leases”). With respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is the legal, valid and binding obligation of the applicable Company Group Member and each other party thereto, subject to the Remedies Exception; (ii) no Company Group Member is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute such a breach or default; (iii) no Company Group Member has subleased, licensed or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof, except as set forth in Section 4.9(b) of the Disclosure Schedule; (iv) true, correct and complete copies of all Real Property Leases have been made available to Buyer; and (v) the applicable Company Group Member has, subject to all matters, restrictions, covenants, conditions, limitations, rights, reservations, and agreements of record, a valid leasehold interest in each Real Property, free and clear of all Liens other than Permitted Exceptions.

(c)            Occupancy. Except as set forth in Section 4.9(c) of the Disclosure Schedule or as set forth in the Leases, no Person other than a Company Group Member has any right to use, occupy, or access any portion of the Real Property.

(d)            Sufficiency. The Real Property is sufficient for the continued conduct of the Business immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing. No Company Group Member has received written notice of any planned termination of any Real Property Lease prior to date for termination set forth in such Real Property Lease.

(e)            Condition. To the Knowledge of Seller, all buildings, improvements and building systems (including but not limited to HVAC, plumbing and electrical systems) located on the Real Property are, and have been since January 1, 2023, in good operating condition and repair, subject to ordinary wear and tear, and are sufficient and functional for the operation of the Business as currently conducted. There has been no interruption in utility services, during normal business hours excepting non-material maintenance occurring in the Ordinary Course of Business, at any Real Property since January 1, 2023.

(f)            Permits. Each Company Group Member has obtained all Permits, licenses, approvals and authorizations required by applicable Law and, if applicable, by any insurance or fire rating authority, necessary to occupy and operate the Real Property in the manner currently conducted (the “Real Property Permits”). No Company Group Member has received any written notice of revocation, suspension or violation with respect to any Real Property Permit.

(g)            Condemnation. There is no pending or, to the Knowledge of Seller, threatened condemnation, expropriation, eminent domain or similar Proceeding affecting any Real Property, nor has any Company Group Member received any written or oral notice of the same.

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(h)           Planned Alterations. No Company Group Member has received written notice, and to the Knowledge of Seller, no landlord under any Real Property Lease has plans to undertake any renovations, capital improvements or changes in use or operation that would reasonably be expected to materially impair the use of such Real Property by the applicable Company Group Member.

(i)            Landlord Obligations. Except as set forth in Section 4.9(i) of the Disclosure Schedule, all sums owed by any landlord to any Company Group Member under any Real Property Lease, including tenant improvement allowances, reimbursements or abatement credits, have been paid in full.

(j)            Easements. The current use of the Real Property by the Company Group conforms with and does not violate any easement, restrictive covenant or similar recorded real property right, except as set forth in Section 4.9(j) of the Disclosure Schedule.

4.10            Title to Assets Other Than Real Property Interests.

(a)            The Company Group has good and marketable title to, or a valid and enforceable leasehold interest in, all of their respective personal property and assets free and clear of all Liens, except Permitted Exceptions (the “Assets”). This Section 4.10 does not relate to real property or interests in real property, such items being the subject of Section 4.9, or to Intellectual Property, such items being the subject of Section 4.11.

(b)           Except as set forth in Section 4.10(b) of the Disclosure Schedule, the furniture, fixtures, equipment (including office equipment), computer hardware and all other tangible personal property owned or leased by the Company Group, or used by the Company Group in its Business, are in good operating condition and repair (ordinary wear and tear excepted) and constitute all of the tangible personal property necessary in order for the Company Group to conduct its Business as currently conducted. None of the Assets are in the possession of others and the Company Group does not hold any Assets on consignment.

(c)           None of the Assets are in the possession of, or primarily used by, any other Person, and no Company Group Member holds any Assets on consignment, bailment, license, or similar arrangement.

(d)           Except as set forth in Section 4.10(d) of the Disclosure Schedule, the assets, properties, rights and interests owned, held or used by the Company Group (including the rights of the Company Group under the Company Contracts) constitute all of the assets, properties, rights and interests necessary to operate the Business as presently conducted, and, other than the Purchased Equity, neither Seller nor any Excluded Subsidiary owns any material assets, properties, rights or interests necessary to operate the Business as presently conducted.

4.11         Intellectual Property.

(a)           The Company Group owns or has the valid right to use all Intellectual Property and Technology used in or necessary for the conduct of the Business as presently conducted or as reasonably anticipated to be conducted (collectively, the “Company Intellectual Property”), including (i) the Intellectual Property owned or purported to be owned by the Company Group (the “Company Owned Intellectual Property”); (ii) Technology owned or purported to be owned by the Company Group (the “Company Owned Technology”); and (iii) the Intellectual Property licensed or otherwise made available to the Company Group by third parties and used in the Business.

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(b)           Section 4.11(b) of the Disclosure Schedule sets forth a correct and complete list of all United States and foreign (i) Patents and Patent applications, (ii) registered and applied-for Trademarks and all unregistered Trademarks, (iii) internet domain names registered by the Company Group, and (iv) registered Copyrights and applications therefor, in each case owned by the Company Group, including the registered owner, jurisdiction, application or registration number, title of invention or mark, and filing date, to the extent applicable (such listed rights collectively, the “Registered Intellectual Property”). The Company Group is the sole and exclusive owner of all right, title and interest in and to the Company Owned Intellectual Property (including the Registered Intellectual Property) and in and to the Company Owned Technology, free and clear of all Liens, other than Permitted Exceptions.

(c)           Section 4.11(c) of the Disclosure Schedule sets forth a correct and complete list of: (i) each Contract pursuant to which the Company Group has been granted rights to use any Intellectual Property owned by a third party in the conduct of the Business (excluding (A) off-the-shelf Software licenses, click-through, shrinkwrap, open source or similar publicly available licenses, (B) customary employee or contractor agreements, and (C) non-disclosure agreements); and (ii) each Contract pursuant to which the Company Group has granted any right or license to use any Company Owned Intellectual Property to any third party (excluding any license solely for internal use by service providers for the benefit of the Company Group). All such Contracts are in full force and effect and are valid and binding obligations of the Company Group, enforceable in accordance with their terms, subject to the Remedies Exception.

(d)           All Registered Intellectual Property is subsisting, valid and enforceable, and all asserted priority claims are valid. All necessary registration, maintenance and renewal fees in respect thereof have been paid and all necessary documents and certificates have been filed with the relevant authorities for the purpose of maintaining and/or renewing such rights. There are no pending or threatened cancellation, opposition, reexamination or similar Proceedings with respect to any Registered Intellectual Property. No Person (other than the Company Group) has any exclusive rights under either any of the Company Owned Intellectual Property or under any of the Company Owned Technology. All Patents properly identify inventorship in accordance with applicable law. All Company Group products or services covered by Patents are properly marked in accordance with applicable law.

(e)           To the Knowledge of Seller, the Business as currently conducted or as reasonably anticipated to be conducted, including the development, use, marketing, licensing, sale, importation or other exploitation of the Company Owned Intellectual Property, Company Owned Technology or any Products of the Company Group, does not and has not infringed, misappropriated or otherwise violated, and does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. To the Knowledge of Seller, no use by any Company Group customer of any Company Owned Technology or other Product of the Company Group infringes or misappropriates any Intellectual Property of any Person, and to the Knowledge of Seller, no use by any Company Group customer of any Company Owned Technology or other Product of the Company Group is used other than as authorized or directed by the Company Group. No Company Group Member has received any written or oral notice of any actual or alleged infringement, misappropriation, or violation.

(f)            To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating any Company Owned Intellectual Property. No Company Group Member has asserted or threatened in writing any claim or action against any Person for any infringement, misappropriation or violation of Company Owned Intellectual Property, except as set forth in Section 4.11(f) of the Disclosure Schedule.

(g)           Except as set forth on Section 4.11(g) of the Disclosure Schedule, no Proceedings are pending or threatened, that challenge the ownership, use, validity or enforceability of any Company Owned Intellectual Property, or that allege any infringement, misappropriation or other violation of any Intellectual Property of any Person by the Company Group.

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(h)           The Company Group takes commercially reasonable measures to protect the confidentiality and value of all Trade Secrets and other confidential or proprietary information included in the Company Intellectual Property. The Company Group has taken commercially reasonable steps to protect all confidential information provided to it by any other Person and, to the Knowledge of Seller, has not disclosed such information in violation of any confidentiality obligation. Except as set forth on Section 4.11(h) of the Disclosure Schedule, no current or former employee, contractor, or consultant has violated any confidentiality obligation to the Company Group or misappropriated any Company Intellectual Property.

(i)            Each current and former employee, independent contractor or consultant who has created or developed any Intellectual Property, Technology, or Software on behalf of or used by the Company Group has executed a valid and enforceable written agreement assigning all rights in such Intellectual Property to the Company Group or such rights have vested automatically in the Company Group by operation of Law and to the extent that such rights have vested automatically by operation of Law, Section 4.11(i) of the Disclosure Schedule includes a complete and comprehensive list of all such ownership rights vesting by operation of Law.

(j)            No Company Owned Technology or Products of the Company Group incorporates or is distributed with any Software that is licensed under open source or similar terms that require public disclosure of source code, grant of patent rights, or license of proprietary Software or Technology as a condition of use, modification or distribution. The Company Group has not incorporated, embedded or distributed any open source Software into or with any Products of the Company Group in a manner that subjects or could reasonably be expected to subject any such Product to copyleft license obligations.

(k)           No (i) government funding or (ii) facilities of any university, college or research institution were used in the development of any Company Owned Intellectual Property or Company Owned Technology and no Governmental Body or institution has any rights in or to any such property.

(l)            Except as set forth in Section 4.11(l) of the Disclosure Schedule, the Company Owned Intellectual Property, the Company Owned Technology, and the Company Group’s IT Assets are reasonably sufficient for the operation of the Business as currently conducted. The IT Assets operate in all material respects in accordance with their documentation and specifications and have not materially malfunctioned in the past three (3) years. The IT Assets contain commercially reasonable safeguards designed to protect the IT Assets against the (i) unauthorized use, access, interruption, modification or corruption; and (ii) introduction of known viruses, worms, Trojan horses, backdoors or other malicious code. The Company Group maintains commercially reasonable business continuity, backup, disaster recovery and data protection plans. Section 4.11(l) of the Disclosure Schedule identifies any Intellectual Property, Technology, or IT Assets owned by any Excluded Subsidiary but used in or material to the operation of the Business and describes the basis on which the Company Group has the right to use such assets as of the Effective Date.

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4.12         Company Contracts.

(a)            Section 4.12(a) of the Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all of the following Contracts to which any Company Group Member is a party and has remaining rights or obligations, or by which any of their respective properties or assets are bound (the “Company Contracts”):

(i)            all Contracts that contain a commitment as of the date hereof on the part of any Person to make future payments to any Company Group Member for products or services in an aggregate amount in excess of $1,000,000;

(ii)           all Contracts under which any Company Group Member has agreed to purchase materials, supplies or services and that contains a commitment as of the date hereof on the part of any Company Group Member to make future payments to another Person in an amount exceeding $1,000,000;

(iii)          all Contracts that are not terminable by the Company Group without penalty on ninety (90) days’ or less notice, including any such Contract with automatic renewal provisions not terminable by the Company Group without material penalty on ninety (90) days’ or less notice;

(iv)          all agreements or instruments related to the incurrence of any Indebtedness;

(v)           all Leases;

(vi)          all Contracts for the acquisition of capital equipment or fixed assets requiring the payment by any Company Group Member of an amount in excess of $250,000 individually;

(vii)         all Contracts granting to any Person (other than a Company Group Member) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets or services of any Company Group Member;

(viii)        all Contracts that grant or impose any Lien (other than Permitted Exceptions) on the material property, plant and equipment of the Company Group or the Real Property;

(ix)           Government Contracts, except for standalone purchase orders, including for each: (A) the Contract number, (B) award/effective date, (C) customer name and (D) total contract value;

(x)            all collective bargaining agreements or other Contracts with any labor organization, union or association;

(xi)          all Contracts entered into since January 1, 2023 involving the sale or purchase of material assets or properties (including equity) of any Person other than in the Ordinary Course of Business, a merger, consolidation, business combination or similar extraordinary transaction to the extent the Company Group has any remaining right, obligation or Liability thereunder;

(xii)         all Contracts entered into since January 1, 2023 requiring the disposition of any assets (including equity interests or capital stock) material to the ongoing operation of the Business to the extent the Company Group has any remaining right, obligation or Liability thereunder;

(xiii)         all Intellectual Property Licenses or any other Contracts pursuant to which any Company Group Member (A) has been granted any right or license to use any Intellectual Property or Technology owned by a third party (excluding (1) licenses for “off-the-shelf” commercially available Software, (2) click-through, shrinkwrap, open source or similar publicly available licenses, in each case entered into in the Ordinary Course of Business on standard terms and involving annual fees not exceeding $50,000 in the aggregate, and (3) customary employee or contractor agreements and non-disclosure agreements), or (B) has granted any Person any right or license to use any Company Owned Intellectual Property or Company Owned Technology, including any Contract by which any Company Group Member licenses any Person to manufacture, distribute, reproduce, host, sell, or otherwise commercialize any of its products, services, or Company Owned Technology;

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(xiv)        all material joint venture, limited partnership, strategic alliance, or similar agreements involving a sharing of profits, losses, costs or liabilities by any Company Group Member with any other Person;

(xv)         all Contracts providing for change in control payments to any Employees, directors, or officers;

(xvi)        all Contracts with any current director, officer, employee, individual independent contractor or consultant of any Company Group Member that provide for severance, retention, termination compensation or benefits;

(xvii)       all Contracts with any Affiliate of Seller or of any Company Group Member, or with any officer or director of any Company Group Member or of Seller, in each case other than employment Contracts entered into in the Ordinary Course of Business or offer letters providing for “at will” employment;

(xviii)      all settlement agreements entered into within three (3) years prior to the date hereof that contain continuing obligations (other than customary confidentiality or release provisions);

(xix)         all any Contract that restricts any Company Group Member from engaging, or competing with any Person, in any line of business in any geographic area, including any exclusivity arrangement, non-competition agreements or non-solicitation of customer agreements;

(xx)          all Contracts granting any Person “most favored nations” pricing or terms, exclusive dealing rights, minimum purchase commitments or similar preferential rights;

(xxi)         all Contracts that relate to product development, product enhancement, customization, or design services to be provided by or on behalf of any one or more of the Company Group Members, excluding Contracts solely for internal development work performed by employees;

(xxii)        each Contract that is a confidentiality agreement or non-disclosure agreement, other than (i) proprietary information and assignment of inventions Contracts with current or former directors, officers, employees, consultants, or other service providers of the Company Group or (ii) confidentiality agreement or non-disclosure agreement entered into with Persons visiting or accessing the Real Property, in each case of clause (i) and clause (ii), in the Ordinary Course of Business;

(xxiii)       all Contracts that provide for any contingent or earnout payment or similar deferred or variable consideration based on revenue, profits or other performance metric;

(xxiv)       any Contract that is a settlement, conciliation or similar agreement with any Governmental Body or pursuant to which a Company Group Member will have or will reasonably be expected to have any material outstanding obligations after the Closing;

(xxv)        any Contract that grants “most favored nation”, best available or similar pricing terms, sets forth minimum purchasing requirements or grants exclusive sales, purchase, distribution or marketing rights; and

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(xxvi)       all other Contracts, not otherwise disclosed pursuant to the foregoing subsections, that are material to the Business or the Company Group or the operation thereof.

(b)            Each Company Contract is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Company Group Member and of each other party thereto, enforceable in accordance with its terms, subject to the Remedies Exception. The Company Group has performed in all material respects all obligations required to be performed by it to date under each Company Contract and is not in breach or default under any Company Contract, nor has any event occurred that, with notice or lapse of time or both, would constitute a breach or default by a Company Group Member.

(c)           No Company Group Member nor Seller has received written notice or, to the Knowledge of Seller, oral notice of any (i) breach or default under, (ii) intention to cancel, terminate, renegotiate, not renew or materially amend, or (iii) intention to assert any set-off, claim, defense or dispute under, any Company Contract. There are no current renegotiations of any Company Contract (including price, term or scope), and no Company Contract has been canceled, terminated or materially modified except as disclosed in Section 4.12(c) of the Disclosure Schedule.

(d)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in a breach or default under, or give rise to a right of termination, modification, cancellation, non-renewal, acceleration or notice under, any Company Contract, (ii) require the consent, waiver, or novation of any counterparty under any Company Contract (including but not limited to for the preservation of any rights, benefits or obligations of any Company Group Member), or (iii) result in the loss of any benefit under any Company Contract.

(e)           Complete, true and correct copies of all written Company Contracts (including all amendments, attachments, exhibits, schedules, modifications, waivers, extensions, renewals, and supplements) and written summaries of any material terms of any oral Company Contracts have been made available to Buyer and its Representatives. No Company Contract is subject to any unresolved claim, charge, set-off or defense by any party thereto.

(f)            No current or former employee, consultant or independent contractor of the Company Group (i) is bound by any Contract, including any confidentiality, non-competition, non-solicitation, or proprietary rights Contract with any third party, that would reasonably be expected to (A) adversely affect such Person’s ability to perform services for the Company Group, (B) impair the rights of the Company Group in any Intellectual Property used in the Business, or (C) limit or restrict the ability of the Company Group to conduct the Business as currently conducted; (ii) nor has any such Person used or disclosed any confidential or proprietary information of any third party in connection with the performance of their duties for the Company Group.

(g)           With respect to each Government Contract to which a Company Group Member is currently a party:

(i)            Section 4.12(g)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Government Bids with an estimated value greater than US$2,000,000 and for which no award has yet been made and which is expected to result in a Government Contract, including for each such Government Bid: (1) the customer name, (2) the type and number of the relevant solicitation document, (3) if such Government Bid is for a subcontract or task order under a prime Contract, the applicable prime Contract number, (4) the date of submission, and (5) the estimated value of the anticipated Contract based on the Government Bid. Section 4.12(g)(i) of the Disclosure Schedule sets forth a list of each outstanding teaming agreement and mentor-protégé agreement to which a Company Group Member is a party. Correct and complete copies of all such teaming agreements and mentor-protégé agreements, including all amendments, modifications and supplements thereto, have been made available to Buyer.

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(ii)           Each Company Group Member has complied and is in compliance in all material respects with all terms and conditions of each Government Contract, including all incorporated clauses, provisions, certifications, representations, requirements, schedules, attachments, regulations and applicable Laws, including without limitation the Federal Acquisition Regulation (“FAR”) and the Defense Federal Acquisition Regulation Supplement (“DFARS”), to the extent they apply.

(iii)          (i) All representations and certifications made by a member of the Company Group in relation to any Government Contract or Government Bid were complete and accurate in all material respects as of their effective date; and no Company Group Member has received any written or, to the Knowledge of Seller, oral notice of any termination for default or convenience with respect to any Government Contract.

(iv)          Except as set forth on Section 4.12(g)(iv) of the Disclosure Schedule, no prime contractor, subcontractor or other Governmental Body, has notified any member of the Company Group that such member of the Company Group has materially breached or violated any Law, statute, rule, regulation, certification, representation, clause, provision or requirement.

(v)           To the Knowledge of Seller, each Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with its terms.

(vi)          To the Knowledge of Seller, no reasonable basis exists to give rise to a material claim by a Governmental Body for fraud (as such concept is defined under the state or federal Laws of the United States or applicable non-U.S. Law) in connection with any Government Contract, under the False Claims Act, or in connection with its Preferred Bidder Status.

(vii)         No Company Group Member has conducted or initiated any internal investigation or made any voluntary or mandatory disclosure to any Governmental Body with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to a Government Contract or Government Bid or any Laws.

(viii)        No Company Group Member (i) has received any written or, to the Knowledge of Seller, oral notice of any outstanding claims, either by any Governmental Body or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, and (ii) does not have any outstanding claims or requests for equitable adjustment or disputes with a Governmental Body under the United States Contract Disputes Act, as amended, or any other Law or with any prime contractor, higher-tier contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid. No Company Group Member has received any written or, to the Knowledge of Seller, oral notification of quality, cost, schedule or technical problems that reasonably could support claims against a Company Group Member (or successors in interest) by a Governmental Body, a prime contractor or a higher-tier subcontractor.

(ix)           No Government Contract or Government Bid is currently the subject of any bid protest before any Governmental Body and, to Knowledge of Seller, no such Government Contract or Government Bid is reasonably likely to become the subject of a bid protest.

(x)           Neither a Company Group Member nor any of its directors, managers or officers (i) has been debarred, suspended or excluded from participation in the award of any Government Contract nor has any debarment, suspension or exclusion proceeding, to the Knowledge of Seller, been threatened or initiated against a Company Group Member or any of its directors, managers or officers; or (ii) has been under or subject to any investigation, indictment, subpoena, or administrative proceeding involving any alleged violation of a Government Contract requirement or Law pertaining to any Government Contract.

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(xi)          No Company Group Member has received any written (or to the Knowledge of Seller, oral), notification that any Governmental Body, prime contractor, or higher-tier subcontractor will terminate, materially decrease the rate of purchasing under, or decline to exercise options under any Government Contract including, but not limited to, actions taken as the result of any loss of Preferred Bidder Status.

(xii)          The Company Group has “flowed down” all required FAR (and agency supplemental regulations) clauses, and any required comparable state and local or non-U.S. Law requirements, to its subcontractors, sub-recipients, suppliers, distributors, contractors and vendors by including the provisions in its agreements with its subcontractors, sub-recipients, suppliers, distributors, contractors and vendors, as well as any non-mandatory “flow down” provisions necessary for any Company Group Member to meet its obligations under such Government Contract.

(xiii)         No money due to any Company Group Member under any Government Contract is currently being withheld or has been set off in the past twenty-four (24) months.

(xiv)        The Company Group is in compliance with all applicable price reduction, price monitoring or most favored customer requirements related to such Government Contracts.

(xv)         Except to the extent disclosure thereof is prohibited by applicable Law, Schedule 4.12(xv) sets forth a current, complete, and accurate list of all Facility Clearances and Personnel Security Clearances held by the Company Group. The Company Group and their respective officers, directors, and employees hold all Facility Clearances and Personnel Security Clearances reasonably necessary to perform the Government Contracts. All requisite Facility Clearances are valid and in full force and effect. The Company Group has complied in all material respects with the National Industrial Security Program Operating Manual and other applicable National Security Laws (including but not limited to the Contract Security Manual of Public Services and Procurement Canada) and with the requirements imposed by Facility Clearances and Personnel Security Clearances, as applicable.

(xvi)        No Company Group Member has provided to a Governmental Body or otherwise used any covered articles (as defined in FAR 52.204-23) or covered telecommunications equipment or services (as defined in FAR 52.204-25), or provides covered articles or covered telecommunications equipment or services under a Government Contract.

(xvii)        Except as set forth in Section 4.12(a)(xvii) of the Disclosure Schedule, no Company Group Member is currently a party to any Government Contract that has been awarded as a set-aside for or otherwise based on any Company Group Member’s Preferred Bidder Status. Other than the small business status of TYR Tactical, LLC, no Company Group Member currently certifies, and has not in the past three (3) years certified, under any Preferred Bidder Status that entitles a contractor to a favored status or benefits. No Company Group Member has been the subject of a Small Business Administration (“SBA”) certificate of competency, size determination, size protest, size appeal or a review of eligibility of any status under the administration of the SBA or any other similar review or proceeding under the jurisdiction of another applicable Governmental Body. Any representations made by a Company Group Member about size or status were accurate, complete, and in compliance with all applicable requirements of Law at the time they were made.

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(xviii)      No Governmental Body has rights in any Company Owned Intellectual Property, except for Limited Rights in technical data and/or Restricted Rights in computer software (as each term is defined in FAR 52.227-14 and DFARS 252.227-7013 and -7014), or other applicable similar rights pursuant to Government Contract clauses that are prescribed in the applicable federal acquisition regulations. No prime contractor or subcontractor at any tier under a Government Contract with a Company Group Member has been granted or otherwise is entitled to any rights in any Company Owned Intellectual Property pursuant to the terms of such Government Contract with a Company Group Member or otherwise.

(xix)         Except as set forth in Section 4.12(g)(xix) of the Disclosure Schedule, no member of the Company Group has received any written notice of termination, “show cause” or cure notice pertaining to any Government Contract; provided that this clause (x) shall not apply to any notice received more than six (6) years prior to the date hereof, or (y) which notice is related to a Government Contract that is no longer ongoing as of the Closing Date.

(xx)          Except as set forth in Section 4.12(g)(xx) of the Disclosure Schedule, Company Group Member has received any written notice from a Governmental Body raising concerns regarding any Organizational Conflict of Interest (“OCI”) (as defined in FAR Subpart 9.5), nor is any Company Group Member currently subject to any OCI mitigation plan or restrictions on future contracting.

4.13         Employee Benefits Plans.

(a)            Section 4.13(a) of the Disclosure Schedule contains a complete and correct list of all Company Benefit Plans. Seller has made or caused to be made available to Buyer true, complete and correct copies of the following documents for each of the Company Benefit Plans, to the extent applicable: (i) the previous material iteration of plan documents, and the current plan document, together with all amendments; (ii) previous material iteration of trust agreements, insurance policies, and other documents establishing other funding arrangements and any current trust agreements, insurance policies, and other documents establishing other funding arrangements; (iii) previous material iteration of summary plan descriptions (and all summaries of material modifications thereto) and the current summary plan descriptions, booklets, notices or manuals prepared for or circulated to the Employees and other persons entitled to benefits under Company Benefits Plans (and all summaries of material modifications thereto); (iv) all filings made with any Governmental Body with respect to the three (3) most recently ended plan years preceding the date of this Agreement, including Forms 5500, 1094, and 1095 and all relevant schedules; (v) the three (3) most recent financial statements; (vi) correspondence with any Governmental Body relating to any investigation or audit by any Governmental Body or any submission under any voluntary compliance or correction program (in each case, during the last three (3) years), (vii) the three (3) most recent plan years’ nondiscrimination and coverage testing results; and (viii) previous material iteration of all service, investment management, and administration agreements with respect to each Company Benefit Plan and all current service, investment management, and administration and all current service agreements with respect to each Company Benefit Plan; (ix) the most recent IRS determination letter or opinion letter with respect to any Company Benefit Plans intended to be qualified under Section 401(a) of the Code; (x) previous material iteration of all subscription and participation agreements with respect to each Company Benefit Plan and all subscription and participation agreements with respect to each Company Benefit Plan; (xi) actuarial valuation report, if any, during the last three (3) years; (xii) annual information returns premium statements during the last three (3) years and the current premiums payable and renewal rate projections; (xiii) all material correspondence with any Governmental Body; and (xiv) all other documents establishing, creating, amending or governing each Company Benefit Plan.

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(b)           Except as set forth in Section 4.13(b) of the Disclosure Schedule, each Company Benefit Plan has been maintained and administered in compliance in all material respects with the terms of such Company Benefit Plan and applicable Laws (including ERISA and the Code). Each Company Benefit Plan is in full force and effect and is enforceable in accordance with its terms. The Company Group has not breached in any material respect any material provision of any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan and to the Knowledge of Seller, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Company Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All material benefits, contributions and premiums required by and due under the terms of each Company Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Company Benefit Plan, the terms of all applicable Laws and GAAP. No Company Group Member, Seller, nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any prohibited transaction. Each Company Benefit Plan that is subject to insurance or funding requirements is fully insured or fully funded in accordance with the assumptions disclosed in the most recent applicable actuarial report and in good standing with such regulatory authorities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by and of any of the Company Group Member from any such Governmental Body.

(c)           Except as set forth in Section 4.13(c) of the Disclosure Schedule, (i) there are no Actions, investigations, inquiries, audits, lawsuits, proceedings, demands, grievances, claims or suits pending or threatened by any Governmental Body or by any current or former participant or beneficiary (other than routine claims for benefits or routine appeals thereof) that relate to any of the Company Benefit Plans; (ii) no Company Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Body; and (iii) no event has occurred and no condition exists that would, directly or by reason of any of the Company Group Member’s affiliation with any other entity which would subject of the Company Group Member to any material fine, Lien, penalty or other liability.

(d)           Except as set forth in Section 4.13(d) of the Disclosure Schedule, no Company Benefit Plan provides any retiree or post-employment medical or life insurance, benefits or coverage to any Person, except as required under COBRA or similar state Law.

(e)           No Company Benefit Plan is, and neither Seller nor any Company Group Member has any direct or contingent Liability with respect to any plan that is: (i) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) a Multiemployer Plan; (iii) a Multiple Employer Plan; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (v) a “voluntary employee beneficiary association” within the meaning of Section 501(c)(9) of the Code; (vi) a “welfare benefit fund” within the meaning of Section 419 of the Code; (vii) a “defined benefit provision” as defined in the ITA and its regulations, (viii) a “multi-employer plan” as defined in the ITA and its regulations; (ix) a “designated money purchase provision” as defined in the ITA and its regulations; (x) a “salary deferral arrangement” as defined in the ITA and its regulations; (xi) a “death benefit” as defined in the ITA and its regulations; or (xii) a “individual pension plan” as defined in the ITA and its regulations. Neither Seller nor any Company Group Member has withdrawn from any pension plan under circumstances resulting or expected to result in a Liability to the Pension Benefit Guaranty Corporation or have engaged in any transaction which could give rise to Liability of the RG Beck AZ, the Direct Subsidiaries or Buyer under Section 4069 or Section 4212(c) of ERISA.

(f)            Except as set forth in Section 4.13(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction will result in (i) any material payment (including bonus, golden parachute, retirement or other enhanced benefit) becoming due to any current or former director, officer, employee or individual independent contractor of Seller or the Company Group or (ii) “excess parachute payments” within the meaning of Section 280G of the Code.

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(g)           Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation arrangement within the meaning of Section 409A of the Code has been operated and maintained in compliance in all material respects with Section 409A of the Code and applicable guidance and regulations thereunder. No Company Group Member or Seller has any obligation to reimburse, gross-up or otherwise pay any Taxes, interest, penalties or other amounts incurred by any Person under Section 409A or Section 4999 of the Code.

(h)           Except as set forth in Section 4.13(h) of the Disclosure Schedule, the Seller, each Company Group Member, and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) is, and at all relevant times has been, in material compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”) and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and no condition or circumstance exists, that could subject any Company Group Member or any Company Health Plan to any penalty (including any excise Tax) under Sections 4980D or 4980H of the Code, or any other provision of the Healthcare Reform Laws.

(i)            No Company Benefit Plan that any of the Company Group Member maintains, contributes, or is required to maintain and contribute to, are a party or bound by, or have, or will have any obligation or liability, contingent or otherwise, with respect to any Employee in Canada (collectively, the “Canadian Company Plans”, and each a “Canadian Company Plan”) is subject to any applicable pension benefits standards legislation.

(j)            No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could be reasonably expected to result in any Canadian Company Plans being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material amount of Taxes, fees, penalties or levies under applicable Laws.

(k)           Each Canadian Company Plan may be amended, terminated or wound-up by TYR Canada at any time without incurring any liabilities, costs, expenses or any other obligations, except ordinary administrative costs or expenses relating to that amendment, termination or wind-up.

(l)            Each of the Canadian Company Plan, which purports to qualify as a particular type of plan under the ITA and its regulations or which has or purports to have Tax-favored treatment, meets all requirements in effect under the ITA and its regulations or such qualification or treatment and has complied with the provisions of the ITA and its regulations and the administrative practices of the Canada Revenue Agency applicable to that type of plan or treatment. No fact or circumstance exists that could adversely affect the existing Tax preferred or Tax-exempt status of a Canadian Company Plan.

(m)           There have been no improper withdrawals, applications or transfers of assets from any Canadian Company Plan or the trusts or other funding media relating thereto that remain outstanding and unremedied, and none of the Company Group Members nor any of their respective agents has been in breach of any fiduciary obligation with respect to the funding or administration of the Canadian Company Plans.

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(n)            No insurance policy or any other Contract affecting any Canadian Company Plan requires or permits a retroactive increase or adjustment in premiums, contributions or payments due thereunder, or requires additional premiums, contributions or payments on termination of the Canadian Company Plan or any insurance policy, contract or agreement relating thereto.

(o)            No amendments have been made to any Canadian Company Plan. There is no pattern of ad hoc benefit increases with respect to the Canadian Company Plans, and none of the Company Group Members have no plans and have made no promise or commitment, whether legally binding or not, to create any additional Canadian Company Plan or to improve or change the compensation or benefits provided under any Canadian Company Plan.

(p)            No contractor, consultants, or agent have ever participated or participates or otherwise is entitled to any entitlements from any Canadian Company Plan.

4.14         Labor and Employment.

(a)            Section 4.14(a) of the Disclosure Schedule contains a complete and accurate list of Employees as of two (2) Business Days prior to the date hereof, setting forth for each employee his or her position or title; whether classified as exempt or non-exempt for wage and hour (including overtime) purposes; part-time or full-time status; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; date of hire; work location (by state); status (i.e., active or inactive and if inactive, the type of leave and estimated duration); full-time or part-time status; as to any employee working pursuant to a visa or otherwise as a temporary foreign worker, the type of visa and visa expiration date as well as the expiration date of any associated Labour Market Benefit Plan or Labour Market Impact Assessment; and the total amount of bonus, retention, severance, notice and other amounts to be paid to such employee at the Closing or otherwise in connection with the Transaction. Except as set forth in Section 4.14(a) of the Disclosure Schedule, (i) no Company Group Member has recognized any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any Employees, (ii) no Company Group Member is a party to or bound by any collective bargaining agreement applicable to any Employees and no collective bargaining agreements are being negotiated with respect to the Employees, (iii) there is no labor strike or labor dispute, application for certification, slow down, lockout or stoppage actually pending or, to the Knowledge of Seller, threatened against the Company Group, and since December 31, 2023, the Company Group has not experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages, (iv) no Company Group Member has been informed that it is engaged in any unfair labor practices, and no unfair labor practice charges or complaints before any Governmental Body are pending or, to the Knowledge of Seller, threatened against the Company Group, and (v) to the Knowledge of Seller, no labor union or other collective bargaining representative claims to or is seeking to represent any Employees and no union organizational campaign or representation petition is currently pending with respect to any Employees.

(b)            Except as would not adversely affect the Company Group in any material respect, to the Knowledge of Seller, the Company Group is, and for the past three (3) years has been, in material compliance with all Labor Laws with respect to employment standards legislation, labor relations, equal employment opportunity, pay equity, affirmative action, human rights, employment discrimination, harassment, workplace violence, retaliation, reprisal, reasonable accommodation, leaves of absence, disability rights or benefits, immigration (including E-Verify or state equivalents, as required), wages, hours, vacation pay, statutory holiday pay, overtime compensation, child labor, minimum wage, hiring, promotion and separation of employees, working conditions, meal and break periods, occupational health and safety, COVID-19-related safety, workers’ compensation, layoff and closing notification or unemployment insurance. Except as set forth on Section 4.14(b) of the Disclosure Schedules, there are no Actions against or audits of the Company Group pending or, to the Knowledge of Seller, threatened to be brought or filed by or with any Governmental Body with respect to Employees or consultants or independent contractors of the Company Group, including in connection with the employment or termination of employment of any Employees or former employees of the Company Group, nor has there been any such Action or audit commenced during the last three (3) years.

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(c)           Since December 31, 2023, there has not been “plant closing” or “mass layoff” (as such terms are defined by the WARN Act) of Employees which would create any obligations upon or Liabilities for the Company Group under the WARN Act, nor have there been any “mass termination” or “collective dismissals” carried out under the applicable Canadian employment standards legislation.

(d)           Except as set forth in Section 4.14(d) of the Disclosure Schedules, all Employees employed within the United States are employed on an “at-will” basis by the Company Group and may be terminated at any time with or without cause, and without any severance or other Liabilities to the Company Group. Section 4.14(d) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of each written employment, consulting, separation or indemnification Contract currently in effect or under which there are outstanding obligations between any Company Group Member, on the one hand, and any current or former individual employee, officer or director of the Company Group, on the other hand, other than the Governing Documents and offer letters entered into in the Ordinary Course of Business. All Employees employed within Canada are engaged on written terms of employment that limit their entitlements upon termination and/or severance to the minimum entitlements provided for by the applicable Laws, in a manner enforceable by Law.

(e)           To the Knowledge of Seller, Company Group has not been delinquent in payments to any Employee for any wages (inclusive of vacation pay, overtime pay, and statutory holiday pay), salaries, commissions, bonuses or other earned compensation for any services performed by such Employee. Company Group has not been delinquent in payments to any consultants or independent contractors for services provided to any Company Group Member.

(f)            To the Knowledge of Seller, all individuals characterized and treated as consultants, independent contractors, 1099 recipients, or other non-employee workers of Company Group Members are, and for the last three (3) years have been, properly engaged, classified, paid and treated as independent contractors under all applicable Laws. To the Knowledge of Seller, all Employees are, and during the last three (3) years have been, properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act, Employment Standards Act, 2000 (Ontario) (or other applicable Canadian employment standards legislation) and applicable state and local or non-U.S. wage and hour Laws. To the Knowledge of Seller, the Company Group Members have not, during the last three (3) years, employed any individual who is not authorized to work in the United States and/or Canada, as applicable.

(g)           During the last three (3) years, except as set forth in Section 4.14(g) of the Disclosure Schedules, no Company Group Member has received any written, or, to the knowledge of Seller, oral complaints or allegations of discrimination, retaliation, sexual misconduct, workplace violence or harassment (whether sexual or otherwise) (including any formal written complaint) against any current or former Employee, consultant or independent contractor of the Company Group Members, nor have the Company Group Members entered into any settlement agreement, tolling agreement, non-disparagement agreement or confidentiality agreement with respect to any such complaints or allegations.

(h)           To the Knowledge of Seller, no Employee is in violation of any term of any non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company Group Members, nor, to the Knowledge of Seller, will any Employee be in violation under any such agreement or covenant upon employment by or performance of services for the group of companies including Buyer.

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4.15         Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule:

(a)           There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened (in writing or otherwise) against any Company Group Member or otherwise relating to the Business or the assets of the Company Group, that (i) are reasonably expected to result in Liabilities in excess of $100,000 individually or in the aggregate, (ii) seek injunctive or equitable relief, specific performance, or similar remedy, (iii) challenge or question the validity of this Agreement or any of the transactions contemplated hereby, or (iv) would affect the consummation of the transactions contemplated by this Agreement or the continued lawful operation of the Business of any Company Group Member following the Closing.

(b)           There are no outstanding or unsatisfied Judgments, settlement agreements, consent decrees, injunctions or similar orders or restrictions against or binding upon any Company Group Member or their respective properties or assets.

(c)           There are no current, pending, or, to the Knowledge of Seller, threatened claims by or against any manager, officer, employee or agent of the Company Group in their capacities as such, or arising out of or relating to their services to the Company Group.

(d)           There are no Actions pending or, to the Knowledge of Seller, threatened against any Company Group Member before any Governmental Body.

(e)           Section 4.15 of the Disclosure Schedule sets forth a complete and accurate list and description of all Proceedings involving any Company Group Member since January 1, 2023, including the parties, nature of the dispute, and status or outcome (including whether settled and for what amount).

4.16         Compliance with Laws; Permits.

(a)            Except as qualified in the following sentence or set forth in Section 4.16(a) of the Disclosure Schedule, no Company Group Member is in violation, default or breach, or during the twelve (12) month period ending on the date hereof has been in violation, default or breach, of any material Law or Order applicable to such Company Group Member, except for such violation, default or breach which would not materially affect the consummation of the transactions contemplated pursuant to this Agreement or the continued lawful operations by any Company Group Member following the Closing. Except as set forth in Section 4.16(a) of the Disclosure Schedule, during the twelve (12) month period ending on the date hereof, no Company Group Member (1) has received any written notification or communication from any Governmental Body asserting that any Company Group Member is not in compliance in any material respect with any applicable Law or Order material to such Company Group Member or (2) entered into or been subject to any Order material to such Company Group Member.

(b)            Section 4.16(b) of the Disclosure Schedule contains a list of all material Permits owned or possessed by the Company Group and no other material Permits of any Governmental Body is required in the conduct of the Company Group’s business, as of the date hereof. Except as set forth in Section 4.16(b) of the Disclosure Schedule, each such Permit is in full force and effect, and the Company Group is in compliance in all material respects with all of its obligations with respect to such Permits, and, to the Knowledge of Seller, no event has occurred which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any such Permit.

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4.17         Environmental Matters.

(a)            During the six (6) year period ending on the date hereof, each Company Group Member has been, and is currently in material compliance with all applicable Environmental Laws, including with respect to the generation, use, handling, storage, treatment, transportation and disposal of Hazardous Materials, and has obtained and is in compliance with all Environmental Licenses necessary for the operation of its business and the occupancy of its Real Property, and all such Environmental Licenses are in full force and effect.

(b)            During the six (6) year period ending on the date hereof, no Company Group Member has received any written notice or any other communication (written or oral), from any Governmental Body or other Person, alleging, with respect to any Company Group Member, Real Property, or Real Property Lease: (i) any violation of or Liability under any Environmental Law, (ii) the need for any investigation, remediation, removal, or cleanup of Hazardous Materials, or (iii) any non-compliance with any Environmental License. To the Knowledge of Seller, there are no Proceedings pending or threatened, alleging, with respect to any Company Group Member, Real Property, or Real Property Lease: (i) any violation of or Liability under any Environmental Law, (ii) the need for any investigation, remediation, removal, or cleanup of Hazardous Materials, or (iii) any non-compliance with any Environmental License.

(c)            To the Knowledge of Seller, there has been no Release or threatened Release of Hazardous Materials by the Company Group on, under, in or about any Real Property that would reasonably be expected to subject the Company Group or any Company Group Member to Liability under any Environmental Law.

(d)            No Company Group Member has used, installed, handled, or maintained, and to the Knowledge of Seller, no Real Property currently or formerly leased, operated, or owned by any Company Group Member contains, any Hazardous Materials, including friable asbestos, lead-based paint, or polychlorinated biphenyls (PCBs). To the Knowledge of Seller, no such Real Property contains any underground storage tanks, dry wells, sumps, pits, or other structures used for the storage or disposal of Hazardous Materials.

(e)            Neither Seller nor any Company Group Member is currently subject to any Order, Judgment, decree, settlement or agreement with any Governmental Body or other Person imposing obligations, restrictions, or Liabilities under or relating to any Environmental Law or the Release or cleanup of Hazardous Materials.

(f)            The Company Group has made available to Buyer copies of any material documents in its possession or under its control pertaining to the Company Group’s compliance with Environmental Laws, Environmental Licenses, or the presence or Release of Hazardous Materials at any real property, currently or formerly owned, operated, or leased by the Company Group, including but not limited to all Phase 1 and Phase II environmental site assessments, reports, studies, audits, investigations, records, sampling data, site assessments, and other documents relating to the environment.

(g)            There are no facts, conditions, or circumstances existing as of the date hereof that would reasonably be expected to result in Liability under Environmental Law to the Company Group, including any claims by third parties for personal injury, property damage, or cleanup costs.

4.18         Financial Advisors. Except for William Blair & Company, L.L.C., no Person has acted, directly or indirectly, as an investment bank, broker, finder, financial, or other intermediary advisor for any Company Group Member in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

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4.19         Affiliate Transactions. Except as set forth in Section 4.19 of the Disclosure Schedule, and except for arrangements solely among Company Group Members in the Ordinary Course of Business, no director, manager, officer, equityholder, or Affiliate of any Company Group Member or Seller, and, to the Knowledge of Seller, no immediate family member of the foregoing: (a) is a party to or has any interest in any Contract, arrangement, lease, license, or other relationship with any Company Group Member (including as a broker, sales agent, consultant, distributor, reseller, or representative); (b) has any interest in any property or asset used in or held for use in the Business, including any technology, equipment, or government licenses or permits; (c) owes any amount to, or is owed any amount by, any Company Group Member; or (d) is a party to any agreement with a Governmental Body, customer, supplier or other third party that relates to, or would reasonably be expected to affect, the Business. Without limiting the foregoing, Section 4.19 of the Disclosure Schedule sets forth a true and complete list of all Contracts or arrangements to which Seller or any Affiliate of Seller (other than a Company Group Member) is a party and which will remain in effect following the Closing. All such arrangements: (x) were entered into on an arm’s-length basis and on commercially reasonable terms; (y) do not involve or require any license, export control authorization, or filing with any Governmental Body to terminate or transfer in connection with the Transaction; and (z) are terminable without penalty upon not more than thirty (30) days’ notice.

4.20         Insurance Policies. Section 4.20 of the Disclosure Schedule sets forth a complete and correct list of all material insurance policies currently maintained by or for the benefit of the Company Group (the “Policies”), excluding title insurance policies. The Policies include, without limitation, coverage for product liability (including foreign jurisdictions), general commercial liability, cyber liability, professional liability (if applicable), and such other types and amounts of coverage as are customary and commercially reasonable for companies operating in similarly regulated industries and jurisdictions. All premiums due and payable have been timely paid, and each Policy is in full force and effect. No Company Group Member is in default, and to the Knowledge of Seller, no event or condition exists or is threatened which could reasonably be expected to result in the termination, suspension or non-renewal of any Policy. No material claims are pending under any Policy that have been denied or disputed (other than customary reservation of rights notices). Section 4.20 of the Disclosure Schedule also describes any self-insurance, fronting, captive, or similar risk-shifting mechanisms.

4.21         Inventory.

(a)            The Inventory is in saleable condition, and Seller has no reason to believe that the amount of Inventory on hand as of the Closing will not be substantially consumed, prior to it becoming outdated, in the Ordinary Course of Business based on the current levels of operation. The amount and quality of the Inventory is consistent with normal operating levels maintained by Company Group in keeping with past practice. All inventories not written off have been priced at cost in accordance with GAAP on a consistent basis. All inventories disposed of subsequent to December 31, 2024 have been disposed of only in the Ordinary Course of Business. The quantities of each type of Inventory are not excessive, but are reasonable and warranted according to the normal purchasing and sales patterns of the Company Group and are adequate for the purposes of fulfilling the Company Group’s current business and order requirements without resulting in excess or obsolete inventory exposure, subject to customary reserves. All work in process and finished goods inventory held by the Company Group is free of any defect, deficiency, contamination, or other condition that would render such inventory unsaleable, obsolete, or unusable. There is no product, raw material, or component inventory that is subject to recall or safety concern, nor has any been manufactured or sourced in violation of applicable Laws.

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(b)           Section 4.21(b) of the Disclosure Schedule contains a list of the aged trade accounts receivable of the Company Group over the previous ninety (90) days as of August 1, 2025 (“Receivables”). Such Receivables arose in the Ordinary Course of Business for goods sold and delivered or services provided by the Company Group as to which full performance by the Company Group has been fully rendered, constitute valid obligations owed to the Company Group and are collectible in the Ordinary Course of Business, subject to customary reserves. The Company Group has not received any written notice from or on behalf of any account debtor asserting any defense to payment, counterclaim or right of setoff with respect to any Receivables in excess of amounts reserved on the Financial Statements in respect of the applicable period(s). All Receivables are recorded and booked on the books and records of the Company Group in accordance with GAAP. Except as disclosed in Section 4.21(b) of the Disclosure Schedule, no Receivables are subject to prior assignment or Lien (other than Permitted Exceptions). Except as set forth in the Financial Statements, the Company Group does not have any Liability for any refunds, allowances or returns in respect of products developed, manufactured, processed, distributed or sold by or for the account of the Company Group on or prior to the date hereof in excess of the amounts specifically reserved against in calculating the Estimated Net Working Capital. Where Receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of the Company Group have been properly filed or recorded by the Company Group in accordance with applicable Law.

4.22         Customers and Suppliers.

(a)            Section 4.22(a) of the Disclosure Schedule sets forth the ten (10) largest customers (as measured by dollar volume of sales) of the Company Group (the “Top Customers”) for both of the years ended December 31, 2024 and December 31, 2023 and includes the actual amount for which each such Top Customer was invoiced during such periods. No Top Customer has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of purchases or material decrease in the prices paid) or notified the Seller, the Company Group or their respective Affiliates of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or adversely alter (including any material reduction in the rate or amount of purchases or material decrease in the prices paid) its relationship with the Company Group or the Business. There are no pending disputes or controversies between any of the Company Group Members and any of the Top Customers. There is no existing or threatened fact, event, or circumstance which would be expected to have a Material Adverse Effect on the relationship of the Company Group with any of the Top Customers.

(b)            Section 4.22(b) of the Disclosure Schedule sets forth the ten (10) largest suppliers and vendors (as measured by dollar volume of purchases) of the Company Group (the “Top Suppliers/Vendors”), for both of the years ended December 31, 2024 and December 31, 2023 and includes the actual amount the Company Group purchased from each such suppliers and vendors during such period (treating affiliated suppliers, to the extent known, as a single supplier). No Top Supplier/Vendor has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or material increase in the prices charged) or notified the Seller, the Company Group or their respective Affiliates of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or adversely alter (including any material reduction in the rate or amount of sales or material increase in the prices charged) its relationship with the Company Group or the Business. There are no pending disputes or controversies between any of the Company Group Members and any Top Supplier/Vendor. There is no existing or threatened fact, event, or circumstance which would be expected to have a Material Adverse Effect on the relationship of the Company Group with any of the Top Suppliers/Vendors.

4.23         Trade and Anti-Corruption.

(a)            For the past five (5) years, each Company Group Member: (i) is and has been in material compliance with all applicable Trade and Sanctions Laws and Anti-Corruption Laws; and (ii) has not, in connection with or relating to the business of any Company Group Member, (1) received from any Governmental Body any written or, to the Knowledge of Seller oral, notice or (2) made any voluntary, prior, directed, or otherwise involuntary disclosure to a Governmental Body, in either case concerning any actual or potential violation or wrongdoing related to Trade and Sanctions Laws or Anti-Corruption Laws.

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(b)           Neither any Company Group Member, nor any of its officers, managers, directors, employees, agents or anyone acting on its behalf is a Sanctioned Person or is acting on behalf of a Sanctioned Person. In the past ten (10) years, no Company Group Member has, in violation of applicable Trade and Sanctions Laws, done business, directly or indirectly, with (i) a Sanctioned Person; or (ii) any Sanctioned Country.

(c)           Neither any Company Group Member, nor any of its officers, managers, directors, employees, nor, to the Knowledge of Seller, any of its agents or anyone acting on their behalf has offered, paid, promised to pay, received or authorized payment or receipt of any money, or offered, given, promised to give, received, or authorized giving or receiving of anything of value to or from (i) any Government Official for purposes of influencing any act or decision of such Government Official in its, his or her official capacity, inducing such Government Official to do or omit to do any act in violation of its, his or her lawful duty, or securing any improper advantage, or inducing such Government Official to use its, his or her influence with a foreign Governmental Body to affect or influence any act or decision of such Governmental Body, in each case, in order to assist any Company Group Member in obtaining or retaining business for or with, or directing business to any Person, (ii) any Person, while knowing that all or a portion of such money or thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official for any prohibited purpose described in clause (i), or (iii) any Person in violation of applicable Anti-Corruption Laws.

(d)            Since January 1, 2022, the Company Group has not had any direct or indirect transactions with or engaged in activity involving a benefit provided to or received from Russia or Belarus including from (i) the territory of, (ii) Persons located in, or (iii) Persons incorporated, headquartered, or whose principal place of business is in those jurisdictions.

4.24         Privacy and Cybersecurity.

(a)            The Company Group is in compliance in all material respects with (i) a written information security program that includes commercially reasonable administrative, technical, and physical safeguards reasonably calculated to protect the confidentiality, integrity, and security of personal, sensitive, or confidential information (including Personal Data), and (ii) written policies, including a written privacy policy, that comply with all Data Security Laws. The Company Group is in compliance with all Data Security Laws. There have not been any Actions conducted or claims asserted regarding Data Security Laws in connection with the business of the Company Group or any violation of applicable Data Security Laws, and no such Action is pending or, to the Knowledge of Seller, threatened.

(b)            The Company Group uses, and during the last three (3) years have used, commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Assets and all information stored or contained therein or transmitted thereby from any loss, theft, unauthorized use, access, disclosure, interruption or modification by third parties. The Company Group obtains, uses and discloses only such customer data and Personal Data as it is authorized to obtain, use, disclose, or otherwise process by Data Security Laws. There are no bugs, viruses or defects, design or documentation errors, corruption or malicious computer code or programs that can cause harm to any IT Assets or Personal Data.

(c)            Other than those incidents listed in Section 4.24(c) of the Disclosure Schedule, to the Knowledge of Seller, during the last three (3) years, there have been no actual, suspected, threatened, or alleged security breaches, as defined in applicable Data Security Laws, or loss, theft, unauthorized use, access, disclosure, exfiltration, copying, corruption, modification or intrusions of any IT Assets or any Personal Data or any data of any customer of the Company Group that is used, collected, disclosed, maintained or stored by or on behalf of the Company Group (or any loss, destruction, compromise or unauthorized disclosure thereof) within the IT Assets.

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(d)            To the Knowledge of Seller, the IT Assets are free from material defects; and, to the Knowledge of Seller, do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware or keylogger software.

(e)            The Company Group’s use, storage, dissemination and disposal of any Personal Data is in material compliance with all applicable privacy policies, terms of use, contractual obligations and applicable Laws, including Data Security Laws. The Company Group has provided all necessary notices, posted and distributed all necessary policies and obtained all necessary consents, each in the form required by applicable Data Security Laws.

(f)            During the past three (3) years, there have been no reportable “cyber incidents” as defined in DFARS 252.204-7012 of other forms of regulated data including, but not limited to, Controlled Unclassified Information. The Company Group systems are adequate for the operation of the businesses of the Company Group as currently conducted in all material respects.

(g)            The Company Group is compliant with the requirements of DFARS 252.204-7012, DFARS 252.204-7019, and DFARS 252.204-7020 including, but not limited to, compliance with the cybersecurity standards set forth in the National Institute of Standards and Technology Special Publication 800-171, if applicable to its Government Contracts. All facts set forth in or acknowledged by, and any representations or certifications made or submitted by or on behalf of the Company Group in connection with its compliance with DFARS 252.204-7008, DFARS 252.204-7012, DFARS 252.204-7019, and DFARS 252.204-7020, were true and accurate at the time of submission.

(h)            The Company Group is prepared to meet applicable certification requirements of Cybersecurity Maturity Model Certification (CMMC) 2.0 as described in 32 CFR part 170.

(i)            The Company Group is, and has at all times been in compliance with CASL in respect of “commercial electronic messages”, within the meaning of CASL, sent by, and on behalf of, the Company Group, and the Company Group has not, in the course of a commercial activity, installed or caused to be installed a computer program on any other Person’s computer system in Canada within the meaning of CASL, without the Person’s express consent. No complaints relating to the Company Group alleged non-compliance with CASL has been found by any Governmental Body to be well-founded and no unresolved complaint is now pending before Governmental Bodies. The Company Group possesses the records necessary to demonstrate the existence of the necessary consent, or its eligibility to rely on one of the exceptions/exemptions available under CASL and its associated regulations.

4.25         Conflict Minerals

. No Company Group Member, nor any of their respective direct or indirect suppliers or manufacturers (at any tier), uses Conflict Minerals (as defined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable rules and regulations promulgated thereunder, including Form SD) in any product manufactured or contracted to be manufactured by or for any Company Group Member, and no Conflict Minerals are necessary to the functionality or production of any of the Company Group’s products as of the date hereof. The Company Group has conducted reasonable country-of-origin inquiries and any required supply chain due diligence with respect to Conflict Minerals in a manner consistent with applicable industry standards.

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4.26         Products; Product Liability. Except as may be set forth in the Company Contracts, the Company Group has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees. Except as set forth in Section 4.26(i) of the Disclosure Schedule, no Company Group Member has ever agreed to or provided any special warranty, guarantee, hold harmless, or indemnity obligations to any customer or distributor that deviate from its standard terms and conditions of sale. True, correct and complete copies of all material correspondence received or sent by or on behalf of any Company Group Member since January 1, 2022, from or to any Governmental Body with respect to a contemplated or ongoing actual recall, withdrawal, or suspension from the market of any Product have previously been made available to the Buyer. Except as set forth in Section 4.26(ii) of the Disclosure Schedule, there are no known or suspected defects or deficiencies in the designs, specifications, materials, manufacture, packaging, labeling, warnings, or processes currently or previously used with respect to any Product sold or otherwise distributed by the Company Group that would reasonably be expected to result in any Liability to the Company Group. No Product sold, licensed, manufactured, or distributed by or on behalf of the Company Group prior to the date hereof has been the subject of any written or oral claim of personal injury, property damage, or economic loss. There is no basis for any claim or Proceeding alleging personal injury, death, property damage, or economic loss arising out of any such Product, and all Products sold or distributed by the Company Group prior to the date hereof were in material compliance with applicable contractual specifications and applicable Law at the time of sale. The Company Group is not currently investigating or considering a recall, withdrawal or suspension from the market of any Product, and has not received any written or oral notice from any Person indicating a potential or expected recall, withdrawal, or suspension. Each Product sold, manufactured, distributed or otherwise placed in the stream of commerce by or on behalf of the Company Group has been designed, developed, manufactured, packaged, labeled, marketed, and sold in compliance in all material respects with all applicable federal, state, local, and foreign Laws, including product safety, product labeling, consumer protection, and export and import control laws.

4.27         Directors and Officers of the Company Group. Section 4.27 of the Disclosure Schedule sets for a complete and accurate list of the directors, managers and officers of each Company Group Member as of the date of this Agreement.

4.28         Banking Relationships. Section 4.28 of the Disclosure Schedule sets forth (a) the names and locations of all banking and lock box accounts of each Company Group Member and any safe deposit boxes of each Company Group Member and (b) the credit card issuers with whom each Company Group Member has an account and, in each case, the names of all Persons authorized to use such accounts or who have access thereto.

4.29         Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in Section 4.29 of the Disclosure Schedule, since the Balance Sheet Date: (a) the Company Group has conducted the Business in the Ordinary Course of Business, including the preservation of its assets, the maintenance of goodwill, and the continuation of relationships with customers, suppliers, employees, and other material business counterparts, as well as the enforcement of material rights and Contracts; (b) there has not been any event, occurrence, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (c) no Company Group Member has:

(i)            transferred, issued, sold, purchased, pledged, redeemed, retired or granted equity interests of any Company Group Member, or granted any options, warrants, convertible securities, phantom interests or other rights to acquire any such equity interests;

(ii)            reclassified, combined, split, subdivided, recapitalized or otherwise modified any equity securities, or adopted or approved any plan of complete or partial liquidation, dissolution, restructuring or other reorganization;

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(iii)          amended or restated its Governing Documents;

(iv)          except in the Ordinary Course of Business consistent with past practice or as required by applicable Law, materially increased the amount of any bonus, salary, severance, retention benefits or other compensation or benefits for any employee, consultant or contractor;

(v)           adopted, amended or terminated any Company Benefit Plan, or accelerated vesting, funding or payment of any benefits under any such plan, except in the Ordinary Course of Business or as required by applicable Law;

(vi)         entered into any commitment for any capital expenditures exceeding $50,000 individually or $75,000 in the aggregate, excluding purchases of inventory in the Ordinary Course of Business;

(vii)         acquired or disposed of any material assets, properties or Intellectual Property, or subjected any assets to any Lien or license (other than Permitted Exceptions), except in the Ordinary Course of Business;

(viii)        changed its accounting methods or principle after the Balance Sheet Date in any material respect, except as required by GAAP;

(ix)           (A) made, changed, revoked or rescinded any material election relating to Taxes, including any entity classification election for U.S. federal income tax purposes, (B) made any material amendment with respect to any material Tax Return, (C) agreed to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax, (D) settled or compromised any material Tax liability, (E) executed any closing agreement relating to a material amount of Tax with any Governmental Body or (F) surrendered any right to claim a material Tax refund, except, in each case, for actions required by Law;

(x)            violated or failed to comply with any applicable Law;

(xi)           incurred any Indebtedness other than in the Ordinary Course of Business or under the Company Group’s credit facilities existing as of the Balance Sheet Date, or made any loans, advances or capital contributions to, or investments in, any Person (other than travel and expense advances in the Ordinary Course of Business), or waived, released or forgiven any amounts owed to the Company Group;

(xii)         entered into, amended, terminated, or received written notice of termination of any Company Contract (other than due to scheduled expiration in the Ordinary Course of Business), or waived, released, assigned or otherwise impaired any material rights, claims or benefits under any Company Contract;

(xiii)        suffered any damage, destruction or loss to any property, whether or not covered by insurance, with a replacement or repair cost in excess of $5,000;

(xiv)        sold, terminated, surrendered, disaggregated or allowed to lapse any material license, permit, or authorization, including export control or import authorizations;

(xv)         written down or written off any Inventory or Receivables, except in the Ordinary Course of Business;

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(xvi)         no Company Group Member has (A) declared, set aside, made or paid any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of any of its equity interests, and no Company Group Member has directly or indirectly redeemed, purchased or otherwise acquired any of its equity interests (or any options, warrants or other rights to acquire any such equity interests), or (B) transferred any assets or value to, or assumed any obligations of, any Affiliate or other Person outside the Ordinary Course of Business;

(xvii)       accelerated or delayed (A) collection of any Receivables or notes, or (B) payment of accounts payable or other Liabilities, in each case beyond or in advance of customary payment schedules;

(xviii)      failed to replenish inventory or supplies in the Ordinary Course of Business, or entered into any purchase commitment outside the Ordinary Course of Business;

(xix)         entered into any collective bargaining or similar labor agreement, or experienced any strike, picket, work stoppage, slowdown, or other labor dispute or organizing activity;

(xx)          acquired the assets, securities or business of any other Person, whether by merger, consolidation, purchase of assets or equity interests, or otherwise;

(xxi)         made any revaluation of assets or write-down or write-off of any assets outside the Ordinary Course of Business;

(xxii)        canceled, modified, or reduced any insurance coverage (other than in the Ordinary Course of Business under Company Benefit Plans);

(xxiii)       settled, compromised, waived or released any Proceeding or threatened Proceeding; or

(xxiv)       agreed or committed to do any of the foregoing.

4.30         Disclaimers of Other Representations and Warranties. Except as expressly set forth in Article 4, Seller makes no representation or warranty, express or implied, at law or in equity in respect of the Company Group or the Company Group’s assets, liabilities, operations or prospects. Notwithstanding the foregoing, nothing in this Section 4.30 shall limit or otherwise affect any claim for fraud or willful misconduct, shall be deemed to limit the express representations and warranties contained in this Agreement or any Transaction Document, or shall be deemed to limit Buyer’s reliance on such express representations and warranties.

Article 5
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER AND PARENT

Buyer hereby represents and warrants to Seller as of the date hereof:

5.1           Organization and Good Standing. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as now conducted. Parent is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as now conducted.

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5.2           Authorization of Agreement. Each of Buyer and Parent has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer and/or Parent in connection with the consummation of the Transaction (collectively, the “Buyer Documents”), and to consummate the Transaction. The execution, delivery and performance by Buyer and Parent of this Agreement and each Buyer Document and the consummation of the Transaction, including the issuance of shares of Parent Common Stock hereunder, have been duly and validly authorized by all necessary action on behalf of Buyer and Parent. This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by Buyer and Parent, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its and their terms, subject to the Remedies Exception.

5.3           Conflicts; Consents of Third Parties.

(a)            None of the execution and delivery by Buyer and Parent of this Agreement or the Buyer Documents, the consummation of the Transaction, or compliance by Buyer and Parent with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) Buyer’s Governing Documents or Parent’s Governing Documents; (ii) any Contract or Permit to which Buyer is a party or by which any of the properties or assets of Buyer are bound; (iii) any Order applicable to Buyer or by which any of the properties or assets of Buyer are bound; or (iv) any applicable Law, other than, in the case of the foregoing clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not, individually or in the aggregate, prevent, materially delay or impair (x) the ability of Buyer to execute and deliver this Agreement or consummate the Transaction or (y) the performance by Buyer and Parent of their obligations under this Agreement.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer or Parent in connection with the execution and delivery of this Agreement or the Buyer Documents, the compliance by Buyer or Parent with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Buyer or Parent of any other action contemplated hereby or thereby, except for compliance with the applicable requirements of the HSR Act and the other applicable Competition and National Security Laws.

(c)           None of the execution and delivery by Buyer or Parent of this Agreement or Buyer Documents, the consummation of the Transaction, or compliance by Buyer and Parent with any of the provisions hereof or thereof requires, or will require, the vote or approval of the holders of any class or series of capital stock of Buyer or Parent or any direct or indirect equity holder of Buyer or Parent.

5.4           Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or any Buyer Documents or consummate the Transaction.

5.5           Investment Intention. Buyer is purchasing the Purchased Equity for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal, state or foreign securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Buyer acknowledges and agrees that it is fully informed as to the risks of the Transaction and the ownership of the Purchased Equity. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company Group pursuant to this Agreement and protecting its own interests in connection with the Transaction. Buyer acknowledges that the Purchased Equity has not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Equity may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

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5.6           Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof on behalf of Buyer.

5.7           Solvency. Immediately after giving effect to the consummation of the Transaction: (a) the fair saleable value (determined on a going concern basis) of the assets of Buyer and the Company Group shall be greater than the total amount of their Liabilities (including all contingent Liabilities); (b) Buyer and the Company Group shall be able to pay their debts as they become due; and (c) Buyer and the Company Group shall have adequate capital to carry on their businesses. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer.

5.8           Equity Consideration.

(a)           The shares of Parent Common Stock constituting the Equity Consideration and the Earn-Out Consideration, if any, when issued and delivered pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (other than transfer restrictions under applicable securities Laws), and will be issued in compliance with applicable federal and state securities laws, including in a transaction exempt from the registration requirements of the Securities Act. Parent has reserved shares of Parent Common Stock for issuance in accordance with this Agreement, based upon the number of shares of Parent Common Stock currently expected to be issued. The transactions contemplated hereby do not require any vote of the equityholders of Parent under applicable Law, the rules and regulations of the New York Stock Exchange or Parent’s Governing Documents.

(b)           Notwithstanding anything to the contrary otherwise provided in this Agreement, Parent shall not issue any shares of Parent Common Stock hereunder, in connection with the payment of the Purchase Price and/or the settlement of RSUs, or in connection with the purchase and sale of the Arizona Real Property (and in each case shall pay cash in lieu of such issuance), to the extent that the issuance of any such shares of Parent Common Stock, when combined with the number of Parent Common Stock issued pursuant to this Agreement, the definitive purchase and sale agreement entered into among the parties thereto in connection with the purchase and sale of the Arizona Real Property, and/or award agreements entered into in connection with the RSUs, prior to such issuance, would cause Parent to exceed the aggregate number of shares that Parent is permitted to issue without breaching its obligations under NYSE Listed Company Manual Section 312.03(c), any successor rule, or any similar rule of the New York Stock Exchange.

5.9           Parent SEC Reports. All of the reports, statements, schedules, forms and other documents filed by Parent with the SEC (such reports, statements, schedules, forms and other documents filed by Parent, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent Public Reports”), in respect of reporting periods commencing in the two years prior to the Effective Date have been timely filed in all material respects. As of their respective filing dates, such Parent Public Reports complied in all material respects with applicable law, including the Securities Act and the Exchange Act, and none of such Parent Public Reports as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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5.10         Shell Company Status. The Parent is not, and has never been, an issuer identified in Rule 144(i)(1).

5.11         Access and Investigation; Condition of the Business, No Other Representations; Non-Reliance. Buyer has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company Group and, in making its determination to proceed with the Transaction, and Buyer has relied solely upon (i) the representations and warranties in Article 3 and Article 4 (in each case, as modified by the Disclosure Schedule), and (ii) the results of its own independent investigation. Except for the representations and warranties in Article 3 and Article 4 (in each case, as modified by the Disclosure Schedule) and subject at all times to Buyer’s rights and remedies in respect of Actual Fraud or Willful Breach, (a) Seller is not making any other statements, representations or warranties whatsoever, express or implied, with respect to the Company Group or its business, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company Group furnished to Buyer or its representatives or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form prior to the date hereof and for a reasonable period sufficient for review, in expectation of, or in connection with, the Transaction, or in respect of any other matter or thing whatsoever, except that nothing in this Section 5.11 shall limit or restrict Buyer’s rights or remedies in respect of Actual Fraud or Willful Breach, and (b) neither Seller nor any member, equity holder, officer, director, manager, agent, representative or employee of Seller, the Company Group or their Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided, and nothing in this Section 5.11 shall operate to waive, limit or impair any rights, claims, or remedies of Buyer in respect of Actual Fraud or Willful Breach.

5.12         Registration Eligibility. Parent is eligible to register the resale of the shares of Parent Common Stock issued as Equity Consideration using Form S-3 promulgated under the Securities Act.

Article 6
COVENANTS

6.1           Access to Information.

(a)            Prior to the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, subject to the terms of the Confidentiality Agreement, Buyer shall be entitled to make such investigation of the properties, businesses and operations of the Company Group and such examination of the books and records of the Company Group as it may request in writing. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, shall be subject to restrictions under applicable Law and shall not unreasonably interfere with the operations of the Company Group. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company Group to cooperate with Buyer and Buyer’s representatives in connection with such investigation and examination, and Buyer and its representatives shall cooperate with the Company Group and their respective representatives and shall use commercially reasonable efforts to minimize any disruption to the business. In addition, no such investigation or examination shall be permitted to the extent that (i) it would require a Company Group Member to disclose information subject to attorney-client privilege and such privilege cannot be preserved through a common interest or similar arrangement, (ii) it would conflict with any confidentiality obligations by which a Company Group Member is bound or (iii) legal counsel for Seller or the Company Group reasonably concludes that it may give rise to antitrust or Competition Law issues or violate a protective Order or otherwise may not be disclosed pursuant to applicable Law (provided that Seller shall use commercially reasonable efforts to allow for such disclosure to the extent permitted by Law, including through redaction, summaries, or other appropriate means, and shall not withhold information unnecessarily).

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(b)           Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not contact any employees of, suppliers to, customers of, or financing sources to the Company Group in connection with the Transaction or the Company Group.

(c)           Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the Company Group’s operations prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and the Company Group’s operations, provided that Seller shall not take any action that would reasonably be expected to materially impair Buyer’s ability to conduct pre-Closing diligence or integration planning.

6.2           Conduct of the Business Pending the Closing.

(a)            Prior to the Closing, except (w) as set forth on Schedule 6.2(a), (x) as required by applicable Law, (y) as otherwise contemplated by this Agreement or any of the Seller Documents, or (z) with the prior written consent of Buyer (which consent, in respect of any action that could reasonably be expected to materially and adversely affect the Company Group or the transactions contemplated hereby, may be granted or withheld in Buyer’s sole discretion, and in all other cases shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall be effective only if provided in writing and shall be deemed withheld if not affirmatively granted in writing within three (3) Business Days after Buyer’s receipt of Seller’s written request therefor, which request shall describe in reasonable detail the facts and circumstances relevant to the requested action), Seller shall and shall cause the Company Group to:

(i)            conduct the business of the Company Group in the Ordinary Course of Business; and

(ii)            use commercially reasonable efforts to (A) maintain and preserve intact the Company Group’s business organization, assets, and goodwill, (B) preserve the present relationships of the Company Group with customers, suppliers, clients, employees, vendors, and other Persons having significant business dealings with the Company Group, and (C) enforce, and not waive, any material rights of the Company Group or take any action that would reasonably be expected to result in the waste of any material Company Group assets;

(b)           Prior to the Closing, except (w) as set forth on Schedule 6.2(b); (x) as required by applicable Law; (y) as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, Section 6.17) or any of the Seller Documents; or (z) with the prior written consent of Buyer (which consent may be granted or withheld in Buyer’s sole discretion, and shall not be deemed given by lapse of time or failure to respond), Seller shall not, and shall cause the Company Group not to:

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(i)            transfer, issue, sell, purchase, redeem, retire, pledge, or grant any equity interests of any Company Group Member or grant any options, warrants, calls or other rights to purchase or otherwise acquire equity interests of a Company Group Member;

(ii)           reclassify, combine, split, subdivide or amend the terms of any of its equity or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity;

(iii)          amend in any material respect the articles of organization, certificate of formation, company agreement, operating agreement or comparable organizational documents of a Company Group Member;

(iv)          except in the Ordinary Course of Business or as required by applicable Law, materially increase the amount of any bonus, salary or other compensation to any employee who is a member of the Executive Management Team, or enter into any employment or severance agreement with any such employee;

(v)           adopt or materially increase the payments to or benefits under, any Company Benefit Plan or adopt or provide any new Company Benefit Plan except (1) in accordance with or as required by applicable Law or the terms of any such Company Benefit Plan, or (2) in the Ordinary Course of Business pursuant to other compensation programs;

(vi)          enter into any commitment for capital expenditures of the Company Group which individually exceed $250,000;

(vii)         accelerate or delay the collection of receivables, the payment of payables, or the recognition of revenue or expenses, in each case, other than in the Ordinary Course of Business;

(viii)        without duplication of subsection (vi), acquire any material properties or assets or sell, assign, license, transfer, convey, or otherwise dispose of any of the material properties or assets of the Company Group;

(ix)          (A) amend, modify, or otherwise change any filed Tax Return, (B) fail to timely file any Tax Return (including any extensions obtained in the ordinary course of business), (C) request or claim any refund or credit of Tax pursuant to any COVID-19 Legislation, (D) adopt or request permission of any Governmental Body to change any accounting method in respect of Taxes, (E) enter into any closing agreement in respect of Taxes, (F) settle any claim or assessment in respect of Taxes, (G) surrender or compromise any right to claim a refund of Taxes, or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax asset or other asset that would give rise to any claim or assessment of Taxes, or (I) make, change, or revoke any material election relating to Taxes;

(x)            incur any Indebtedness other than in the Ordinary Course of Business; provided, that, for the avoidance of doubt, borrowings under the existing credit facilities, as amended, shall not require the consent of Buyer;

(xi)           make any equity or debt investment in, or any loan advances or capital contributions to, any other Person, other than investments, advances or capital contributions among the Company Group;

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(xii)          permit any Company Group Member to enter into or agree to enter into any merger, consolidation, restructuring, recapitalization, reorganization, or other transaction resulting in a change in ownership or control of the Company Group (in whole or in part), with any corporation or other entity, or acquire the securities of any other Person, except, in each case for transactions among the Company Group members themselves;

(xiii)        enter into, materially amend, waive any material right under, or voluntarily terminate any Company Contract, except (A) expirations in accordance with their terms, (B) renewals in the Ordinary Course of Business, or (C) amendments in the Ordinary Course of Business;

(xiv)        enter into, amend, or terminate any Contract with any Affiliate of the Company Group (excluding other Company Group Members), other than on arm’s-length terms in the Ordinary Course of Business;

(xv)         declare, set aside, or pay any dividend or other distribution in respect of equity interests of any Company Group Member, except dividends or distributions to another Company Group Member;

(xvi)        enter into or become subject to any collective bargaining, labor union, or similar agreements;

(xvii)        cancel, reduce, or modify any material insurance coverage (other than with respect to any Company Benefit Plan in the Ordinary Course of Business); or

(xviii)      settle, compromise, waive or release any Proceeding.

(c)            From the date hereof until the Closing, the Seller will promptly (and in any event, within two (2) Business Days of such change) notify the Buyer in writing of any change to the membership of the directors, officers and managers of any Company Group Member (including, for the avoidance of doubt, the resignation, death, removal, appointment or election of any director, manager or officer).

(d)            Notwithstanding anything contained in this Agreement to the contrary, Seller shall be permitted to maintain through the Closing Date the cash management systems of the Company Group, maintain the cash management procedures as currently conducted by the Company Group, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions and all such intercompany balances shall be settled at the Closing in accordance with their terms). Subject to the terms of this Agreement, Seller may cause the consolidated Cash of the Company Group to be distributed to Seller prior to Closing.

6.3           Regulatory Approvals.

(a)            Subject to the terms and conditions herein, each Party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper, and advisable under applicable Laws to consummate and make effective as promptly as practicable the Transaction. Subject to appropriate confidentiality protections, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

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(b)            Each of the Parties shall cooperate with one another in good faith and use its reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or other Competition and National Security Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the Transaction. Each Party hereto shall (i) promptly inform the other Party of any oral communication with any Governmental Body, (ii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Governmental Body, and (iii) provide to the other Party copies of all correspondence between it (or its advisors) and any Governmental Body relating to the Transaction or any of the matters described in this Section 6.3(b) in a manner that protects attorney-client or attorney work product privilege. No Party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other Party reasonable prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in good faith in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party hereto relating to, but not limited to, proceedings under the HSR Act or other Competition and National Security Laws, provided, that Buyer shall determine the strategy, after consulting in good faith with the Seller, to be pursued for obtaining and shall lead the effort to obtain all necessary consents, clearances, approvals, and any other authorizations necessary or advisable to be obtained from any Governmental Body in connection with the transactions contemplated by this Agreement.

(c)            Without limiting the generality of the undertakings pursuant to Section 6.2(b), the Parties shall provide or cause to be provided as promptly as practicable to any Governmental Body information and documents requested or required to be submitted by any Governmental Body, including filing any notification and report form and related material required under the HSR Act or any other applicable Competition and National Security Laws as promptly as practicable, but in no event later than twenty (20) Business Days after the date hereof for filings required under the HSR Act (the “HSR Filing”), the notice with respect to the Transaction delivered to the Director of Investments pursuant to Section 11 of the ICA (“ICA Notice”), and the Danish Foreign Direct Investment (FDI) application to the Danish Business Authority under the Danish Investment Screening Act (the “Danish FDI Filing”) provided that the failure to make such a filing(s) within the twenty (20) Business Day period shall not constitute a violation of this Agreement so long as the filing(s) are submitted as promptly as is reasonably practicable. The Parties shall take any and all actions necessary as may be required to cause the expiration of the waiting period under the HSR Act or other Competition and National Security Laws with respect to the Transaction as promptly as possible after the execution of this Agreement and will comply promptly with any such inquiry or request, including using their respective reasonable best efforts to certify compliance with any request for additional information or documentary material from any Governmental Body (“Second Request”) promptly after receipt of such Second Request and to produce documents on a rolling basis, consistent with obtaining approval under any other applicable Competition and National Security Laws, as set forth in Section 3.4(b) of the Disclosure Schedule. All filing fees incurred in connection with any filings required by the HSR Act and any other applicable Competition and National Security Laws shall be borne equally by the Buyer and the Seller.

6.4            Further Assurances. Other than as provided in Section 6.2(b), each of the Parties shall use its reasonable best efforts to (a) take all actions necessary or appropriate to consummate the Transaction and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transaction.

6.5            Confidentiality. Buyer acknowledges that the information provided to it in connection with this Agreement and the Transaction is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. In accordance with Section 8.3(b), effective upon the termination of this Agreement pursuant to Section 8.1, the Confidentiality Agreement shall be automatically extended until the date that is eighteen (18) months following the date of such termination. Effective upon, and only upon, the Closing, as of the Closing Date the Confidentiality Agreement shall terminate.

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6.6           Restrictive Covenants. The Parties agree that Buyer is relying on the covenants and agreements set forth in this Section 6.6 as a material inducement to enter into this Agreement, that without such covenants Buyer would not enter into this Agreement or consummate the Transaction and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.

(a)            Non-Competition. During the Restriction Period, Seller shall not, directly or indirectly, and shall cause their respective Affiliates not to, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, investor, lender, financier, broker, or in any other individual or representative capacity, engage in, or plan, prepare, or assist any Person to engage in, any current or historical business activities conducted by the Seller, the Company Group, or the Excluded Subsidiaries (collectively, the “Prohibited Activities”), whether through investment of capital, lending of money or property, rendering of services, or otherwise; in each case in the United States of America, Europe, Mexico, Canada, or any other geographic area where the Company Group, the Seller and/or the Excluded Subsidiaries conduct or have conducted the Business immediately prior to the Closing; provided, however, that nothing in this Section 6.6(a) shall prohibit Seller or its Affiliates from owning less than five percent (5%) of the stock of any Person listed on a national securities exchange or traded on the over-the-counter market.

(b)            Non-Solicitation. During the Restriction Period, Seller will not, directly or indirectly, and will cause their respective Affiliates not to, directly or indirectly, (i) hire, recruit or solicit any officers, directors, senior executives or other employees of the Parent or any of its Affiliates, including the Company Group to become employed or engaged by any other Person or to terminate any such Person’s employment or consulting relationship with Parent or its Affiliates or, after the Closing, the Company Group; provided, however, that the foregoing will not prohibit (x) any general advertisements or solicitations of employment by Seller or its Affiliates not specifically directed to officers, managers, employees or contractors of the Parent or any of its Affiliates, including the Company Group or (y) recruiting, soliciting or hiring any such Person that is no longer employed by the Company Group and has not been so employed for at least twelve (12) months, or (ii) (A) solicit any existing customers of the Company Group for purchases of products, information, or services that are within the scope of the Business, (B) divert or attempt to divert any business, supplier, account or customer of the Company Group (or otherwise cause such business, supplier, account or customer to curtail, reduce or terminate their business relationship with the Company Group) or (C) take any other action that is reasonably likely to cause injury to the relationship between the Company Group and their respective employees, customers, accounts, suppliers or other business associates.

(c)            Blue-Pencil. If any court of competent jurisdiction will, at any time, deem the term of any particular restrictive covenant contained in this Section 6.6 too lengthy or the scope too broad, the other provisions of this Section 6.6 will nevertheless stand, and the covenant, as determined by a court of competent jurisdiction, will be deemed reformed such that the term will be deemed to be the longest period permissible by Law under the circumstances and the scope will be as broad as permissible by Law under the circumstances. The court of competent jurisdiction in each case will reduce the term and/or scope covered to permissible duration or breadth.

(d)            Remedies. Seller represents that it is familiar with the covenants not to compete or solicit contained herein and is fully aware of its/his/her obligations hereunder. Seller further agrees that the length of time and scope are reasonable given the benefits it has received hereunder. Seller further acknowledges and agrees that the covenants set forth in this Section 6.6 are necessary for the protection of Buyer’s business interests, including the goodwill and confidential information being transferred by reason of the Transaction, that irreparable injury may result to Buyer if Seller or its Affiliates breaches any of the terms of this Section 6.6, and that in the event of an actual or threatened breach by Seller or its Affiliates of any of the provisions contained in this Section 6.6, Buyer will have no adequate remedy at Law. Seller accordingly agrees that in the event of any actual or threatened breach by Seller or its Affiliates of any of the provisions contained in this Section 6.6, Buyer will be entitled to seek injunctive and other equitable relief, and Seller further agrees to waive any requirement for the posting of any bond or other security in connection with such remedy. Such remedy will not be deemed to be the exclusive remedy for breach of the provisions contained in this Section 6.6 but will be in addition to all other remedies available at law or in equity to Buyer. Nothing contained herein will be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any Damages that it is able to prove. For the avoidance of doubt, this paragraph shall control over any contrary interpretation of Section 9.9 (Severability) with respect to the enforceability of this Section 6.6.

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6.7            Comprehensive Waiver and Release.

(a)            From and after the Closing Date, neither Buyer, Parent, nor any of their respective Affiliates (including, following the Closing, the Company Group) shall have, and shall not be required to have, any obligation to indemnify, defend, hold harmless, advance expenses to, reimburse, or provide insurance coverage of any kind to, any current or former director, manager, officer, member, or stockholder of any Company Group Member (each, a “Tailing D&O”) with respect to any acts, omissions, events, or circumstances occurring, alleged to have occurred, or based upon, arising out of, or relating to any period (or matters) prior to the Closing Date, whether pursuant to any Contract, the Governing Documents of any Company Group Member, applicable Law, or otherwise.

(b)            Effective as of the Closing, except for (i) any rights or obligations under this Agreement or the other Transaction Document, (ii) any claim for Actual Fraud, and (iii) any claims under any terms of any employment contract to which Seller is bound, Seller, on behalf of itself and its Affiliates, successors, assigns, heirs, legatees and personal representatives (collectively, the “Seller Releasors”), irrevocably and unconditionally release, remise, and forever discharge, and covenant not to, directly or indirectly, institute, assist, or maintain any litigation against, Buyer, Parent, their respective direct and indirect equity holders, and each of their respective Affiliates (including, following the Closing, each Company Group Member), and each of their respective current and former directors, managers, officers, employees, members, stockholders, agents, representatives, advisors, counsel, successors, assigns, heirs, legatees and personal representatives (collectively, the “Seller Releasees”), from and against any and all claims, demands, actions, causes of action, obligations, liabilities, damages, losses, costs, or expenses of any kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, in law or equity, that any Seller Releasor ever had, now has, or hereafter may have against any Seller Releasee, in each case arising out of or relating to any act, omission, event, circumstance, condition, transaction, agreement, fact, or matter existing, occurring, or alleged to have existed or occurred at or prior to the Closing Date, including without limitation: (i) any such claims involving or relating to any Tailing D&O (including any claims for indemnification, advancement, reimbursement, contribution, subrogation, insurance coverage, or any similar right or remedy); and (ii) any such claims arising under Contract, Governing Documents, applicable Law, or otherwise.

(c)            The foregoing release shall not apply to any rights of Seller under this Agreement or any Transaction Document (subject to the limitations herein and therein).

6.8            R&W Insurance Policy. On the Effective Date or at any time on or prior to the Closing Date, Buyer may, but is not required to, obtain the R&W Insurance Policy. Buyer shall be responsible for all R&W Premium and Underwriting Costs, if obtained. If Buyer obtains the R&W Insurance Policy, (a) Parent shall provide Seller with a reasonable opportunity to review and provide comments to the R&W Insurance Policy reasonably acceptable to Buyer prior to binding coverage, (b) shall ensure that the R&W Insurance Policy contains a waiver by the insurer of the insurer’s rights to bring any claim against Seller and any of its Affiliates, and its and their respective directors, officers, and employees by way of subrogation, claim for contribution, or otherwise (other than in the case of Actual Fraud), and that such Persons shall be third-party beneficiaries of such waiver, (c) Buyer shall not waive or amend, and shall not permit any other Person to waive or amend, the R&W Insurance Policy in a manner that would adversely affect the provision included in the R&W Insurance Policy as required pursuant to the preceding clause (b) without Seller’s prior written consent, which consent Seller may grant or withhold in its sole discretion and (d) Buyer shall provide Seller with a true and complete copy of the final and issued R&W Insurance Policy, if obtained, as soon as reasonably practicable following the Closing. For the avoidance of doubt, Buyer acknowledges and agrees that obtaining the R&W Insurance Policy is not a condition to the Closing.

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6.9           Preservation of Records. Buyer shall, and shall cause the Company Group to, preserve and keep the records held by them relating to the respective business for a period of six (6) years from the later of the Closing Date or the date of creation (or longer if required by applicable Law). Seller shall reimburse Buyer for any reasonable out-of-pocket costs and expenses incurred in connection with providing access to such records. Buyer shall make such records and appropriate personnel reasonably available during normal business hours, upon reasonable prior written notice, to Seller solely as may be required in connection with (a) any Tax filings of Seller, (b) the defense of any Action or audit against Seller or its Affiliates, or (c) the enforcement of Seller’s rights or performance of obligations under this Agreement or the Seller Documents. Any such access shall be subject to customary confidentiality obligations and shall not unreasonably interfere with the conduct of Buyer’s or the Company Group’s business. In the event Buyer wishes to destroy such records after the applicable period, Buyer shall first give thirty (30) days’ prior written notice to Seller, and Seller shall have the right, at their sole cost and expense, upon written notice during such period, to take possession of such records.

6.10         Publicity. Neither Buyer nor Seller shall, directly or indirectly, issue any press release, public announcement or filing of any kind concerning the Transaction without the prior written consent of the other Party, except where such press release, public announcement or filing is required by applicable Law (including, in the case of Buyer, rules or regulations of the U.S. Securities and Exchange Commission or any national securities exchange applicable to Buyer or its Parent), and only to the extent required by such Law or regulation; provided, that nothing in this Section 6.10 shall restrict Buyer from disclosing such information to its Affiliates, potential financing sources, investors, or professional advisors, in each case subject to customary confidentiality obligations, but only to the extent such communications to potential financing sources, investors, or professional advisors are reasonably required as part of its ordinary course of business; provided, further, that the foregoing shall not restrict or prevent the Company Group from making any announcements to its employees, customers and other business relations to the extent Seller determines in good faith that such announcement is necessary or advisable. In the event any such press release, public announcement or filing is required by applicable Law or applicable regulation, Buyer and Seller will use reasonable commercial efforts to allow the other Party reasonable time to comment on such press release, public announcement or filing in advance of its issuance.

6.11         Employees.

(a)            For a period of twelve (12) months following the Closing, Buyer shall, or shall cause the Company Group to, (i) provide those employees who are employed by the Company Group on the Closing Date (including employees on vacation, leave of absence, or short or long-term disability) (the “Continuing Employees”) with base cash salary, target cash bonus opportunity, cash commission opportunity and severance benefits, but not equity awards or equity compensation, that are, in each case, no less favorable than those being provided or made available to Continuing Employees immediately prior to the Closing, and employee retirement, health, welfare and fringe benefits, but not equity awards, equity compensation or defined benefit pension benefits, that are substantially similar in the aggregate to those being provided or made available to Continuing Employees immediately prior to the Closing.

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(b)            Upon and following the Closing, Buyer shall (i) provide to Continuing Employees full credit for all purposes, including eligibility, vesting and calculation of vacation or severance benefits or accruals, under any employee benefit plans or arrangements maintained by Buyer or the Company Group (collectively, the “Buyer Plans”) for such Continuing Employees’ service with the Company Group (or any predecessor entity) to the same extent recognized by the Company Group; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Buyer Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing Date; and (iii) provide credit under any such welfare plan for any pre-Closing co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

(c)            The provisions of this Section 6.11 are solely for the benefit of the Parties and shall not confer upon any Person any third-party beneficiary rights. Nothing contained in this Section 6.11, whether express or implied: (i) shall be treated as establishing, amending or modifying for any purpose any Company Benefit Plan or Buyer Plan; (ii) shall alter or limit the ability of Buyer, the Company Group, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(d)            It is understood and agreed among the parties hereto that Kevin Hull (“Hull”), the Chief Financial Officer of the Company Group, may remain employed by the Company Group or an Affiliate thereof for one year following the Closing, after which he may be employed by the Seller or an Affiliate of Seller (other than a Company Group Member). In the event of any Separation of Service during the one year period following Closing (the “Employment Period”), Parent or an Affiliate of Parent shall pay to Hull the salary and provide to Hull the Benefits that would have been due and payable and/or provided to Hull during the remainder of the Employment Period if Hull had not had a Separation of Service. In the event that any Separation of Service results in any Termination Payments due to Hull pursuant to that certain Employment Contract, dated January 2, 2024, by and between TYR and Hull (the “Hull Employment Contract”), then Seller or one of its Affiliates (other than a Company Group Member) shall be responsible for and shall make to Hull such Termination Payment; provided, that, in the event that Parent or an Affiliate of Parent has made the portion of Termination Payment that is the responsibility of Seller and its Affiliates pursuant to this Section 6.11(d), then Seller or one of its Affiliates (other than a Company Group Member), jointly and severally, shall reimburse Parent within ten (10) Business Days’ notice that Parent or one of its Affiliates has made such portion of the Termination Payment to Hull. Seller and its Affiliates shall not be responsible for any Termination Payments to Hull arising from grants, agreements or other benefits granted to Hull or established between Hull and the Company Group following the Closing, or pursuant to any modification or amendment to the Hull Employment Contract following the Closing.

(e)            Notwithstanding anything to the contrary otherwise contained in this Agreement, Seller and its Affiliates (other than the Company Group) shall be jointly and severally responsible for, and shall pay, any Termination Payment that becomes payable to Glenn Ashford (“Ashford”) pursuant to (i) that certain Employment Agreement, dated January 2, 2024, by and between TYR Canada and Ashford (as may be amended prior to the Closing, the “Ashford Employment Contract”), (ii) statute (including, specifically, in accordance with the Employment Standards Act, 2000 (Ontario), as amended), or (iii) common law (including, specifically, reasonable notice at common law), as a result of, or in connection with, the termination and/or severance of his employment with any one or more of the Company Group Members or any successor and/or related and/or joint employer at any time during the term of the Ashford Employment Contract, or during any such term of Ashford’s employment with the Buyer and/or its Affiliates, save and except for as explicitly denoted herein. Buyer and its Affiliates shall have full discretion to continue or terminate the employment of Ashford at any time after the Closing. In the event that Parent or an Affiliate of Parent has made such Termination Payment to Ashford, then Seller or one of its Affiliates (other than a Company Group Member), jointly and severally, shall reimburse Parent within ten (10) Business Days’ notice that Parent or one of its Affiliates has made a Termination Payment to Ashford. Seller and its Affiliates shall not be responsible for any Termination Payments to Ashford arising from grants, agreements or other benefits granted to Ashford or established between Ashford and the Company Group following the Closing, or pursuant to any modification or amendment to the Ashford Employment Contract following the Closing.

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(f)            Notwithstanding anything to the contrary otherwise contained in this Agreement, Seller and its Affiliates (other than the Company Group) shall be jointly and severally responsible for, and shall pay, any Termination Payment that becomes payable to Michael Works (“Works”) pursuant to that certain Employment Agreement, dated January 2, 2024, by and between TYR and Works (as may be amended prior to the Closing, the “Works Employment Contract”) as a result of, or in connection with, the termination of his employment with any one or more of the Company Group Members at any time during the term of the Works Employment Contract. Buyer and its Affiliates shall have full discretion to continue or terminate the employment of Works at any time after the Closing. In the event that Parent or an Affiliate of Parent has made such Termination Payment to Works, then Seller or one of its Affiliates (other than a Company Group Member), jointly and severally, shall reimburse Parent within ten (10) Business Days’ notice that Parent or one of its Affiliates has made a Termination Payment to Works. Seller and its Affiliates shall not be responsible for any Termination Payments to Works arising from grants, agreements or other benefits granted to Works or established between Works and the Company Group following the Closing, or pursuant to any modification or amendment to the Works Employment Contract following the Closing.

6.12         Tax Matters.

(a)            Transfer Taxes. All Transfer Taxes shall be borne by Buyer. Buyer shall procure any stock transfer stamps required by any Transfer Tax, and timely file, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by Law, Seller agrees to join in the execution of any such Tax Returns or other documentation required to be filed by Buyer pursuant to this Section 6.12(a).

(b)            Pre-Closing Tax Returns. Seller shall properly prepare or cause to be properly prepared and timely file or cause to be timely filed at the sole expense of Seller all Tax Returns of the Company Group for any Pre-Closing Tax Period ending on or prior to the Closing Date, (each, a “Pre-Closing Tax Return” and, collectively, the “Pre-Closing Tax Returns”). Seller shall timely pay or cause to be paid all Taxes due with respect to the periods covered by such Pre-Closing Tax Returns.

(c)            Other Returns. Buyer shall cause each Company Group Member, at each such member’s sole cost and expense, to prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns of or with respect to such member, including, for the avoidance of doubt, all Tax Returns for any Straddle Period (any such Tax Return, a “Straddle Return”). With respect to any Straddle Return, each Company Group Member shall deliver, at least 30 days prior to the due date for the filing of such Straddle Return (taking into account extensions) in the case of any income Tax Return and as soon as reasonably practicable in the case of any non-income Tax Return (taking into account extensions) to Seller a copy of each such Straddle Return. Seller shall have the right to review and make comments on such Straddle Returns. Buyer shall incorporate any reasonable comments of Seller regarding such Straddle Returns, provided such comments are received by Buyer at least ten (10) days prior to the due date for filing. Seller shall remit to Buyer an amount equal to all Taxes shown to be due and owing on such Tax Returns for a Pre-Closing Tax Period of a Straddle Period at least ten (10) days before such Taxes are due. Taxes attributable to the Pre-Closing Tax Period of a Straddle Period shall be calculated as though the Straddle Period terminated as of the close of business on the Closing Date (including, for the avoidance of doubt, for purposes of Sections 951 and 951A of the Code in the case of any Company Group Member that is a “controlled foreign corporation” within the meaning of Section 957 of the Code); provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits, sales, wages paid or similar items, such Taxes shall be equal to the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through to the Closing Date and the denominator of which shall be the number of days in the Straddle Period.

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(d)            Transaction Tax Deductions. To the extent permitted under applicable Law at a “more likely than not” or higher level of comfort, any and all deductions related to (x) expenses with respect to Indebtedness being paid by or on behalf of the Company Group in connection with the Closing and (y) all Transaction Expenses and payments that are being paid by or on behalf of the Company Group in connection with the Closing including expenses of legal counsel, investment bankers, accountants and other professional service providers, in each case described in clauses (x) and (y), shall be treated for U.S. federal and applicable state income Tax purposes as having been incurred by the members of the Company Group in, and reflected as a deduction on the income Tax Returns of the members of the Company Group for the taxable period (or portion thereof) ending on the Closing Date.

(e)            Tax Claims. If Seller receives notice of any Action, arbitration, audit, examination, investigation, hearing, litigation or suit with respect to Taxes (a “Tax Claim”) of or with respect to any Company Group Member for a Pre-Closing Tax Period (including the Pre-Closing Tax Period of a Straddle Period), Seller shall promptly notify Buyer in writing. Buyer shall control, manage, defend against, negotiate, or settle any Tax Claim with respect to any Company Group Member for any Pre-Closing Tax Period or Straddle Period in its sole discretion. In connection with any Tax Claim, at the request of Buyer, Seller shall at Sellers’ expense and by employing counsel of its choosing, exercise best efforts to defend the treatment of Seller as a subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code (and any similar or analogous provision of state, local and foreign Tax law) for any Tax period or portion thereof ending on or before the Closing Date.

(f)            Cooperation. Following the Closing, Buyer and Seller shall cooperate, and Buyer shall cause the Company Group to cooperate, with and make available to the other Party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with the preparation of any Tax Returns and any Tax Claim or any other matter requiring any such books and records, information or employees for any reasonable business purpose. Following the Closing, Buyer shall cause the Company Group to retain all applicable Tax Returns, books and records, and workpapers attributable to taxable periods ending on or before the Closing Date for a period of at least seven (7) years following the Closing Date.

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6.13         Acquisition Proposals. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 8 hereof, the Seller shall not, and shall direct their directors, officers, employees, or any of their investment bankers, attorneys, accountants or other advisors, agents or representatives not to, directly or indirectly, participate in any discussions or negotiations regarding, or solicit, initiate or encourage the submission of, an Acquisition Proposal, or furnish to any Person any information for any purpose in connection with an Acquisition Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing, and shall not enter into, approve, endorse, recommend to its equityholders, or execute any agreement, letter of intent, term sheet or similar instrument relating to any Acquisition Proposal. Seller will (a) promptly (and in any event within two (2) Business Days) notify Buyer in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or proposal which could lead to an Acquisition Proposal, (b) promptly (and in any event within two (2) Business Days) notify Buyer of all material terms of any Acquisition Proposal, including the identity of the Person making the Acquisition Proposal or the request for information, and provide Buyer with copies of any written proposals, term sheets, draft agreements or correspondence received from such Person and (c) in the event a third party makes a written offer or proposal to Seller with respect to any Acquisition Proposal, the Seller will promptly (and in any event within two (2) Business Days) notify Buyer that Seller received such written offer or proposal. Seller shall, and shall cause each Company Group Member, and each of their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Persons with respect to any Acquisition Proposal other than Buyer and its Affiliates. In addition, Seller shall take all steps reasonably necessary to enforce any existing standstill, non-solicitation, confidentiality or other agreements between Seller and its Affiliates on the one hand, and third parties on the other hand, relating to any Acquisition Proposal, and shall not terminate, waive or modify such agreements prior to the Closing without the prior written consent of the Buyer. Seller agrees that it shall be responsible for any breach of this Section 6.13 by any of its Affiliates, directors, officers, employees, or any of its investment bankers, attorneys, accountants or other advisors, agents or representatives, as if the foregoing were parties to this Agreement and bound by this Section 6.13.

6.14         Termination of Contracts. Seller shall deliver to Buyer, no later than three (3) Business Days prior to the Closing Date (or such other date as may be agreed by Buyer in writing), duly executed copies of termination agreements (or similar instruments), in each case in form and substance reasonably satisfactory to Buyer, with respect to each Contract set forth on Schedule 6.14.

6.15         Lender Release Letters. If any Closing Indebtedness for borrowed money is to be paid to third parties as of the Closing (the “Closing Payoff Indebtedness”), at least three (3) Business Days prior to the Closing Date, the Seller shall deliver to Buyer a fully executed payoff letter and related Lien release documentation from each holder of such outstanding Indebtedness in form and substance reasonably acceptable to Buyer (each, a “Lender Release Letter”), in each case (a) indicating the amount required to discharge such Closing Payoff Indebtedness at the Closing (including all outstanding principal, accrued and unpaid interest, prepayment premiums or penalties, breakage and other yield maintenance amounts, fees and expenses and any other amounts owing) together with complete payment instructions (including name of payee and wire details) and, if applicable, a per diem amount, and (b) if such Closing Payoff Indebtedness is secured by any Lien, provide for the unconditional releasing and discharge of such Lien upon receipt of the payoff amount and (to the extent applicable) the release of any guarantees or collateral support by any Company Group Member, and either (x) include executed UCC-3 termination statements, releases of intellectual property security agreements, mortgage/fixture filing satisfactions, deposit account control agreement and collateral access agreement terminations and any other documentation reasonably necessary to evidence and record the release and termination of all related Liens (collectively, “Release Filings”), or (y) expressly authorize the applicable Company Group Member, Buyer or their representatives to file the Release Filings on such holder’s behalf. If the scheduled Closing Date changes, Seller shall deliver updated Lender Release Letters (including revised payoff and per diem amounts) no later than one (1) Business Day prior to the rescheduled Closing Date; provided, that any additional interest, fees or other amounts accruing due to a delay in Closing not arising out of Buyer’s acts or omissions shall be borne by Seller and reflected in the Closing funds flow, and that, if any such third party holder of Closing Payoff Indebtedness does not provide all such required information in its Lender Release Letter as a matter of operation, Seller (i) shall deliver, together with such Lender Release Letter, one or more supplemental written statements from such holder (or its administrative agent) that, taken together with the Lender Release Letter, provide the foregoing information and undertakings to Buyer’s reasonable satisfaction, and (ii) until such materials are received, Buyer may (at its option) (A) fund the applicable payoff to an escrow acceptable to Buyer pending receipt of the required materials, or (B) withhold from the Closing consideration an amount reasonably necessary to discharge such Closing Payoff Indebtedness and related Release Filings, in each case without prejudice to Buyer’s other rights and remedies.

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6.16         Operation of the Business Post-Closing. The Parties agree that from the Closing Date until the calendar year ending December 2028, Buyer shall (and shall cause the Company Group to) maintain books and records with respect to the Business in reasonably sufficient detail to permit calculation of Net Revenue for each Earn-Out Year in accordance with GAAP (as consistently applied by Parent), and shall track, in a manner consistent with Parent’s ordinary course financial reporting systems, revenue of the Business that is relevant to the calculation of Earn-Out Consideration. Such recordkeeping shall allow for reasonable verification of the calculation of Net Revenue of the Business for each Earn-Out Year based on the financial and accounting records maintained by Parent in the ordinary course of business.

6.17         Covenant to Convert RGB AZ Sub. Seller shall cause RGB AZ Sub to be validly converted from an Arizona corporation into a single-member limited liability company under the laws of the State of Arizona (the “Conversion”) effective no later than two (2) Business Days prior to the Closing Date, and shall deliver to Buyer at or prior to the Closing (a) copies of the filed articles of conversion (or equivalent documents) certified by the Arizona Corporation Commission, and (b) evidence reasonably satisfactory to Buyer that, effective as of the Conversion, RGB AZ Sub has been disregarded as an entity separate from its owner for U.S. federal income Tax purposes.

6.18         NYSE Listing. In connection with (i) the payment of the Equity Consideration at Closing and (ii) the payment of all or any portion of the applicable Earn-Out Consideration (if any) in shares of Parent Common Stock, in each case prior to issuing such Parent Common Stock, Parent shall submit a Supplemental Listing Application to the New York Stock Exchange with respect to such Parent Common Stock and shall use its commercially reasonable efforts to cause such any and all shares of Parent Common Stock delivered under this Agreement to be approved for listing on the New York Stock Exchange before the date of each issuance. Parent shall comply with all applicable rules, regulations and notification requirements of the New York Stock Exchange at the time of any issuance of shares of Parent Common Stock pursuant to this Agreement.

6.19         Rule 144 Compliance. With a view to making available to the Seller (or any of its designated Affiliate(s)) the benefits of Rule 144 and any other rule or regulation of the SEC or any other applicable federal or state securities Laws that may at any time permit a holder to sell shares of Parent Common Stock (including any shares of Parent Common Stock issued as payment of the Earn-Out Consideration) to the public, Parent shall use its commercially reasonable efforts (a) to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Closing; and (b) to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act, at any time after the Closing.

6.20         Resale Registration. Within sixty (60) calendar days following the Closing Date, Parent shall file a registration statement on Form S-3 (the “Registration Statement”) with the SEC for public resale of the shares of Parent Common Stock issued as Equity Consideration and/or pursuant to the definitive purchase and sale agreement entered into among the parties thereto in connection with the purchase and sale of the Arizona Real Property. Parent shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after such filing and to keep the Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of Registrable Securities covered thereby from the date of its initial effectiveness until the earlier of (i) two (2) years following the Closing Date, and (ii) such time as no Registrable Securities remain outstanding (including as a result of the proviso set forth in the definition of Registrable Securities). Parent’s obligations under this Section 6.20 shall apply equally to any shares of Parent Common Stock issued directly to an Affiliate of Seller as Equity Consideration (as designated by Seller in advance of issuance in accordance with Section 2.4) and to any subsequent transfer of Registrable Securities to an Affiliate of Seller in accordance with the terms hereof.

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Article 7
CONDITIONS TO CLOSING

7.1            Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)            (i) the representations and warranties of Seller set forth in this Agreement (other than the Fundamental Representations) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties explicitly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date, and without giving effect to any materiality or Material Adverse Effect qualifications contained therein), except for such failures to be true and correct which, individually or in the aggregate, would not result in a Material Adverse Effect; and (ii) the Fundamental Representations shall be true and correct in all respects except for any de minimis inaccuracies as though made on the Closing Date (except to the extent such Fundamental Representations explicitly relate to an earlier date, in which case such Fundamental Representations shall be true and correct, in all respects, on and as of such date);

(b)            Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(c)            Since the date of this Agreement, no event will have occurred which has or would reasonably be expected to result in a Material Adverse Effect;

(d)            Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer of Seller, as to the fulfillment of the conditions set forth in Section 7.1(a), Section 7.1(b), and Section 7.1(c), and shall reaffirm and restate, as of the Closing Date, the waiver and release set forth in Section 6.7 hereof;

(e)            Seller shall have duly performed and completed all of the deliveries, actions and other obligations required to be performed or delivered by them under Section 2.2 and Section 2.7(k), in each case in accordance with the terms thereof;

(f)            There shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

(g)            Seller shall have obtained and provided to the Buyer duly executed copies of the consents set forth in Section 7.1(g) of the Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Buyer;

(h)            the waiting period, together with any extensions thereof, applicable to the Transaction under the HSR Act and any other applicable Competition and National Security Laws (including any foreign or non-U.S. jurisdiction), shall have expired, been terminated, or been waived, and all Required Governmental Approvals shall have been obtained and there shall be no pending or threatened in writing Proceeding by any Governmental Body under such Laws seeking to restrain, prohibit, or condition the consummation of the Transaction;

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(i)            Seller shall have delivered to Buyer the executed investor representation letter and accredited investor questionnaire required pursuant to Section 2.4; and

(j)            Buyer or one of its designated Affiliates shall have consummated, or shall consummate concurrently with the Closing, the acquisition of the real property located at 9330 N 91st Avenue, Peoria, AZ 85345 (the “Arizona Real Property”), which is owned by an Affiliate of Seller (and not any Company Group Member), pursuant to a definitive purchase and sale agreement entered into among the parties thereto.

7.2            Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)            the representations and warranties of Buyer set forth in this Agreement shall be true and correct at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of any inaccuracies of such representation and warranties would be reasonably likely to have a material adverse effect on Buyer’s ability to consummate the Transaction;

(b)            Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c)            Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by a senior executive officer of Buyer, as to the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(b);

(d)            there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

(e)            Buyer shall have duly performed and completed all of the deliveries, actions and other obligations required to be performed or delivered by it under Section 2.2, in each case in accordance with the terms thereof.

7.3            Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, if such failure was primarily caused by such Party’s failure to comply with any provision of this Agreement.

Article 8
TERMINATION.

8.1            Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a)            at the election of Seller on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by 12:00 p.m. Eastern Time as of the later of (the “Outside Date”):(i) January 31, 2026 (provided, however, that if any Required Governmental Approval has not been obtained, such date shall automatically extend to March 31, 2026, or such later date as the Parties may mutually agree in writing) and (ii) if any Party hereto brings any claim, Action or Proceeding for injunction, specific performance or other equitable relief as provided in Section 9.1, prior to the date referenced in the foregoing clause (i) and against the other Party hereto, the date that is five (5) Business Days after the date on which such claim, Action or Proceeding has been finally resolved pursuant to a non-appealable Order, decree or ruling of a court of competent jurisdiction provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available to any Party whose Willful Breach or material breach of any provision of this Agreement results in or causes the failure of the Transactions to be consummated by such time;

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(b)            by mutual written consent of Buyer, on the one hand, and Seller, on the other hand;

(c)            by Buyer, upon a material breach of any covenant or agreement set forth in this Agreement on the part of Seller, or if any representation or warranty of Seller hereunder shall be or become untrue, in any case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied (any such breach or occurrence, a “Terminating Seller Breach”); provided, however, that, Buyer may terminate this Agreement under this Section 8.1(c) only if such Terminating Seller Breach has not been cured by Seller prior to the earlier of (i) twenty (20) days after receipt by Seller of written notice from Buyer of such Terminating Seller Breach and (ii) the Outside Date; and provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Buyer if it has breached its obligations under this Agreement in any material respect and such breach has been the primary cause of the failure to satisfy the conditions in Section 7.1;

(d)            by Seller, upon a material breach of any covenant or agreement set forth in this Agreement on the part of Buyer, or if any representation or warranty of Buyer hereunder shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b)would not be satisfied (any such breach or occurrence, a “Terminating Buyer Breach”); provided, however, that Seller may terminate this Agreement under this Section 8.1(d) only if such Terminating Buyer Breach has not been cured by Buyer prior to the earlier of (i) twenty (20) days after receipt by Buyer of written notice from Seller of such Terminating Buyer Breach and (ii) the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Seller if Seller has breached its obligations under this Agreement in any material respect and such breach has been the primary cause of the failure to satisfy the conditions in Section 7.2; and

(e)            by Buyer, on the one hand, or Seller, on the other hand, if there shall be in effect a final, non-appealable Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction despite the Parties’ compliance with their respective obligations under this Agreement, it being agreed that the Parties shall promptly appeal any adverse determination which may be appealed and pursue such appeal with reasonable diligence; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party whose material breach of any provision of this Agreement results in or causes such Order or other action or who is not then in material compliance with any of its obligations, covenants or agreements set forth in this Agreement.

(f)            by Seller, if (i) all of the conditions set forth in Section 7.1 have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) Seller has confirmed to Buyer in writing that (A) all of the conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) (or Seller is willing to waive any unsatisfied conditions in Section 7.2) and (B) it is ready, willing and able to consummate the Closing, and (iii) Buyer has failed to complete the Closing within five (5) Business Days following the date of the notice described in the foregoing clause (ii).

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(g)            by Buyer, if (i) all of the conditions set forth in Section 7.2 have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) Buyer has confirmed to Seller in writing that (A) all of the conditions set forth in Section 7.1 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) (or Buyer is willing to waive any unsatisfied conditions in Section 7.1) and (B) it is ready, willing and able to consummate the Closing, and (iii) Seller has failed to complete the Closing within five (5) Business Days following the date of the notice described in the foregoing clause (ii).

8.2           Procedure Upon Termination. In the event of termination and abandonment by Seller on the one hand, or Buyer, on the other hand, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate without further action by any Party. Effect of Termination. Except as set forth in Section 6.5, Section 6.10, this Article 8, and Article 9, in the event that this Agreement is validly terminated in accordance with Section 8.1, then each of the Parties shall be relieved of its duties, obligations and covenants arising under this Agreement after the date and time of such termination and such termination shall be without Liability to Seller, on the one hand, or Buyer on the other hand, except as otherwise provided in this Agreement.

(i)            If this Agreement is terminated by either Buyer or Seller pursuant to Section 8.1(a), Section 8.1(b), or Section 8.1(e), then such termination shall be deemed to have occurred without fault or liability of either Party, and no Party shall have any liability to the other Parties for any claims, losses, Damages, costs, or expenses of any kind arising out of or relating to this Agreement or the transactions contemplated hereby, except as otherwise expressly provided in this Agreement and except for the rights and obligations of the Parties that expressly survive termination.

(ii)            If this Agreement is terminated by either Buyer or the Seller pursuant to Section 8.1(c) or Section 8.1(d), then it is expressly understood and agreed that the terminating Party’s right to pursue all legal remedies for breach of contract and Damages will survive; provided that losses arising from claims for breaches of representations, warranties, covenants, and other agreements hereunder (other than Actual Fraud) will be limited to actual Damages.

(b)            The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms, shall be automatically extended until such date that is two (2) years following the date of termination of this Agreement and nothing in this Section 8.2 shall be construed to discharge or relieve Seller, Buyer or any other party to the Confidentiality Agreement of its duties, obligations or covenants thereunder.

8.3           Liquidated Damages.

(a)            If Seller terminates this Agreement pursuant to Section 8.1(f), then Buyer shall pay to Seller, within three (3) Business Days of such termination, the Liquidated Damages in cash by wire of immediately available funds to account(s) designated by Seller.

(b)            If Buyer terminates this Agreement pursuant to Section 8.1(g), then Seller shall pay to Buyer, within three (3) Business Days of such termination the Liquidated Damages in cash by wire of immediately available funds to account(s) designated by Buyer.

(c)            Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledges that the payment of Liquidated Damages is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the non-breaching Party in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

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(d)            Notwithstanding anything to the contrary in this Agreement, Seller’s right to receive payment of the Liquidated Damages shall be the sole and exclusive remedy of Seller and the Company Group against Buyer if Seller terminates this Agreement pursuant to Section 8.1(f). The remedies of the Buyer set forth in this Article 8 are not exclusive of, but are in addition to, any other remedy available under this Agreement.

(e)            If any party fails to pay the Liquidated Damages if and when due, the Party breaching this Article 8 shall also pay to the non-breaching Party all of the non-breaching party’s costs and expenses (including reasonable attorneys’ fees and costs) in connection with all Actions to collect such Liquidated Damages and such other amounts to the extent such Liquidated Damages are paid, or ordered or otherwise directed by a court of competent jurisdiction in a final, non-appealable order with respect thereto, to be paid, to the non-breaching Party.

Article 9
MISCELLANEOUS

9.1            Buyer’s Right to Specific Performance; Waiver of Seller Equitable Relief. The Parties acknowledge and agree that Buyer would be irreparably harmed if Seller or the Company Group fails to consummate the transactions contemplated by this Agreement in accordance with its terms or otherwise breaches its obligations hereunder. Accordingly, and notwithstanding anything to the contrary in this Agreement, if (a) all of the conditions set forth in Section 7.1 have been satisfied or waived by Buyer (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), and (b) Buyer has confirmed in writing that it is ready, willing and able to consummate the Closing, then Buyer shall be entitled to seek specific performance of Seller’s obligation to consummate the Closing (including the obligation to deliver the Purchased Equity and cause the Company Group to take such actions as are required of them under this Agreement) in any court of competent jurisdiction without the requirement to post any bond or other security. Seller and the Company Group each further acknowledge and agree that: (x) specific performance is an appropriate and reasonable remedy in such circumstances; (y) they will not assert, and hereby irrevocably waive, any objection or defense to the remedy of specific performance on the basis that monetary Damages would be adequate or that enforcement would otherwise be inequitable; and (z) Seller shall cause each member of the Company Group to comply with its obligations under this Agreement. For the avoidance of doubt, in no event shall Seller, the Company Group, or any of their respective Affiliates or representatives be entitled to seek, and they hereby irrevocably waive any right to seek, equitable relief or specific performance of this Agreement or the transactions contemplated hereby, other than with respect to claims arising from breaches of Section 6.5 or Section 6.16. Monetary damages shall not be deemed to preclude Buyer’s right to specific performance or other equitable relief. Nothing in this Section 9.1 shall restrict Buyer’s right to pursue any other remedies available to it at Law or in equity.

9.2            Expenses.

(a)            Except as otherwise provided in this Agreement, each Party shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby.

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(b)            In the event any Action is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, all reasonable and documented fees, costs and expenses, including reasonable and documented attorneys’ fees and court costs, incurred by the prevailing Party in connection with such Action shall be reimbursed by the non-prevailing Party in such Action; provided, that no such reimbursement shall be required unless and until the prevailing Party has been determined pursuant to a final, non-appealable Judgment or order issued by a court of competent jurisdiction (or other adjudicator, if applicable); and if a Party in such Action prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Action shall award a reimbursement of the all reasonable and documented fees, costs and expenses incurred by such Person on an equitable basis.

9.3            Governing Law. This Agreement and/or the other Transaction Documents and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the laws of another jurisdiction.

9.4            Jurisdiction; Consent to Service of Process. All claims, Actions and Proceedings (whether in contract or tort) based upon, arising out of or relating to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents) shall be heard and determined in any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding, and any Judgment of such courts may be enforced in any other jurisdictions by suit on the Judgment or by any other manner provided by law. The consents to jurisdiction set forth in this Section 9.4 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.4 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final Judgment in any such Action or Proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the Judgment or in any other manner provided by applicable Law.

9.5           Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

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9.6           Entire Agreement. This Agreement (together with the Disclosure Schedule, the other Exhibits and Annexes hereto, the Transaction Documents, and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, among the Parties relating to such subject matter (other than the Confidentiality Agreement). Each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, no Party makes any other express or implied representation or warranty, and each Party disclaims reliance on any other statement, promise, or information. The remedies provided in this Agreement and the Transaction Documents shall be the Parties’ exclusive remedies for any matters arising out of or relating to this Agreement and the transactions contemplated hereby, except in the case of Actual Fraud, or as otherwise expressly set forth in this Agreement or the Transaction Documents. Nothing in this Section 9.6 shall limit any Party’s rights or remedies under the R&W Insurance Policy or in connection with a claim for Actual Fraud.

9.7           Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.8           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (c) if sent by email to the email address(es) specified below (or to such other email address as may be designated by notice given in accordance with this Section 9.8), on the date sent, provided that if such email is sent outside of business hours (9:00 a.m. to 5:00 p.m. local time of the recipient on a Business Day), it shall be deemed to have been received at 9:00 a.m. on the next Business Day, in each case at the following addresses and/or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

RG BECK AZ, Inc.

9330 N 91st Ave

Peoria, AZ 85345
Attn: Jason Beck
Email: jason@tyrtactical.com

With a copy (which shall not constitute notice) to:

Polsinelli PC
1 E. Washington Street, Suite 1200
Phoenix, Arizona 85004
Attention: Phillip P. Guttilla
Email: pguttilla@polsinelli.com

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If to Buyer and/or Parent, to:

Safariland, LLC
c/o Cadre Holdings, Inc.
13386 International Parkway
Jacksonville, Florida 32218
Attention: Blaine Browers, Chief Financial Officer

With a copy (which shall not constitute notice) to:

Kane Kessler, P.C.
600 Third Avenue, 35th Floor
New York, NY 10016
Attention: Robert L. Lawrence, Esq.
Email: rlawrence@kanekessler.com

9.9           Severability. If any term or provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon any such adjudication that any term or provision hereof is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the enforceability and reformation of the restrictive covenants set forth in Section 6.6 shall be governed exclusively by the terms of Section 6.6.

9.10         Binding Effect; Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement except as contemplated by Section 6.7, Section 9.12, and Section 9.13. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the Parties, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the Parties of any such obligations.

9.11         Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in Person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.

9.12         Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto or who have expressly agreed in writing to be bound by any provision of this Agreement, including pursuant to Article 6. No Person who is not a named Party to this Agreement, including any director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates, except to the extent such Person is expressly liable under this Agreement or in the case of Actual Fraud. For the avoidance of doubt, nothing in this Section 9.12 shall limit or restrict any rights or remedies of any Party under the R&W Insurance Policy or for Actual Fraud.

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9.13         Provision With Respect to Legal Representation. Buyer hereby agrees, on its own behalf and on behalf of the Company Group and each of their stockholders, members, partners, directors, managers, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Polsinelli PC (“Polsinelli”) (or any of their respective successors) may represent Seller or any stockholder, member, partner, director, manager, officer, employee or Affiliate (other than any Company Group Member from and after the Closing) of Seller, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any ancillary documents hereto or the transactions contemplated hereby or thereby even though Polsinelli may have represented or continued to represent the Company Group before the Closing, and Buyer on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any actual or potential conflict of interest or any objection arising therefrom or relating thereto in connection with such representation of Seller or its Affiliates. Buyer acknowledges that the foregoing provision applies whether or not Polsinelli provides legal services to any Company Group Member after the Closing Date. Buyer, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between any Company Group Member and Seller and its counsel, including Polsinelli, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any ancillary documents hereto or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications (the “Privileged Communications”) and that ownership of privilege with respect thereto does not pass to the Company Group notwithstanding the consummation of the transactions contemplated by this Agreement, and instead remain with and are controlled by Seller; provided, that nothing contained herein shall be deemed to be a waiver by Buyer or any of its Affiliates (including, after the Closing, the Company Group and their Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. Buyer, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company Group or otherwise, in any action against or involving any of the Parties after the Closing to the extent such Privileged Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party; and Buyer agrees not to assert that the privilege has been waived as to the Privileged Communication that may be located in the records or email server of the Company Group. The Parties hereby agree that nothing herein is intended or should be construed as a waiver of any privileges or protections that can or may be asserted to prevent disclosure of any Privileged Communications to any third party.

9.14         Schedules.

(a)            For purposes of the representations and warranties of Seller contained herein, disclosure in any Schedule or section of the Disclosure Schedule of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by such entities calling for disclosure of such information, if it is readily apparent from a disclosure item or the documentation referenced that another disclosure section is also applicable.

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(b)            The disclosure of any matter or item in any section of the Disclosure Schedule shall not be deemed (i) to constitute an acknowledgment that any such matter is required to be disclosed, (ii) to establish a standard of materiality or create an implication of materiality, or (iii) to constitute an admission of any Liability by Seller to any third party.

(c)            From time to time prior to the Closing, Seller may propose to supplement or amend the Disclosure Schedules with respect to any matter arising after the date of this Agreement; provided, however, that no such supplement or amendment shall be effective unless Buyer has consented in writing to the inclusion of such supplement or amendment. For purposes of determining the accuracy of the representations and warranties contained in Article 3 and Article 4 and satisfaction of the conditions set forth in Section 7.1, the Disclosure Schedules shall consist solely of the schedules delivered as of the date hereof plus any amendments or supplements that have been expressly agreed to in writing by Buyer (which may be granted or withheld in Buyer’s sole discretion).

9.15         Limited Role of Parent. Parent is executing this Agreement solely for the limited purposes of (a) making the covenants, agreements, and undertakings of Parent that are expressly set forth in Sections 2.2(b), 2.4, and 2.7(g), and (b) any other provisions of this Agreement that by their express terms apply to Parent (and not to Buyer). For the avoidance of doubt, Parent shall have no liability, obligation, or responsibility under this Agreement except to the extent expressly provided in the foregoing provisions, and all other rights and obligations under this Agreement shall be solely between Seller and Buyer. References in this Agreement to the “Parties” or a “Party” shall, unless the context expressly requires otherwise, refer only to Seller and Buyer.

Article 10
DEFINITIONS

10.1         Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

“Accounting Firm” has the meaning set forth in Section 2.3(c)(ii).

“Accounting Methodology” means (a) the accounting principles, methods and practices utilized in preparing the Balance Sheet and related statement of operations and statement of cash flows, applied on a consistent basis with the Balance Sheet, using consistent estimation methodologies and judgments and with consistent classifications used in the Balance Sheet and related statement of operations and statement of cash flows in each case, in accordance with GAAP and without giving effect to any inconsistencies or departures from such principles unless expressly approved by Buyer in writing, (b) to the extent supplemental guidance is required, the Annual Financial Statements of the Company Group for the year ended December 31, 2024 solely to the extent not inconsistent with clause (a), (c) to the extent supplemental guidance is required, GAAP, and (d) calculations based exclusively on the facts and circumstances as they exist as of the close of business on the day immediately preceding the Closing Date and excluding (i) the effects of any event, act, change in circumstances or similar development arising or occurring thereafter (including on the Closing Date) and any action of Buyer, the Company Group or any of their Affiliates after Closing and (ii) any purchase accounting or other adjustment arising out of the consummation of the Transaction.

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“Acquisition Proposal” means any inquiries, proposals or offers from any Person other than Buyer, its Affiliates or representatives relating in any way to (a) any investment in the Company Group, (b) any acquisition of direct or indirect control of any one or more entities comprising the Company Group, (c) the purchase of securities of the Seller or any one or more entities comprising the Company Group, (d) the purchase of any significant amount of the assets or business of the Company Group, or any lease, exchange, mortgage, pledge, transfer or other disposition thereof (other than assets leased, exchanged, mortgaged, pledged, transferred or otherwise disposed of in the Ordinary Course of Business and not in connection with the sale or transfer of a business), or (e) any business combination or other transaction relating to the sale or transfer of any business or business line of the Company Group, including, without limitation, any merger, consolidation, acquisition, tender or exchange offer, recapitalization, reorganization, dissolution, liquidation, issuance, disposition, or other similar transaction of any nature that would have a similar financial result as the Transaction.

“Action” means any action, claim, application, demand, complaint, petition, suit, investigation, arbitration or similar proceeding, whether civil, criminal, administrative, regulatory or otherwise, at law or in equity.

“Actual Fraud” means the intentional misrepresentation of facts constituting common law fraud under Delaware law. For the elimination of doubt, “Actual Fraud” shall not include constructive fraud, reckless misrepresentation, or fraud based on negligence.

“Adjustment Time” means as of the close of business on the day immediately preceding the Closing Date, except with respect to items relating to income Taxes, in which case it means as of the end of the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, any trust of which a Person is a trustee, a beneficiary or a settlor shall be deemed to be an Affiliate with respect to such Person.

“Affiliated Group” means an “affiliated group” of corporations within the meaning of Section 1504 of the Code, or any similar group filing Tax Returns on an affiliated, consolidated, combined, unitary or similar basis under state, local or non-U.S. Tax Law.

“Agreement” has the meaning set forth in the Preamble.

“Annual Earn-Out Cap” has the meaning set forth in Section 2.7(a).

“Annual Financial Statements” has the meaning set forth in Section 4.6.

“Annual Net Revenue Threshold” has the meaning set forth in Section 2.7.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bank Secrecy Act of 1970, the U.K. Bribery Act 2010, and the Corruption of Foreign Public Officials Act (Canada).

“Arizona Real Property” has the meaning set forth in Section 7.1(j).

“Ashford” has the meaning set forth in Section 6.11(e).

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“Ashford Employment Contract” has the meaning set forth in Section 6.11(e).

“Assets” has the meaning set forth in Section 4.10(a).

“Balance Sheet” means the unaudited consolidated balance sheet of the Company Group as of the Balance Sheet Date.

“Balance Sheet Date” means August 31, 2025.

“Benefits” means the benefits described in Section 9 of the Hull Employment Contract.

“Business” means the operations, assets and business lines of the Company Group as constituted and operated as of the Closing Date.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Documents” has the meaning set forth in Section 5.2.

“Cash” means the aggregate amount of all cash and cash equivalents determined in accordance with GAAP and the Accounting Methodology, and converted into U.S. dollars at the applicable Exchange Rate, and shall include, without duplication and without limitation, the following: (a) cash on hand (including petty cash and till balances), (b) cash in bank accounts (including demand deposits, savings accounts, and other deposit accounts), (c) undeposited checks and cash receipts in transit or not yet credited to any bank account, (d) any cash swept to centralized or parent accounts (to the extent attributable to the Company Group or its Subsidiaries), (e) marketable securities, short-term instruments, and other liquid investments with original maturities of ninety (90) days or less from the date of acquisition that are readily convertible to cash and not subject to material risk of change in value, (f) money market funds, U.S. treasury bills, and other unrestricted, highly liquid instruments, (g) funds in transit from customers, payment processors, or financial institutions, in each case, to the extent not subject to any restriction on use or withdrawal (whether legal, contractual, or otherwise) and not otherwise excluded under this definition. Cash shall exclude (i) restricted cash (including cash held as collateral, margin, or in escrow or trust accounts), (ii) security deposits and similar items not freely withdrawable, (iii) any cash equivalents not readily convertible into cash within three (3) Business Days without material loss of value, and (iv) issued but uncleared checks, wires, or ACH transfers.

“Cash Consideration” has the meaning ascribed to such term in Section 1.2.

“CASL” means, collectively, (i) An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23), along with its associated regulations, and (ii) similar applicable Laws in other jurisdictions.

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“Cause” means (i) breach by Hull of any material provision of the Hull Employment Contract and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to Hull (which cure period shall not be applicable to clauses (ii) through (vii)); (ii) gross negligence or willful misconduct of Hull in connection with the performance of his duties under the Hull Employment Contract; (iii) Hull’s failure to perform any reasonable directive of TYR’s Board of Directors; (iv) fraud, criminal conduct, dishonesty or embezzlement by Hull; (v) Hull’s violation of Parent’s Code of Business Conduct and Ethics and/or Code of Ethics for Senior Executive Officers and Senior Financial Officers (each as currently in effect and/or as amended from time to time); (vi) Hull’s violation of the Company’s policies prohibiting unlawful employment discrimination, retaliation or harassment, including sexual harassment which includes but is not limited to engaging in or aiding and abetting any act of employment discrimination, retaliation or harassment including sexual harassment; (vii) Hull’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company Group; (viii) Hull’s violation of any contractual, statutory, or fiduciary duty owed by Hull to the Company Group or any of its affiliates; or (ix) Hull’s failure to cooperate in good faith with a governmental or internal investigation of the Company, its subsidiaries or affiliates, or their directors, officers or employees, if TYR has reasonably requested Employee’s cooperation.

“Change of Control” with respect to an entity (the “Entity”), means: (a) the reorganization, consolidation or merger of the Entity, in one transaction or series of related transactions, in which the holders of the Entity’s outstanding voting securities immediately prior to the closing of such reorganization, consolidation or merger do not hold, immediately after such transaction, voting securities representing a majority of the direct or indirect voting power of the surviving entity; (b) the sale, transfer or exclusive license of all or substantially all of the assets of the Entity on a consolidated basis, in one transaction or in a series of related transactions, unless the holders of the Entity’s outstanding voting securities immediately prior to the closing of such transaction hold, immediately after such transaction, voting securities representing a majority of the direct or indirect voting power of the acquiring entity; or (c) the sale or transfer of equity by the existing holders of equity of the Entity, the result of which is that more than a majority of the Entity’s outstanding voting securities immediately following such transaction are owned directly or indirectly by persons or entities who were not equity holders of the Entity immediately prior to any such transaction.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means Cash as of the Adjustment Time.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Indebtedness” means the Indebtedness of the Company Group as of the Adjustment Time.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Time.

“Closing Statement” has the meaning set forth in Section 2.3(b).

“COBRA” refers to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Products” has the meaning set forth in Section 2.4(c).

“Company Benefit Plans” means all employee welfare benefit plans (as defined in Section 3(1) of ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA) (each, as determined without regard to whether such plan is subject to ERISA), and all bonus, equity or equity-based compensation, stock purchase, benefit, profit sharing, savings, retirement, salary continuation for disability, hospitalization, medical insurance, life insurance, educational, employee assistance, incentive, deferred compensation, change in control, termination, retention, severance, termination pay, sick leave, vacation, loans, health, hospitalization or other medical benefit, vision, dental, drug, disability, supplemental unemployment benefits, mortgage assistance, discount, assistance or counseling, pension or supplemental pension, retirement or supplemental retirement plans or agreements and other similar material fringe or employee benefit plans or programs, in each case subject to the laws of the United States of America or Canada, as applicable, and sponsored, maintained or contributed to, or required to be contributed to, by Seller or the Company Group for the benefit of any employees and with respect to which Seller or the Company Group has any material liabilities; provided, however, that the term “Company Benefit Plans” shall not include any statutory employee benefit plans or other compensatory or benefit arrangements required under applicable Law.

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“Company Contracts” has the meaning set forth in Section 4.12(a).

“Company Documents” has the meaning set forth in Section 4.2.

“Company Group” has the meaning set forth in the Recitals.

“Company Group Member” has the meaning set forth in the Recitals.

“Company Owned Intellectual Property” has the meaning set forth in Section 4.11(a).

“Company Owned Technology” has the meaning set forth in Section 4.11(a).

“Competition and National Security Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, local or non-United States statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (“Competition Laws”), and those Laws including non-United States statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that govern trade regulation, foreign investment, national security or defense matters (“National Security Laws”).

“Confidentiality Agreement” means that Confidentiality Letter Agreement, dated November 7, 2024, by and between Seller and Parent.

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“Contract” means any written contract, indenture, note, bond, Lease, commitment or other legally binding agreement.

“Conversion” has the meaning set forth in Section 6.17.

“COVID-19 Legislation” means the Families First Coronavirus Response Act (P.L. 116-127), the CARES Act, the Consolidated Appropriations Act, 2021 (P.L. 116-260), and any other similar, additional or future federal, state, local or non-U.S. Law, including any presidential memorandum or executive Order, enacted, adopted or otherwise implemented in connection with or in response to COVID-19.

“Damages” means any and all damages, losses, Liabilities, claims, debts, obligations, penalties, fines, fees, costs, expenses, amounts paid in connection with any assessments, awards, Judgment or settlements, charges, interest obligations, deficiencies and reasonable out-of-pocket costs and expenses (including court costs, costs of investigators, and reasonable fees and expenses of attorneys, accountants, financial advisors and other experts).

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“Danish FDI Filing” has the meaning set forth in Section 6.3(c).

“Data Security Laws” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security or security breach notification requirements and applicable to the Company Group, to the conduct of the business of the Company Group, or to any of the IT Assets: (a) the Company Group’s own rules, policies and procedures (whether physical or technical in nature, or otherwise), (b) all information privacy and security Laws, including but not limited to the EU General Data Protection Regulation (Regulation 2016/679) (“GDPR”), the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act Cal. Civil Code § 1798.100 et seq. and accompanying regulations (collectively, the “CPRA”), and any federal or national data protection laws made under, pursuant to, transposing, replacing or succeeding the GDPR or CPRA, the Personal Information Protection and Electronic Documents Act, S.C. 2000, c. 5 (“PIPEDA”) and accompanying regulations as well as any other Canadian provincial legislation and regulations essentially similar to PIPEDA, as applicable, (c) industry standards applicable to the industry in which the Company Group operate and (d) Contracts into which Company Group has entered or by which it is otherwise bound.

“DFARS” has the meaning set forth in Section 4.12(g)(ii).

“Disclosure Schedule” has the meaning set forth in Article 4.

“Disputed Earn-Out Items” has the meaning set forth in Section 2.7(e).

“Disregarded Entity” means an entity (other than an entity that is a “qualified subchapter S subsidiary” as such term is defined in Section 1361(b)(3)(B) of the Code), that is a limited liability company that is disregarded as an entity separate from its owner for U.S. Federal and state income Tax purposes for which no election under Treasury Regulation Section 301.7701-3(c)(1)(i) for such entity to be treated in any other manner (including the filing of an IRS Form 8832) has been or will be made.

“Dominus” has the meaning set forth in the Recitals.

“Earn-Out Consideration” has the meaning set forth in Section 2.7(a).

“Earn-Out Objection Notice” has the meaning set forth in Section 2.7(e).

“Earn-Out Period” has the meaning set forth in Section 2.7(a).

“Earn-Out Review Period” has the meaning set forth in Section 2.7(e).

“Earn-Out Year” has the meaning set forth in Section 2.7(a).

“Employee Equity Award Recipient” has the meaning set forth in Section 2.4(h).

“Employees” means all individuals who are employed by a Company Group Member as of the date hereof (including those who are actively employed and are on leave, disability or other absence from employment).

“Employment Agreement” means each of those certain Employment Agreements, dated as of the Closing Date, by and between (a) TYR and Jason Beck, and (b) TYR and Jane Beck, in the form of Exhibit F-1 and Exhibit F-2, respectively.

“Employment Period” has the meaning set forth in Section 6.11(d).

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“Environmental Laws” means all Laws, and all policies, guidance, and directives relating to the environment issued by Governmental Bodies, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, natural resources, plants and wildlife), including those related to emissions, discharges, exposures, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as such Laws are enacted an in effect on or prior to the Closing Date.

“Environmental License” means any Permit, license, authorization, consent or similar approval required by or necessary to comply with Environmental Laws.

“Equity Consideration” has the meaning set forth in Section 1.2.

“Equity Interests” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Cash Consideration” means an amount equal to: (i) the Cash Consideration, minus (ii) Seller’s good faith estimate of the aggregate amount of Closing Indebtedness (“Estimated Indebtedness”), plus (iii) Seller’s good faith estimate of the aggregate amount of Closing Cash (“Estimated Cash”), plus (iv) the amount, if any, by which Seller’s good faith estimate of Closing Net Working Capital (“Estimated Net Working Capital”) exceeds the Target Net Working Capital, minus (v) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, and minus (vi) Seller’s good faith estimate of Transaction Expenses (“Estimated Transaction Expenses”).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Example Calculation” has the meaning set forth in the definition of ‘Net Working Capital’.

“Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Agreement (including each component of the Estimated Cash Consideration and the Final Purchase Price), the U.S. Dollar exchange rate applicable to such currency as published in the Wall Street Journal on the Business Day immediately preceding the Closing Date.

“Excluded Subsidiaries” has the meaning set forth in Section 1.1.

“Executive Management Team” means the chief executive officer, chief financial officer, and chief operating officer, as applicable, of the Company Group.

“Facility Clearance” has the meaning set forth in 32 C.F.R. § 117 (the National Industrial Security Program Operating Manual) or in any similar or analogous provision of other applicable National Security Laws (including the Contract Security Manual of Public Services and Procurement Canada).

“FAR” has the meaning set forth in Section 4.12(g)(ii).

“Final Closing Statement” has the meaning set forth in Section 2.3(c)(v).

“Final Purchase Price” has the meaning set forth in Section 2.3(c)(v).

“Financial Statements” has the meaning set forth in Section 4.6.

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“Form 10-K” has the meaning set forth in Section 2.7(e).

“Form RSU Award Agreement” has the meaning set forth in Section 2.4(h)

“Fundamental Representations” means the representations and warranties contained in Section 3.2 (Organization), Section 3.3 (Authorization of Agreement), Section 3.3 (Title), Section 3.6 (Financial Advisors), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), and Section 4.18 (Financial Advisors).

“GAAP” means United States generally accepted accounting principles and practices as in effect as of the Effective Date.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including, but not limited to, articles or certificate of incorporation, articles or certificate of formation or organization, memorandum of association, articles of association, constitutional documents, by-laws, operating agreement or partnership agreement).

“Government Bid” means any offer made by the Seller or any of its Affiliates (including its Subsidiaries) prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between a Company Group Member on the one hand or Seller for purposes of Contracts set forth in Section 3.7, and (a) a Governmental Body of the United States or Canada, (b) any prime contractor to a Governmental Body of the United States or Canada in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand.

“Government Official” means any foreign official, foreign political party or official thereof, or candidate for foreign political office, as such terms are defined under applicable Anti-Corruption Laws.

“Governmental Approvals” means any consent, approval, authorization, clearance, waiver, permit, license, exemption, non-objection, or other order, and any filing with or notification to, any Governmental Body, in each case that is: (a) required by applicable Law (including any Antitrust Law, Competition Law, or National Security Laws) for the consummation of the transactions contemplated by this Agreement (including the acquisition by Buyer of the Purchased Equity); or (b) necessary to ensure the continued validity, effectiveness, or enforceability of any material Permit, license, authorization, or Contract of the Buyer, any of its Affiliates, or any member of the Company Group following the Closing, in each case, the failure of which to obtain, make, or deliver could reasonably be expected to: (i) result in a material violation of applicable Law; (ii) subject Buyer or any of its Affiliates (including the Company Group following the Closing) to material Liability; (iii) have a material adverse effect on Buyer’s or its Affiliates’ ability to perform its obligations under this Agreement or operate the Business following the Closing; or (iv) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

“Governmental Body” means any United States or non-United States government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator, including any government owned or controlled entity.

“Gross-Up Amount” has the meaning set forth in Section 2.8(b).

“Gross-Up Payment” has the meaning set forth in Section 2.8(b).

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“Hazardous Material” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” or “deleterious” or as a “pollutant,” a “contaminant” under any applicable Environmental Law and any substance the use, import, disposal, handling or release of which is controlled under any applicable Environmental Law.

“HCERA” has the meaning set forth in Section 4.13(h).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” has the meaning set forth in Section 6.3(a).

“Hull” has the meaning set forth in Section 6.11(d).

“Hull Employment Contract” has the meaning set forth in Section 6.11(d).

“Huron” has the meaning set forth in Section 1.1.

“ICA” means the Investment Canada Act (R.S.C., 1985, c. 28 (1st Supp.)), as amended, and the regulations promulgated thereunder.

“ICA Certification Date” means the date on which the ICA Notice is certified under paragraph 13(1)(a) of the ICA.

“ICA Clearance” means satisfaction of any of the following: (i) forty-five (45) days shall have passed from the ICA Certification Date without the Buyer having received a notice from the relevant Minister under subsection 25.2(1) or subsection 25.3(1) of the ICA; (ii) the relevant Minister under the ICA shall have provided the Buyer with notice under subsection 25.2(4) of the ICA indicating that no Order for will be made in respect of the Transaction under subsection 25.3(1) of the ICA; (iii) the relevant Minister under the ICA shall have provided the Buyer with notice under paragraph 25.3(6)(b) of the ICA indicating that the Minister is satisfied that the Transaction would not be injurious to national security; (iv) the relevant Minister under the ICA shall have provided the Buyer with notice under paragraph 25.3(6)(c) of the ICA indicating that, with the concurrence of the Minister of Public Safety and Emergency Preparedness, the relevant Minister under the ICA is satisfied that the Transaction would not be injurious to national security because of undertakings given by the Buyer that are acceptable to the Buyer in its sole discretion; or (v) the Governor in Council shall have authorized the Transaction under paragraph 25.4(1)(b) of the ICA on conditions acceptable to the Buyer in its sole discretion.

“ICA Notice” has the meaning set forth in Section 6.3(c).

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“Indebtedness” means, at a particular time, without duplication, and as determined in accordance with the Accounting Methodology and calculated at the applicable Exchange Rate, all obligations in respect of (i) indebtedness for money borrowed whether secured or unsecured, (ii) indebtedness evidenced by loan agreements, notes, debentures, bonds or other similar instruments, for the payment of which such Person is responsible or liable, (iii) all liabilities of the Company Group in respect of any lease of (or other arrangement conveying the right to use) personal property, or a combination thereof, which are, and to the extent required to be classified and accounted for under the Accounting Methodology as capital leases or finance leases (including any liabilities required to be capitalized under GAAP, but excluding any breakage costs, prepayment penalties or similar amounts payable solely due to early termination of such leases), (iv) all obligations (contingent or otherwise) of such Person to pay the deferred purchase price of any property or services (including the maximum potential amount payable with respect to earn-outs, purchase price adjustments or other payments related to acquisitions) excluding trade payables and accrued expenses incurred in the Ordinary Course of Business that are included in the calculation of Closing Net Working Capital, and all accrued but unpaid bonuses, accrued but unpaid vacation and other paid time off, deferred compensation, commissions, referral fees, severance, pay in lieu of notice or similar payments due to any current or former employee, consultant, or other individual service provider of the Company Group, together with the employer portion of any payroll, social security, unemployment or similar Tax payable by the Company Group as a result of the payment thereof (assuming all such payments are made at Closing); (v) [reserved]; (vi) [reserved]; (vii) obligations for any deferred payroll Taxes; (viii) accrued interest, prepayment premiums or penalties or other costs, fees or expenses related to any of the foregoing; (ix) any unpaid bonuses, commissions, paid time off and other compensation payable to directors, managers, officers and employees of the Company Group for any period prior to the Closing (together with the employer portion of any withholding, payroll, employment or similar Taxes associated therewith); (x) all liabilities arising out of interest rate hedges or other derivative financial instruments; (xi) all indebtedness referred to in the foregoing clauses that is directly or indirectly guaranteed by such Person or secured by any Lien on any property or asset of such Person (but only to the extent of the value of the assets and properties that is subject to such Lien); (xii) the accrued but unpaid Taxes of any Company Group Member for any Pre-Closing Tax Period or the Pre-Closing Tax Period portion of any Straddle Period (calculated in accordance with Section 6.12(c)).

“Intellectual Property” shall mean any United States, foreign, international and state (i) patents and patent applications, and continuations, reissues, divisions, or disclosures relating thereto, industrial designs, industrial design registrations, certificates of invention, utility models and any other rights to inventions (collectively, “Patents”); (ii) trademarks, service marks, and trademark or service mark registrations and applications, trade names, trade dress, fictitious names, assumed names, logos, slogans, other indicia of commercial source or origin and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); (iii) Internet domain names; (iv) copyrights, copyright registrations, renewals and applications for copyright registrations, and mask works all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, applications for registration and renewals, extensions, and all rights corresponding to the foregoing throughout the world, including rights to prepare, reproduce, perform, display, and distribute copyrighted works and copies, unregistered copyrightable works and works of authorship, compilations and derivative works thereof (collectively, “Copyrights”); (v) Technology; (vi) Trade Secrets; (vii) [reserved]; and (viii) any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future or in any part of the world and any and all right to proceeds from same including without limitation right to seek damages for past, present and future infringements of same whether or not same relate to a periods prior to the Effective Date.

“Intellectual Property Licenses” means, on an exclusive or non-exclusive basis, (a) any grant (including by means of a covenant not to sue, waiver or similar arrangement) by any Company Group Member to another Person of any right, permission, consent, release, waiver, or non-assertion relating to or under any Intellectual Property, and (b) any grant (including by means of a covenant not to sue, waiver or similar arrangement) by another Person to any Company Group Member of any right, permission, consent, release, waiver, or non-assertion relating to or under any Intellectual Property owned by a third Person, including any license, sublicense, option, right of use, coexistence agreement, settlement agreement, technology services agreement, or other Contract pursuant to which any Intellectual Property is used, accessed, practiced, or otherwise made available to or by the Company Group. For the avoidance of doubt, “Intellectual Property Licenses” includes all inbound and outbound licenses or other rights granted to or by any Company Group Member, regardless of whether such rights are formalized in written agreements or arise under open source, standard form, or click-wrap or shrink-wrap licenses.

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“Interim Financial Statements” has the meaning set forth in Section 4.6.

“Inventory” means all of the Company Group’s inventory consisting of raw materials, work in progress, finished goods, samples, used and spare parts and components, and all other materials and supplies to be used for the production of finished or refurbished goods and all of Seller’s new repair or replacement parts, supplies and packaging items and similar items, in each case wherever they may be located.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means the computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment used in connection with the operation of the Business as currently conducted and under the control of to the Company Group.

“ITA” means the Income Tax Act (Canada).

“Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Body.

“Knowledge of Buyer” means the actual knowledge of the Buyer after due inquiry of each of Brad Williams and Blaine Browers.

“Knowledge of Seller” means the actual knowledge of the Seller after due inquiry of each of Jason Beck, Jane Beck, Hull, and Works.

“Kriger” has the meaning set forth in Section 1.1.

“Labor Laws” means all Laws governing or concerning labor (and labour) relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including but not limited to, the Immigration Reform and Control Act of 1986, National Labor Relations Act, Civil Rights Acts of 1866 and 1964, Equal Pay Act, Age Discrimination in Employment Act, Americans with Disabilities Act, Family and Medical Leave Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, Occupational Safety and Health Act, Labour Relations Act, Employment Standards Act, 2000 (Ontario) and applicable state law and non-U.S. Law counterparts.

“Law” means any federal, state, local or foreign law, act, legislation, statute, code, ordinance, rule, code or regulation.

“Lease” means any lease, sublease, license, concession, royalty Contract or other agreement, including any amendment, renewal or extension with respect thereto, pursuant to which a Person holds or has, or gives others, the right to use any real property or interest in real property.

“Legend Removal Documents” has the meaning set forth in Section 2.4(g).

“Lender Release Letter” has the meaning set forth in Section 6.15.

“Liability” means any liability, debt, obligation, deficiency, interest, penalty, fine, claim, demand, loss, cost, expense, commitment, or responsibility of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due, and regardless of whether arising under contract, Law, statute, rule, regulation, permit, action, proceeding, or otherwise.

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“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or any other agreement, document or instrument which creates rights in property on behalf of any Person other than the owner of the property.

“Liquidated Damages” means, with respect to the Party entitled to receive payment pursuant to Section 8.4, an amount equal to the sum of: (a) the reasonable, documented, out-of-pocket costs and expenses (including fees and expenses of legal, accounting, financial, and other advisors, consultants, and service providers) actually incurred by such Party and its Affiliates in connection with the negotiation, diligence, documentation, and pursuit of the transactions contemplated by this Agreement, including the preparation for the Closing; and (b) $10,000,000, as a fixed additional amount representing compensation for the time, opportunity costs, reputational exposure, and other immeasurable damages incurred by such Party as a result of the failure to consummate the transactions contemplated by this Agreement.

“Material Adverse Effect” means any event, act, change, effect, or circumstance that has had, or could reasonably be expected to have, a material and adverse effect on the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company Group, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect except to the extent such event, act, change, effect, or circumstance has a disproportionate effect on the Company Group relative to similarly situated participants in the industry in which the Company Group operates: (a) any change in general economic or political conditions or in the securities, credit or financial markets in the United States or globally; (b) changes that generally affect the industry in which the Company Group operates; (c) natural disasters, acts of God, hostilities, acts of war, sabotage or terrorism, or any escalation or worsening thereof; (d) epidemics, pandemics or other public health events, including the COVID-19 pandemic; (e) any action taken or omitted to be taken by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement or with respect to the Company Group; (f) any action taken or omitted to be taken by the Company Group as expressly required by this Agreement or at the written request or with the written consent of Buyer; (g) any changes in applicable Laws or GAAP (or interpretations thereof), or any action required to be taken under applicable Law or by Order of a Governmental Body; (h) any failure by the Company Group to meet internal or external projections, forecasts or revenue or earnings predictions (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (i) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships with employees, customers, suppliers, or partners; (j) matters disclosed in the Disclosure Schedules or otherwise known to Buyer as of the date hereof; (k) Buyer’s failure to provide any consent under Section 6.2, where such consent was required; (l) any adverse effect that is covered by insurance (but only to the extent actually recovered in cash under such insurance coverage); or (m) any breach by Buyer of this Agreement.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code.

“Net Revenue Target” has the meaning set forth in Section 2.7(b).

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“Net Working Capital” means an aggregate amount equal to the value of (a) the current assets of the Company Group included in Exhibit A, minus the value of (b) the current liabilities of the Company Group included in Exhibit A, in each case, solely to the extent such assets and liabilities are described and set forth on Exhibit A, and excluding any asset or liability accounts explicitly identified as being removed from the calculation of Net Working Capital on Exhibit A, and, in each case, as determined in accordance with the Accounting Methodology and calculated at the applicable Exchange Rate. For the avoidance of doubt, “Net Working Capital” shall be calculated on a consistent basis with the illustrative calculation attached hereto as Exhibit B, the accounting principles, methodologies, policies and practices historically applied by the Company Group in the preparation of the Interim Financial Statements, to the extent such principles, methodologies, policies and practices are not inconsistent with, and are subordinate to, the Accounting Methodology. Net Working Capital shall exclude (i) all income Tax assets and liabilities, (ii) all Cash, (iii) all Indebtedness, and (iv) all Transaction Expenses, whether or not accrued, contingent or payable. To the extent there is any inconsistency between Exhibit A and the Accounting Methodology, the Accounting Methodology shall govern. Attached hereto as Exhibit B is a sample calculation of Net Working Capital, which shall be used solely for illustrative and interpretative purposes in connection with the calculation of Net Working Capital and shall serve as a reference point in the event of any dispute regarding calculation mechanics or classification of assets or liabilities.

“Non-Party Affiliates” has the meaning set forth in Section 9.12.

“OCI” has the meaning set forth in Section 4.12(g)(xx).

“Order” means any order, directive, injunction, Judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with the past practices of the Company Group, including with respect to nature, scope, quantity, and manner of operations, and conducted in material compliance with applicable Law.

“Outside Date” has the meaning set forth in Section 8.1(a).

“Parent” means Cadre Holdings, Inc., a Delaware corporation.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001 per share.

“Parent Plan” has the meaning set forth in Section 2.4(h)

“Party” and “Parties” have the meaning set forth in the Preamble.

“Payoff Indebtedness” means that certain Indebtedness of the Company Group as of the close of business on the day immediately preceding the Closing Date, as set forth in the Lender Release Letters delivered pursuant to Section 2.2(b).

“Permits” means certificates, certificates of need, certificates of exemption, authorizations, consents, registrations, accreditations, Governmental Approvals, licenses, permits, franchises, authorizations and approvals issued or granted, by any Governmental Body.

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“Permitted Exceptions” means (a) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings and adequately reserved against in the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not yet delinquent and that do not secure an amount individually or in the aggregate in excess of $10,000; (c) zoning, entitlement and other land use and environmental regulations by any Governmental Body that do not materially and adversely affect, impair or interfere, in any material respect, with the current use or value of any real property or other assets affected thereby; (d) Liens securing Indebtedness or obligations of the Company Group disclosed in the Financial Statements; (e) Liens securing trade payables incurred in the Ordinary Course of Business and disclosed in the Financial Statements; (f) title of a lessor under a capital or operating lease (excluding any finance leases requiring assumption of liability by Buyer); (g) Liens disclosed in the real estate title insurance policies, commitments and surveys that were made available to Buyer at least ten (10) Business Days prior to the date hereof; (h) security interests arising under bonding indemnification agreements entered into in the Ordinary Course of Business; (i) Liens approved in writing by Buyer; (j) statutory or contractual Liens of landlords for amounts not yet delinquent and not exceeding one month’s rent; (k) Liens arising under conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business and not securing any overdue amounts; (l) any cash deposit or right of set-off to secure the performance of bids, tenders, trade Contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, government or customer Contracts and other obligations of a like nature, in each case arising or incurred in the Ordinary Course of Business; and (m) such other non-monetary imperfections in title, charges, easements, rights of way, restrictions, defects or other encumbrances that do not materially impair the current use, value or marketability of the property or asset to which they relate, as used in the Business as currently conducted.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Body.

“Personal Data” means any personally identifiable information concerning individuals (including, as applicable, customers and employees), including without limitation, their personal financial information and any other personal information the collection, use, disclosure, or other processing of which is governed by Law, including Data Security Laws.

“Personnel Security Clearances” has the meaning set forth in 32 C.F.R. § 117.3 (the National Industrial Security Program Operating Manual) or in any similar or analogous provision of other applicable National Security Laws (including the Contract Security Manual of Public Services and Procurement Canada).

“Policies” has the meaning set forth in Section 4.20.

“Polsinelli” has the meaning set forth in Section 9.13.

“PPACA” has the meaning set forth in Section 4.13(h).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Tax Return” and “Pre-Closing Tax Returns” have the meaning set forth in Section 6.12(b).

“Preferred Bidder Status” means a small business, small disadvantaged business, HUB-Zone small business, veteran-owned small business, service-disabled veteran-owned small business, woman-owned small business, woman-owned business, minority-owned business, mentor, protégé, or for any other preferential status conferred by any federal or state Governmental Body.

“Preliminary Gross-Up Payment Statement” has the meaning set forth in Section 2.8(a).

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“Privileged Communications” has the meaning set forth in Section 9.13.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Products” means any product or service developed, designed, manufactured, marketed, sold, distributed, performed, produced, serviced and/or otherwise introduced into the stream of commerce or made available, by or on behalf of any one or more of the Company Group Members, including any product or service sold by any Company Group Member as distributor, agent, or pursuant to any other contractual relationship with a manufacturer and any product or service currently under development by the any one or more of the Company Group Members.

“Prohibited Activities” has the meaning set forth in Section 6.6(a).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchased Companies” has the meaning set forth in the Recitals.

“Purchased Equity” has the meaning set forth in the Recitals.

“QSub” means a “qualified subchapter S subsidiary” as such term is defined in Section 1361(b)(3)(B) of the Code.

“R&W Insurance Policy” means the conditionally bound buyer-side transactional risk insurance policy in the form attached hereto as Exhibit C.

“R&W Premium and Underwriting Costs” means all costs and expenses related to the R&W Insurance Policy, including the premiums, underwriting costs, brokerage commissions, and other fees and expenses of such policy, including the reimbursable fees and expenses of insurer’s counsel, and all related Taxes.

“Real Property Permits” has the meaning set forth in Section 4.9(f).

“Receivables” has the meaning set forth in Section 4.21(b).

“Registered Intellectual Property” has the meaning set forth in Section 4.11(b).

“Registrable Securities” means the shares of Parent Common Stock issued as Equity Consideration pursuant to this Agreement, issued pursuant to the definitive purchase and sale agreement entered into among the parties thereto in connection with the purchase and sale of the Arizona Real Property and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such securities; provided, however, that Registrable Securities shall cease to be Registrable Securities with respect to any holder when (i) such securities have been disposed of in accordance with the Registration Statement or pursuant to Rule 144; (ii) such securities may be sold pursuant to Rule 144 without any manner-of-sale restrictions or volume limitations and the holder is not an Affiliate of Parent; or (iii) such securities cease to be outstanding. For the avoidance of doubt, Registrable Securities include any shares of Parent Common Stock issued as Equity Consideration directly to an Affiliate of Seller designated by Seller in accordance with Section 2.4 and any subsequent transfer of Registrable Securities to an Affiliate of Seller.

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“Registration Statement” has the meaning set forth in Section 6.20.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, or dumping, of any Hazardous Material through the environment.

“Release Filings” has the meaning ascribed to such term in Section 6.15.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and at Law or in equity; (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity), including concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding may be brought; (c) limitations imposed by applicable Law on indemnification or contribution, including with respect to violations of securities Laws or matters of public policy; (d) principles of public policy and applicable Law that may limit the enforceability of rights to indemnity and contribution; (e) the effect of applicable foreign Law (including foreign Judgments and choice-of-law rules) on the enforceability of obligations or remedies governed thereby; and (f) in the case of agreements with or obligations owed by Governmental Bodies, the possibility that such Governmental Body may be immune from suit or enforcement of remedies under applicable Law or subject to statutory or sovereign immunity, or may otherwise limit enforcement or require specific procedural steps for claims or equitable relief.

“Required Governmental Approvals” means those Required Governmental Approvals set forth on Annex I.

“Restriction Period” shall mean the five (5) years following the Closing Date.

“Revere” has the meaning set forth in Section 1.1.

“RGB AZ Sub” has the meaning set forth in the Recitals.

“RGB IC-DISC” has the meaning set forth in Section 1.1.

“RSUs” has the meaning set forth in Section 2.4(h)

“Sanctioned Country” means any territory subject to comprehensive economic sanctions at any point over the previous ten (10) years, including, but not limited to Cuba, Iran, North Korea, Sudan, Syria, or the Crimea, Donetsk People’s Republic, Luhansk People’s Republic or any other non-Ukrainian government-controlled regions of Ukraine.

“Sanctioned Person” means any Person, aircraft, or vessel that is the subject or target of sanctions or restrictions under Trade and Sanctions Laws, including, any Person: (a) listed on any list of sanctioned Persons maintained by the United States, including, but not limited to, (i) the “Specially Designated Nationals and Blocked Persons” list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or (ii) the Entity List or Military End User List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; (b) any national of, individual or entity located in, or entity incorporated in a Sanctioned Country; (c) listed on the United Nations Security Council “Consolidated List” established and maintained by the 1267 Committee; (d) listed on the European Commission “Consolidated list of persons, groups and Entities subject to EU financial sanctions”; (e) listed on any similar list maintained by the United Kingdom; (f) listed on any similar list maintained by Canada, and (g) any Person which is 50% or more owned, directly or indirectly, individually or in the aggregate, or otherwise controlled, by any Person in subclauses (a) through (f) or this clause.

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“Schedule” means a schedule or section of the Disclosure Schedule delivered pursuant to this Agreement.

“Second Request” has the meaning set forth in Section 6.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Documents” has the meaning set forth in Section 3.2.

“Seller Releasees” has the meaning ascribed to such term in Section 6.7(b).

“Seller Releasors” has the meaning ascribed to such term in Section 6.7(b).

“Separation of Service” means, with respect to Hull, Hull’s termination of employment without Cause by the Company Group.

“Setoff Rights” has the meaning set forth in Section 2.7(j).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Straddle Return” has the meaning set forth in Section 6.12(c).

“Subsidiary” means, with respect to a Person (including any Company Group Member), any other Person of which (i) a majority of the outstanding voting securities are owned, directly or indirectly, by such Person, or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable governing body of such other Person.

“Tailing D&O” has the meaning set forth in Section 6.7(a).

“Target Net Working Capital” means $23,160,000.

“Tax Claim” has the meaning set forth in Section 6.12(e).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, escheat, unclaimed property assessments and charges of any kind whatsoever in the nature of a tax, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of (i) having been a member of an Affiliated Group or (ii) being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (c) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) or clause (b).

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“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, including user interfaces, application programming interfaces (APIs), databases and data collections, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance, support, testing, hosting, marketing, licensing, or modification of any of the foregoing.

“Terminating Buyer Breach” has the meaning set forth in Section 8.1(d).

“Terminating Seller Breach” has the meaning set forth in Section 8.1(c).

“Termination Payment” means any severance, notice of termination (or pay in lieu thereof), reasonable notice at common law, termination, change in control, retention or similar payments (including any related employment Taxes or benefit continuation obligations) resulting from an employee’s termination with the Company Group, excluding salary earned by such employee prior to any period of notice of termination and/or resignation (whether provided for by statute or at common law).

“Top Customers” has the meaning set forth in Section 4.23(a).

“Top Suppliers/Vendors” has the meaning set forth in Section 4.23(b).

“Trade and Sanctions Laws” shall mean all applicable Laws governing the export, import, and provision of goods (including Software, technical data, and Technology) and services in the jurisdictions in which it operates, including, without limitation, (a) the applicable Laws of the United States governing embargoes, sanctions, and boycotts, under the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), Trading with the Enemy Act (50 U.S.C. App. §§ 1—44), and all rules, regulations and executive Orders relating to any of the foregoing, including regulations promulgated by OFAC at 31 C.F.R. Parts 500-599 and by the U.S. Department of State; (b) all Laws and regulations governing the export, re-export, or transfer of goods, Software, Technology, or technical data, including, but not limited to, the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420), the Export Control Reform Act of 2018 (Pub. L. 115-232), the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730 -774), the Arms Export Control Act (22 U.S.C. § 2778), and the International Traffic in Arms Regulations (22 C.F.R. § 120.1 et seq.); (c) the Foreign Trade Regulations (15 C.F.R. Part 30) administered by the Census Bureau; (d) all applicable Laws governing the importation of products, Software, Technology, technical data and services, including those administered by United States Customs and Border Protection (19 C.F.R. Parts 1-199); (e) the antiboycott Laws set forth in section 999 of the Internal Revenue Code, the Department of Treasury Guidelines concerning international boycotts promulgated thereunder, and Part 760 of the EAR; (f) in the case of Canada, the restrictions and prohibitions under the Special Economic Measures Act, the United Nations Act, the Justice for Victims of Corrupt Foreign Officials Act and the Freezing Assets of Corrupt Foreign Officials Act, the Export and Import Permits Act, and in each case all regulations thereto; and (g) any other applicable Laws relating to the export and import activities of the Company Group.

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“Trade Secrets” means all non-public Technology, inventions (whether patentable or not and whether reduced to practice or not), invention disclosures, improvements, trade secrets and know-how and other proprietary information, including proprietary processes, formulae, algorithms, models, procedures, techniques, ideas, research and development, data, specifications, processes, and methodologies.

“Transaction” has the meaning set forth in Section 2.1.

“Transaction Documents” means the Seller Documents and the Buyer Documents.

“Transaction Expenses” means the aggregate amount, calculated at the applicable Exchange Rate, of (a) all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors, which, in each case, have been incurred (or are obligated to be paid) by the Company Group in connection with the preparation, negotiation, execution and consummation of this Agreement but have not been paid as of the Adjustment Time, (b) any sale, change of control, retention, transaction, discretionary or similar bonuses, or other compensatory payments payable by the Company Group to any current or former employee, officer, director or service provider of the Company Group solely as a result of the consummation of the transactions contemplated by this Agreement, including the employer portion of any payroll, social security, unemployment or similar Taxes with respect to such payments, and (c) all brokers and finder’s fees which have been incurred by the Company Group in connection with the transactions contemplated by this Agreement but have not been paid as of the Adjustment Time; provided, however, that no fees, expenses, or liabilities incurred by or on behalf of Buyer or its Affiliates (including in connection with financing or R&W Insurance Policy) shall be included in “Transaction Expenses”; provided, further, that “Transaction Expenses” shall not include any amounts included in the calculation of Indebtedness or Net Working Capital. Notwithstanding anything to the contrary in this Agreement, any R&W Premium and Underwriting Costs and any filing or other regulatory costs or expenses (including under the HSR Act) shall, in each case, be borne solely by Buyer and shall not constitute “Transaction Expenses.”

“Transfer Taxes” means any real property transfer (including all applicable real estate transfer, which, for the avoidance of doubt, includes any agricultural land transfer), sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Body in connection with the transactions contemplated by this Agreement, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.

“TYR” has the meaning set forth in the Recitals.

“TYR Canada” has the meaning set forth in the Recitals.

“TYR Denmark” has the meaning set forth in the Recitals.

“Waiving Parties” has the meaning set forth in Section 9.13.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

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“Willful Breach” means a breach of this Agreement that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such breach of this Agreement.

“Works” has the meaning set forth in Section 6.11(f).

“Works Employment Contract” has the meaning set forth in Section 6.11(f).

10.2         Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)            Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)            Dollars. Unless otherwise specified, all monetary amounts in this Agreement, including the symbol “$”, refer to the currency of the United States known as the U.S. Dollar.

(c)            Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(d)            Definitions. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any provision in any definition of a capitalized term conferring a right or imposing an obligation will be given effect as if it was a provision in the body of this Agreement. Where this Agreement states that a Party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

(e)            Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(f)            Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(g)            Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(h)            Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

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(i)            Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, or (b) such item is otherwise specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto.

(j)            Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Buyer and its representatives in a manner that was reasonably accessible and reasonably identifiable in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction. For the avoidance of doubt, a document shall not be deemed to have been made available unless it was made available in full in the virtual data room (the “VDR”) at 5pm Mountain Standard Time at least one (1) Business Days prior to the date of this Agreement.

(k)            Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section in effect as of the Closing Date, regardless of how it is numbered or classified.

(l)            Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 10.2(l) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

10.3         Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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The Parties have executed this Securities Purchase Agreement to be executed by their respective officers, intending to be legally bound as of the Effective Date.

SELLER:

RG BECK AZ, INC.

By:	/s/ Jason Beck
Name:	Jason Beck
Title:	President

BUYER:

SAFARILAND, LLC

By:	/s/ Blaine Browers
Name:	Blaine Browers
Title:	Chief Financial Officer

PARENT:

CADRE HOLDINGS, INC.

By:	/s/ Gray Hudkins
Name:	Gray Hudkins
Title:	Executive Vice President